     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 20, 1998



                                                      REGISTRATION NO. 333-58313

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1


                                       TO


                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                       ORTHOPAEDIC BIOSYSTEMS LTD., INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            ARIZONA                             3842                           86-0752231
    (STATE OF INCORPORATION)        (PRIMARY STANDARD INDUSTRIAL            (I.R.S. EMPLOYER
                                    CLASSIFICATION CODE NUMBER)           IDENTIFICATION NO.)

                    15990 N. GREENWAY-HAYDEN LOOP, SUITE 100
                           SCOTTSDALE, ARIZONA 85260
                                 (602) 596-4066
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                D. RONALD YAGODA
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                    15990 N. GREENWAY-HAYDEN LOOP, SUITE 100
                           SCOTTSDALE, ARIZONA 85260
                                 (602) 596-4066
                              FAX: (602) 596-2180
      (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                        AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:


             STEVEN D. PIDGEON, ESQ.                              FAYE H. RUSSELL, ESQ.
              SAMUEL C. COWLEY, ESQ.                             MICHAEL S. KAGNOFF, ESQ.
             MICHAEL B. MALEDON, ESQ.                          MICHAEL A. BARMETTLER, ESQ.
              SNELL & WILMER L.L.P.                          BROBECK, PHLEGER & HARRISON LLP
                ONE ARIZONA CENTER                            550 WEST C STREET, SUITE 1300
           PHOENIX, ARIZONA 85004-0001                             SAN DIEGO, CA 92101
                  (602) 382-6000                                      (619) 234-1966
               FAX: (602) 382-6070                                 FAX: (619) 234-3848


                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
                            ------------------------

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE


-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
         TITLE OF EACH                                    PROPOSED MAXIMUM         PROPOSED MAXIMUM           AMOUNT OF
      CLASS OF SECURITIES            AMOUNT TO BE             OFFERING            AGGREGATE OFFERING         REGISTRATION
       TO BE REGISTERED             REGISTERED(1)        PRICE PER SHARE(2)            PRICE(2)                  FEE
-----------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value.....       2,300,000                 $8.00                 $18,400,000             $     (3)
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------



(1) Includes 300,000 shares of Common Stock that the Underwriters have the option to purchase to cover over-allotments, if any.

(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a).

(3) $5,937 previously paid.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION, OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF SUCH STATE.

                      SUBJECT TO COMPLETION DATED   , 1998


                                2,000,000 SHARES


                    [ORTHOPAEDIC BIOSYSTEMS LTD, INC. LOGO]

                                  COMMON STOCK


     All of the 2,000,000 shares of Common Stock offered hereby are being sold by Orthopaedic Biosystems Ltd., Inc. ("OBL" or the "Company"). Prior to this offering (the "Offering"), there has been no public market for the Common Stock of the Company. Application has been made for listing of the Common Stock on the American Stock Exchange under the symbol "OBL." It is currently estimated that the initial public offering price will be between $7.00 and $8.00 per share. See "Underwriting," for a discussion of the factors considered in determining the initial public offering price.

                         ------------------------------
     SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.
                         ------------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.


---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
                                               PRICE TO              UNDERWRITING DISCOUNTS            PROCEEDS TO
                                                PUBLIC                 AND COMMISSIONS(1)               COMPANY(2)
---------------------------------------------------------------------------------------------------------------------------
Per Share...........................
---------------------------------------------------------------------------------------------------------------------------
Total(3)............................
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------



(1) Excludes additional compensation to the Underwriters in the form of warrants (the "Representatives' Warrants") to purchase up to 200,000 shares of Common Stock to be granted to the representatives for the several underwriters (the "Representatives"). In addition, the Company has agreed to indemnify the Underwriters against certain liabilities under the Securities Act of 1933, as amended, in connection with this Offering. See "Underwriting."



(2) Before deducting expenses of the Offering, payable by the Company estimated at $1,000,000, including the Representative's non-accountable expense allowance. See "Underwriting."



(3) The Company has granted the Underwriters a 45-day option to purchase up to 300,000 additional shares of Common Stock on the same terms and conditions as the securities offered hereby solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting
    Discounts and Commissions, and Proceeds to Company will be $        ,
    $        , and $        , respectively. See "Underwriting."

                         ------------------------------

     The shares of Common Stock are being offered by the Underwriters named herein, subject to prior sale, when, as, and if delivered to and accepted by the Underwriters and, subject to the right of the Underwriters to reject any order in whole or in part and certain other conditions. It is expected that delivery of the shares will be made against payment therefor at the offices of Cruttenden Roth Incorporated, or the facilities of the Depository Trust Company, on or
about           , 1998.
                         ------------------------------

CRUTTENDEN  ROTH                                        JOSEPHTHAL  &  CO.  INC.
  I N C O R P O R A T E D

                THE DATE OF THIS PROSPECTUS IS           , 1998

This page includes an enlarged drawing of one of the Company's suture anchors. This page also includes four small drawings of the OBL RC5, PEBA C 6.5 mm, PEBA C 4.0mm, and PEBA S 2.8mm suture anchors. This page also includes a drawing of a rotator cuff with a suture anchor being passed through the tissue.


IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE AMERICAN STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

OBL(TM), PeBA(R), RC5(TM), AND DRYKnot(TM), AMONG OTHER MARKS, ARE TRADEMARKS OF THE COMPANY. OTHER TRADEMARKS APPEARING HEREIN ARE TRADEMARKS OF THEIR RESPECTIVE OWNERS.

EXCEPT WHERE OTHERWISE NOTED, ALL STATISTICS REGARDING THE ORTHOPAEDIC MARKET ARE DERIVED FROM MEDICAL DATA INTERNATIONAL.

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by, and should be read in conjunction with, the detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Except as otherwise specified, all information in this Prospectus assumes (i) a two-for-three reverse split of outstanding shares of Common Stock to be effected prior to the consummation of the Offering, (ii) conversion of all outstanding shares of Class A Convertible Preferred Stock (the "Preferred Stock") of the Company into 581,541 shares of Common Stock and conversion of warrants to purchase shares of Preferred Stock into warrants to purchase an aggregate of 300,003 shares of Common Stock, which will occur simultaneously with the payment to the Company of the purchase price of the Common Stock sold in this Offering, and (iii) no exercise of the Underwriters' over-allotment option, the Representatives' Warrants or currently outstanding options or warrants. Investors should carefully consider the information set forth herein under the heading "Risk Factors" and are urged to read this Prospectus in its entirety.


                                  THE COMPANY

     Orthopaedic Biosystems Ltd., Inc. designs, develops and markets innovative medical devices that are primarily used in orthopaedic surgery, including sports medicine and minimally invasive arthroscopic procedures. The Company's current product offerings consist of a variety of suture anchors, an array of arthroscopic instruments and a system of surgical screws, all of which are designed for specific orthopaedic surgical applications. The Company believes that its suture anchors, which have been primarily used for rotator cuff repair of the shoulder and feature a patented high/low thread pattern, provide surgeons with a variety of intra-operative options and lead to improved surgical outcomes. By leveraging the competitive advantages of its shoulder products, the Company will be positioned to further penetrate markets for orthopaedic procedures involving the knee, hand and foot. In addition, the Company is applying its technology to opportunities outside of orthopaedics through strategic partnerships for applications in urology and dentistry, and is also pursuing other strategic opportunities in plastic surgery, spinal surgery and trauma.


     The Company believes its suture anchors, which are used by surgeons to reattach torn or loose soft tissue, such as ligaments and tendons, to bones, deliver a unique combination of competitive advantages including (i) enhanced pull-out strength, (ii) ease of insertion, (iii) multiple sutures per anchor, and (iv) revisability. The Company's suture anchors use a proprietary high/low thread pattern that provides superior pull-out strength and low insertion torque in soft, cancellous bone. The enhanced pull-out strength allows the Company's anchors to support multiple sutures, which distributes the load of the suture over a greater area of tissue, providing the surgeon the option to use fewer anchors per procedure. Also, unlike many competitive products, the Company's anchors are fully revisable which is a significant advantage when a suture breaks and needs to be replaced or when the anchor needs to be adjusted or repositioned. Further, certain of the Company's suture anchors are pre-loaded in an insertion instrument to facilitate ease of use and to reduce surgery time and associated costs.



     The Company believes that the brand awareness associated with its suture anchor products will accelerate the introduction and acceptance of additional products now under development. The Company is developing a variety of innovative medical devices including (i) a knot substitute that could eliminate the difficult and time-consuming task of remote surgical knot-tying, (ii) bio-absorbable suture anchors which would gradually degrade and absorb into surrounding tissue, (iii) a comprehensive line of knee products for use in meniscal and anterior cruciate ligament ("ACL") repair procedures, and (iv) "next-generation" fixation products that will be designed to facilitate the re-attachment of soft tissue to other soft tissue.


     The orthopaedic industry is estimated to generate sales in 1998 of $8.3 billion worldwide, with over $4.4 billion in the United States. Market segments within this industry consist of trauma devices, reconstructive implants, bone rehabilitation, and spinal implants as well as sports medicine and arthroscopy devices. The sports medicine/arthroscopic surgery market segment, in which the Company currently competes, is estimated to generate sales in 1998 of $1.3 billion worldwide, with $785 million in the United States. The Company believes that growth in the sports medicine/arthroscopic segment will be driven primarily by the introduction of new arthroscopic procedures and increased physical activity by a growing and increasingly active adult population. The United States Consumer Products Safety Commission estimates that the age group between 45 and 54 is likely to increase by 73% between 1990 and 2010. This growth, coupled with increased physical activity among adults, has led to a 60% rise in emergency room visits resulting from injuries related to athletic activity from 1986 to 1996.


     The sports medicine/arthroscopy market segment focuses on tissue-to-bone and tissue-to-tissue repair. Some of the most common injuries within this segment include torn rotator cuffs of the shoulder and ACLs. When ligaments or tendons are detached from the bone as a result of trauma, physical activity, or degenerative disease, a tissue-to-bone repair may be necessary. When the injury involves a tear or rupture of the ligament or tendon, repair can often be achieved by suturing these tissues or completely replacing these tissue structures with tissue grafts. Tissue fixation devices have been developed to perform repairs to the shoulder, knee, elbow, wrist and ankle. As a result of the size, density and number of bones in these joints, a wide variety of tissue fixation devices are required.


     The Company's objective is to achieve leading positions in selected markets within the sports medicine/arthroscopy segment of the orthopaedic industry. The Company intends to pursue this objective by increasing the number and types of surgical procedures using the Company's products, such as procedures involving the knee, hand and foot, and by increasing the number of the Company's products used in each surgical procedure. To accomplish this, the Company intends to pursue the following strategies: (i) expand its core suture anchor business by increasing sales and marketing efforts directed to its core shoulder surgery market segment, (ii) continue to develop brand awareness with leading surgeons by developing or acquiring rights to additional complementary products, (iii) apply the Company's technology to additional applications both within and outside of the sports medicine/arthroscopy market segments, (iv) develop new technologies and materials to address specific surgical needs in tissue fixation, and (v) pursue strategic alliances and acquisitions to facilitate product development and distribution.


     The Company was originally formed in Arizona as a limited partnership in July 1993 and was subsequently incorporated in Arizona in February 1994. The Company's principal executive offices are located at 15990 N. Greenway-Hayden Loop, Suite 100, Scottsdale, Arizona 85260, and its telephone number is (602) 596-4066.

                                  THE OFFERING


Common Stock Offered................     2,000,000 shares



Common Stock Outstanding after the
Offering............................     5,523,365 shares(1)



Use of Proceeds.....................     Research and development, increased
                                         sales and marketing efforts, potential
                                         future acquisitions, capital
                                         expenditures, repayment of related
                                         party indebtedness and working capital
                                         and general corporate purposes. See
                                         "Use of Proceeds."



Risk Factors........................     Investment in the Common Stock involves
                                         a high degree of Risk. See "Risk
                                         Factors."


Proposed American Stock Exchange
symbol..............................     OBL
---------------

(1) Excludes 516,690 and 300,003 shares of Common Stock issuable upon exercise of stock options and warrants, respectively, outstanding as of July 17, 1998, at a weighted average exercise price of $2.47 and $3.00, respectively, per share, of which options and warrants to purchase 305,683 and 300,003 shares, respectively, were then exercisable. Includes 26,667 shares of Common Stock issued upon exercise of options subsequent to June 30, 1998. See "Capitalization," "Management -- Summary of Executive Compensation" and "Description of Capital Stock -- Warrants and Stock Options."

                         SUMMARY FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                            YEARS ENDED       SIX MONTHS ENDED
                                                           DECEMBER 31,           JUNE 30,
                                                         -----------------    ----------------
                                                          1996      1997       1997      1998
                                                         ------    -------    ------    ------
SELECTED STATEMENT OF OPERATIONS DATA:
Net revenues...........................................  $  783    $ 1,482    $  695    $1,208
Cost of revenues.......................................     486        825       340       538
                                                         ------    -------    ------    ------
  Gross profit.........................................     297        657       355       670
Research and development expenses......................     152        273        91       183
General and administrative expenses....................     376        821       290       760
Sales and marketing expenses...........................     264        979       429       529
                                                         ------    -------    ------    ------
  Operating loss.......................................    (495)    (1,416)     (455)     (802)
Other income (expense), net............................     277         30        (3)      (73)
                                                         ------    -------    ------    ------
Net loss...............................................  $ (218)   $(1,386)   $ (458)   $ (875)
                                                         ======    =======    ======    ======
Basic and diluted net loss per share...................  $(0.08)   $ (0.49)   $(0.16)   $(0.30)
Weighted average shares outstanding....................   2,728      2,803     2,776     2,910



                                                                               JUNE 30, 1998
                                                                          ------------------------
                                                          DECEMBER 31,                PRO FORMA
                                                              1997        ACTUAL    AS ADJUSTED(1)
                                                          ------------    ------    --------------
SELECTED BALANCE SHEET DATA:
Cash....................................................     $  741       $   25       $11,725
Working capital (deficit)...............................        590         (392)       12,382
Total assets............................................      2,284        2,193        13,893
Total liabilities.......................................      1,230        1,993           919
Shareholders' equity....................................      1,053          201        12,974


---------------


(1) On a pro forma basis, giving effect to the conversion of all outstanding shares of Preferred Stock into 581,541 shares of Common Stock and adjusted to reflect the sale by the Company of 2,000,000 shares of Common Stock in this Offering at an assumed initial offering price of $7.50 per share and the application of the net proceeds therefrom, including the application of $1,100,000 of the proceeds for repayment of related party indebtedness of $1,073,750, net of discount, of the Company. See "Use of Proceeds," "Capitalization," and Notes to Financial Statements.

                                  RISK FACTORS

     Investment in the Common Stock offered hereby involves certain risks. In addition to the other information contained in this Prospectus, the following risk factors should be carefully considered in evaluating the Company and its business prospects before purchasing shares of the Common Stock offered hereby.

HISTORY OF LOSSES; ACCUMULATED DEFICIT; PROBABILITY OF SUBSTANTIAL ADDITIONAL FUTURE LOSSES; UNCERTAINTY OF FUTURE PROFITABILITY


     The Company has been in existence less than five years and has incurred a net loss in each year since inception. The Company incurred operating losses of $356,000, $495,000, and $1,416,000 for the years 1995, 1996 and 1997, respectively. In addition, the Company expects to incur a net loss in 1998. Such losses are due in part to expenses associated with the Company's sales and marketing, overhead, research and development, prosecution of patents, and compliance with United States Food and Drug Administration ("FDA") and other regulatory requirements. As a result, accumulated deficit has increased from $706,000 at December 31, 1995 to $3,185,000 at June 30, 1998. The Company's
financial statements for the year ended December 31, 1997 were audited by the Company's independent auditors, whose report includes an explanatory paragraph which describes an uncertainty about the Company's ability to continue as a going concern. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Notes to Financial Statements.


     The Company's future net revenue is difficult to predict as a result of several factors including rapidly changing technology, regulatory restrictions, the Company's limited time in business, and fluctuations in the number of surgical procedures performed. The Company's future revenue and profitability will be critically dependent on its ability to expand applications for its current product lines both within the sports medicine and arthroscopy segments of the orthopaedic market and other related specialities and to develop new products. There is no assurance the Company will successfully expand the applications of its current product lines or develop new products. Expenses associated with developing unsuccessful products are not recoverable. See
"-- Uncertainty of Market Acceptance" and "-- Limited Product Line; Customer Concentration." The Company is likely to continue to incur significant operating losses in the future as the Company continues its product development efforts and expands its marketing, sales and distribution capabilities and there is no assurance the Company will ever be profitable.

UNCERTAINTY OF MARKET ACCEPTANCE


     The Company's future success depends significantly on increasing penetration of existing markets, acceptance of the Company's products in new markets, and the development of new products for its existing and future markets. There can be no assurance that any of the Company's existing or future products will achieve or maintain market acceptance among surgeons, patients or healthcare payors, even if reimbursement and necessary regulatory clearances or approvals are obtained. Failure of some or all of the Company's products to achieve significant market acceptance would have a material adverse effect on the Company's business, financial condition and results of operations. To date, the Company's marketing efforts have been directed mainly to the sports medicine/arthroscopy market for bone-to-bone and tissue-to-bone fixation devices. The Company has limited experience in establishing marketing or distribution channels in other clinical areas. With respect to its current products, the Company was not the first to market devices for the attachment of soft tissue to bone. To succeed, the Company must both take market share away from its existing competitors and create new demand for its products. The size of the market for the Company's products will depend in part on the Company's ability to persuade surgeons that its products offer advantages over existing means of attaching soft tissue to other tissue or bone and that its fixation devices could be used for a wider variety of clinical applications. In addition, the Company will need to demonstrate that its products are cost-effective and convenient to use and that the techniques for their use are relatively straightforward and simple. There can be no assurance the market for the Company's products will grow or that the Company's products will be accepted for orthopaedic procedures not currently using fixation devices and in markets outside of the sports medicine/arthroscopy market. See "Business."

COMPETITION


     The medical device industry is highly competitive and characterized by innovation and rapid technological change. Among the Company's principal competitors are Mitek Surgical Products, Inc., a division of Johnson & Johnson, Inc.; Zimmer, Inc., a division of Bristol-Myers Squibb Company; Dyonics, Inc., a subsidiary of Smith & Nephew, Inc.; Innovasive Devices, Inc.; Arthrotek Inc., a division of Biomet, Inc.; Arthrex, Inc.; Linvatec Corporation, a division of Conmed Corporation; and Bionx Implants, Inc. Each of these competitors has significantly greater financial, manufacturing, marketing, distribution, and technical resources than the Company and a greater share of the tissue fixation market. These companies are better capitalized for extended research and development, and may be able to withstand price pressures and deep discounting over extended periods of time better than the Company. In order for the Company to meet its projected future sales, the Company will have to take market share away from the market leaders. There can be no assurance that the Company will be able to gain such market share. Moreover, there can be no assurance that the Company's competitors will not succeed in developing technologies and products that are more effective or less costly than those developed by the Company, or that any such products would not render the Company's products obsolete or not competitive.

     The healthcare industry is undergoing rapid change and consolidation as healthcare systems merge to effect cost savings and operating efficiencies. In addition, a number of large, national buying consortiums have formed to engage in group purchasing of medical supplies and services in an effort at cost containment for member hospital systems and healthcare providers. These consolidated systems and large purchasing organizations are likely to apply pressure to manufacturers and distributors of medical devices to reduce the purchase prices of their goods. As a result, the Company may be forced to lower prices in response to those pressures in order for its products to be approved for purchase by those organizations, which could have a material adverse effect on the Company's business, financial condition, and results of operations. See "Business -- Competition."

LIMITED PRODUCT LINE; CUSTOMER CONCENTRATION


     A substantial portion of the Company's revenues to date have been derived from the Company's core suture anchor products for use in open shoulder repair applications. As of the date of this Prospectus, the uses of the PeBA and OBL RC5 suture anchor line have been cleared by the FDA for certain applications involving the shoulder, knee, ankle, wrist, elbow, and pelvis. To date, however, the Company has had relatively little clinical experience with joints other than the shoulder. In addition, while the Company's future prospects depend in part on the use of its products in arthroscopic and less invasive procedures, most of the clinical experience involving the Company's products has been in open surgery procedures. For the fiscal year ended December 31, 1997, and the six months ended June 30, 1998, the Company's suture anchors and related instruments accounted for approximately 85.5% and 88.1%, respectively, of the Company's revenues. In addition, for the fiscal year ended December 31, 1997, and the six months ended June 30, 1998, approximately 20.9% and 12.5%, respectively, of the Company's net revenues were derived from sales to Mentor. The Company expects that most of its revenue in the foreseeable future will continue to be derived from sales of its suture anchor products. Failure of the suture anchor products to maintain and gain market acceptance or the loss of any material customer, such as Mentor, would have a material adverse affect on the Company's business, financial condition, and results of operations. See "-- Uncertainties Relating to Strategic Partners," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business -- Products and Technology," and "Business -- Strategic Relationships."


NO ASSURANCE OF SUCCESSFUL IMPLEMENTATION OF BUSINESS STRATEGY


     The Company's business strategy is to (i) expand its core suture anchor business by increasing sales and marketing efforts directed to its core shoulder surgery market segment, (ii) continue to develop brand awareness with leading surgeons by developing or acquiring rights to additional complementary products,
(iii) apply the Company's technology to additional applications both within and outside of the sports medicine/arthroscopy market segments, (iv) develop new technologies and materials to address specific surgical needs in tissue fixation, and (v) pursue strategic alliances and acquisitions to facilitate product development and distribution. Implementation of the Company's strategy will be dependent upon various factors such as actual market growth, technological advances, competitive pressures, and general economic conditions. There can be no assurance that the Company will be successful in implementing its strategy. The Company's inability to achieve any of these goals could have a material adverse effect on the Company's business, financial condition, and results of operations. See "Business -- Business Strategy."

LIMITED SALES, MARKETING AND DISTRIBUTION CAPABILITY; RELIANCE ON THIRD-PARTY DISTRIBUTORS


     In the United States, the Company relies solely on a third-party distribution channel, consisting of independent sales agents and stocking dealers, that collectively employ approximately 180 sales representatives. Accordingly, the Company's ability to effectively market its products to surgeons and hospitals is dependent in large part on the strength and financial condition of its third-party distributors, the expertise and relationships of its distributors with customers and the interest of its distributors in selling the Company's products. The failure by the Company to attract and retain qualified distributors or the failure of such distributors to generate substantial sales for the Company would have a material adverse effect on the Company's business, financial condition, and results of operations.


     Additionally, the Company's strategy will focus in part on increasing its international sales. Currently, the Company is represented outside the United States by 14 distributors that collectively employ approximately 80 sales representatives in 14 countries. The failure of the Company's foreign distributors to generate substantial sales for the Company could have a material adverse effect on the Company's business, financial condition, and results of operations. The loss of such distributors or the inability of the Company to develop and maintain an alternative foreign distribution network could have a material adverse impact on the Company's international sales. The Company will depend in part on its international distributors' ability to obtain and maintain regulatory approval for the sale of the Company's products in overseas markets. The failure of its international distributors to obtain or maintain the necessary regulatory approvals could have a material adverse effect on the Company's business, financial condition, and results of operations. See "Business -- Sales and Marketing."


     The Company's distribution agreements with its stocking dealers generally allow for a limited right of return on sales. Stocking dealers may request credit for returned inventory for up to six months subsequent to the sale less restocking fees. To date, the Company has had limited returns on sales. There can be no assurance, however, that returns on sales will not increase in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Notes to Financial Statements.


RAPID TECHNOLOGICAL CHANGE AND NEW PRODUCT INNOVATION


     The medical device market is subject to rapid technological change and new product introductions and enhancements. The Company's ability to be competitive in this market will depend in significant part on its ability to develop and introduce new products and enhancements on a timely and cost effective basis. The ability of the Company to develop new and enhanced tissue fixation devices depends on a number of factors, including product selection, timely and efficient completion of product design, development of new materials and manufacturing processes, timely regulatory clearance or approval, and effective sales and marketing activities. There can be no assurance that the Company will be successful in identifying, developing and marketing such products or enhancing its existing products. If the Company experiences quality or reliability problems with new products, or reductions in demand, then higher manufacturing costs may result. Because new product development commitments must be made well in advance of sales, new product decisions must anticipate both future demand and the availability of technology to satisfy that demand. The Company's experience to date has been limited mainly to the sports medicine/arthroscopy market. The Company anticipates that its future success will be dependent in part on expanding applications for its suture anchor product line within orthopaedics and in other clinical applications such as dentistry, urology/obgyn, plastic surgery, spinal surgery, and trauma. There can be no assurance that the Company will successfully develop and introduce new products or that such products or enhancements will achieve market acceptance. The failure of the Company to successfully introduce new products into the market could have a material adverse effect on the Company's business, financial condition, and results of operations. See "Business -- Business Strategy" and "Business -- Products Under Development."

DEPENDENCE ON THIRD-PARTY MANUFACTURING ARRANGEMENTS AND SUPPLIERS; NO MANUFACTURING EXPERIENCE


     The Company is dependent on third-party arrangements for the manufacture of all of its products and components. The Company is substantially dependent on the ability of its manufacturers, among other things, to satisfy design and quality specifications, to comply with all governmental regulations, to dedicate sufficient production capacity for components and devices within scheduled delivery times and to produce components and devices on a basis which is cost-effective to the Company. Failure by such manufacturers to continue to supply the Company with satisfactory components or devices on commercially reasonable terms, or at all, in the absence of readily available alternative sources, would have a material adverse effect on the Company. There can be no assurance that the Company's suppliers will be able to satisfy the Company's existing or future component or device requirements or comply with the Company's quality assurance requirements. The Company does not maintain supply contracts with any of its manufacturers and purchases components and devices pursuant to purchase orders placed from time to time in the ordinary course of business. The Company is also dependent on the availability at reasonable prices of the materials used in the manufacture of the component parts of its products. No assurance can be given that interruptions in supplies of the materials used in the manufacture of the component parts of the Company's products will not occur in the future. The Company's inability to obtain sufficient products or components or to develop alternative manufacturing sources could result in delays in product introductions or shipments, which could have a material adverse effect on the Company's business, financial condition, and results of operations.


     The Company contemplates that in the future it may engage in limited manufacturing of the components of its products, consisting primarily of prototyping capabilities and early stage manufacturing. The Company has no manufacturing experience and there can be no assurance that the Company will be successful in prototyping or early stage manufacturing of components on a cost-effective basis or at all. See "Business -- Manufacturing and Quality Control."

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING


     The Company may require additional financing to fund its operations, including its ongoing research and development programs. The Company's future capital requirements will depend on many factors, including the progress of the Company's research and development efforts, the scope and results of preclinical studies and clinical trials, the cost, timing and outcome of regulatory reviews, the rate of technological advances, the market acceptance of the Company's products, administrative and legal expenses, competitive products, and manufacturing and marketing arrangements. There can be no assurance that additional equity or debt financing will not be required prior to the time, if ever, the Company achieves and sustains sufficient profitability to fund operations and growth. Any additional financing could result in dilution to the Company's stockholders. There can be no assurance that funds will be available on favorable terms, if at all. If adequate funds are not available, the Company may be required to cut back or discontinue one or more of its product development programs, reduce operating expenses, or obtain funds through strategic alliances that may require the Company to relinquish rights to certain of its technologies or products. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


RELIANCE ON AND UNCERTAINTY RELATING TO PATENTS AND PROPRIETARY TECHNOLOGY; RISK OF INFRINGEMENT

     The Company's success will depend in part upon its ability to preserve its trade secrets, obtain and maintain patent protection for its technologies, products and processes, and operate without infringing the proprietary rights of other parties. As of April 30, 1998, the Company owned six issued United States patents, four pending United States patent applications, and nine pending foreign patent applications covering various aspects of its devices, one federally registered trademark and three pending federal trademark applications. The Company intends to file additional patent applications in the future. The patent positions of medical device companies, including the Company, are generally uncertain and involve complex legal and factual questions. There can be no assurance that patents will issue from any patent applications owned by or licensed to the Company, and, if patents do issue, that the claims allowed will be sufficiently broad to protect the Company's technology, or that any patents issued to the Company (including existing patents) will not be circumvented or invalidated. Failure to obtain or maintain patent and trade secret protection, for any reason, could have a material adverse effect on the Company's business, financial condition and results of operations.


     Patents issued to and patent applications filed relating to medical devices are numerous and there can be no assurance that current and potential competitors and other third parties have not filed or in the future will not file applications for, or have not received or in the future will not receive, patents or obtain additional proprietary rights relating to products or processes used or proposed to be used by the Company. There can also be no assurance that third parties will not assert infringement claims against the Company in the future or that any such assertions will not result in costly litigation or require the Company to obtain a license to intellectual property rights of such parties. In this regard, the medical device industry has been characterized by extensive litigation regarding patents and other intellectual property rights, and certain companies in the medical device industry have employed intellectual property litigation to gain a competitive advantage. The Company's competition consists of companies which are better capitalized and may be able to withstand higher patent enforcement costs. Litigation, which would result in substantial expense to the Company, may be necessary to enforce any patents issued or licensed to the Company and/or to determine the scope and validity of proprietary rights of third parties or whether the Company's products, processes or procedures infringe any such third-party proprietary rights. The Company may also have to participate in interference proceedings declared by the United States Patent and Trademark Office, which could result in substantial expense to the Company, to determine the priority of inventions covered by the Company's issued United States patents or pending patent applications. Furthermore, the Company may have to participate at substantial cost in International Trade Commission proceedings to enjoin importation of products which would compete unfairly with products of the Company. Any adverse outcome of any patent litigation (including interference proceedings) could subject the Company to significant liabilities to third parties, or require the Company to cease using the technology in dispute or require disputed rights to be licensed from or to third parties. There can be no assurance that any such licenses would be available on terms acceptable to the Company, if at all.


     Patent applications in the United States are maintained in secrecy until a patent issues, and patent applications in foreign countries are maintained in secrecy for a period of time after filing. After such period of time, and usually before the grant of the patent, patent applications in foreign countries are published. While publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries and the filing of related patent applications, such publication may enable the Company's competitors to ascertain what areas of research or development the Company is engaged in prior to the Company's receipt of patent protection in the United States or foreign countries relating to such research or development.


     The Company also relies on unpatented trade secrets to protect its proprietary technology, and no assurance can be given that others will not independently develop or otherwise acquire the same or substantially equivalent technologies or otherwise gain access to the Company's proprietary technology or disclose such technology or that the Company can ultimately protect its rights to such unpatented proprietary technology. No assurance can be given that third parties will not obtain patent rights to such unpatented trade secrets, which patent rights could be used to assert infringement claims against the Company.



     The Company generally enters into confidentiality agreements with its collaborators, employees, advisors, and consultants in an effort to protect its proprietary technology. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach, that parties not subject to such agreements will not disclose confidential information, or that the Company's trade secrets will not otherwise become known or be independently developed by competitors. Certain agreements with employees and consultants require disclosure to the Company of ideas, developments, discoveries or inventions pertaining to the proprietary rights relating to the technology and products of the Company which are conceived during employment or consulting, as the case may be, and grant the Company ownership to such proprietary rights. In addition, the Company has entered into agreements with certain strategic partners governing their various rights to technologies developed by the parties. There can be no assurance that, notwithstanding these agreements with its employees, consultants, and strategic partners, disputes will not arise as to ownership of these proprietary rights or that the Company will not be required to defend and indemnify strategic partners for the alleged infringement by the Company's products. See "-- Uncertainties

Relating to Strategic Partners." Further, the extent to which efforts by others will result in patents and the effect on the Company of the issuance of such patents is unknown. See "Business -- Patents and Proprietary Rights" and "Business -- Competition."


     Although the Company does not know of any facts or circumstances affecting the validity or enforceability of any of its issued or pending patents, neither the Company nor its patent counsel had made any independent evaluation of the validity or enforceability of any of the Company's patents, patent counsel has expressed no opinion as to whether any patent will issue from any pending application, and patent counsel has not made any assessment of the enforceability of information or processes the Company considers to be a trade secret or otherwise proprietary.


RISKS THAT THE COMPANY WILL BE UNABLE TO MANAGE GROWTH


     As the Company expands, it may from time to time experience constraints that will adversely affect its ability to satisfy customer demand in a timely fashion. There can be no assurance that the Company will anticipate all of the changing demands that expansion may place on the Company's operational, managerial and financial systems and controls or that the Company will be able to continue to improve such systems and controls. Additionally, there can be no assurance that the Company will not encounter difficulties in meeting increased production needs, maintaining quality control, and recruiting and retaining qualified personnel. If the Company's management is not able to manage growth effectively, the Company's business, financial condition and results of operations could be materially and adversely affected. The Company currently contracts out all of its manufacturing to a variety of approved vendors. However, there can be no assurance that the Company will continue to meet production through the use of third-party manufacturing or that the Company will be able to successfully implement in-house manufacturing. See "-- Dependence on Third Party Manufacturing Arrangements and Suppliers; No Manufacturing Experience."


RISKS OF POTENTIAL ACQUISITIONS


     The Company may acquire or make substantial investments in complementary businesses, technologies, or products in the future, although there are currently no negotiations for such acquisitions. Each acquisition would involve several risk factors, including the difficulty of assimilating technologies, operations, and personnel of an acquired business, the potential disruption of the Company's ongoing business, and the possibility the Company will not be able to derive any operational or financial benefits from the acquisition. Future acquisitions and investments by the Company also could result in substantial cash expenditures, potentially dilutive issuances of equity securities, the incurrence of additional debt and contingent liabilities, and amortization expenses related to goodwill and other intangible assets, which could adversely affect the Company's business, operating results and financial condition. There is no assurance that the Company will complete any such acquisitions or, upon such an acquisition, be able to successfully integrate new product lines and entities into its present operations. See "Use of Proceeds" and "Business -- Business Strategy."


BROAD DISCRETION OF MANAGEMENT WITH REGARD TO USE OF PROCEEDS


     The proceeds allocated to each category under "Use of Proceeds" are estimates only and the Company's management will have broad discretion in the application of such funds without any action or approval of the Company's shareholders. The uses to which the Company will actually allocate the funds from the Offering will depend on various factors such as the availability of complementary businesses, products or technologies for sale, technological advances in manufacturing, the availability of qualified employees, changes in the markets in which the Company competes, and the economy in general. See "Use of Proceeds."


REGULATORY RISKS


     Clinical testing, manufacture, and sale of the Company's products are subject to regulation by numerous governmental authorities, primarily the FDA and corresponding state and foreign regulatory agencies. The FDA regulates preclinical and clinical testing, manufacturing, labeling, distribution and promotion of medical devices. Noncompliance with applicable requirements can result in, among other things, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure of the government to grant premarket clearance or premarket approval for devices, withdrawal of marketing clearances or approvals and criminal prosecution. The FDA also has the authority to request repair, replacement or refund of the cost of any device manufactured or distributed by the Company.


     Before a new device can be introduced in the market, the Company must generally obtain FDA clearance or approval through either the 510(k) clearance process or the costlier, lengthier and less certain Premarket Approval Application ("PMA") approval process. Several of the Company's products have been cleared through the 510(k) process. The Company has not submitted 510(k) notices or PMAs for many of its proposed devices. There can be no assurance that the FDA will not determine that these or other future products must be approved through the 510(k) or PMA approval process. The FDA may also require the 510(k) submissions or PMAs for any of the Company's devices to be supported by clinical data, which would lengthen the clearance or approval process. In addition, the Company believes that a number of devices that it currently markets or intends to market are exempt from the FDA's premarket clearance and approval requirements. However, there can be no assurance that the FDA would agree with the Company's determinations, or that the FDA would not require that the devices be cleared or approved by the FDA before they could be marketed or continue to be marketed. There can be no assurance that the Company will be able to obtain necessary regulatory approvals or clearances on a timely basis, if at all, for any of its products and delays in receipt of or failure to receive such approvals or clearances, the loss of previously received approvals or clearances, limitations on intended use imposed as a condition of such approvals or clearances, or failure to comply with existing or future regulatory requirements could have a material adverse effect on the Company's business, financial condition, and results of operation.



     For any of the Company's devices that are cleared through the 510(k) process, modifications or enhancements that could significantly affect the safety or effectiveness of the device or that constitute a major change to the intended use of the device will require a new 510(k) submission. The Company has made certain modifications to its principal 510(k) cleared and exempt devices which the Company believes do not require the submission of new 510(k) notices. There can be no assurance, however, that the FDA would agree with any of the Company's determinations not to submit a new 510(k) notice for any changes made to the devices. If the FDA requires the Company to submit a new 510(k) notice for any device modification, the Company may be prohibited from marketing the modified device until the 510(k) notice is cleared by the FDA. There can be no assurance that any 510(k) notice regarding a modification will be cleared on a timely basis, if at all.



     Any devices manufactured or distributed by the Company pursuant to FDA clearance or approvals are subject to extensive and continuing regulation by the FDA and certain state agencies. Manufacturers of medical devices for marketing in the United States are required to adhere to applicable regulations setting forth detailed Quality System Regulation ("QSR") and Medical Device Reporting ("MDR") requirements. Labeling and promotion activities are subject to scrutiny by the FDA and, in certain circumstances, by the Federal Trade Commission. Current FDA enforcement policy prohibits the marketing of approved or cleared medical devices for unapproved uses.



     The Company is subject to routine inspection by the FDA and certain state agencies for compliance with QSR requirements, MDR requirements, and other applicable regulations. Certain of the Company's third party suppliers may also be subject to inspection by the FDA for compliance with applicable regulations. There can be no assurance that the Company or such third party suppliers will be found by the FDA to be in compliance with applicable regulations. A finding of non-compliance could adversely affect the Company's ability to obtain products from such suppliers or to continue marketing products. Changes in existing requirements or adoption of new requirements could have a material adverse effect on the Company's business, financial condition, or results of operations. There can be no assurance that the Company will not incur significant costs to comply with laws and regulations in the future or that laws and regulations will not have a material adverse effect upon the Company's business, financial condition or results of operations. In addition, the Company is subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances. There can be no assurance that the Company will not be required to incur significant costs to comply with such laws and regulations in the future or that such laws or regulations will not have a material adverse effect on the Company's business, financial condition or results of operations.

     International regulatory bodies establish regulations governing product standards, packaging requirements, labeling requirements, import restrictions, tariff regulations, duties and tax requirements. As a result of the Company's sales in Europe, the Company is required to receive and maintain a "CE" marking certification, an international symbol of quality and compliance with the applicable European medical device directive. The Company has successfully obtained its CE mark certification. However, there can be no assurance that the Company will be able to maintain the proper certification. To the extent that the Company obtains regulatory approval to sell its products in foreign countries, it relies on independent distributors to comply with certain of the foreign regulatory requirements. The inability or failure of the Company's independent distributors to comply with applicable regulatory requirements could materially and adversely affect the Company's business, financial condition or results of operations. See "Business -- Government Regulation."

UNCERTAINTIES RELATING TO STRATEGIC PARTNERS


     The Company has entered and intends to enter into additional arrangements with corporate partners, licensees or others, to market, sell and distribute certain of its products. For instance, the Company's anchor products are currently being sold outside of the orthopaedic market by Mentor Urology Corporation ("Mentor") for female urinary stress incontinence and its proprietary technology has been licensed to Imcor, Inc. ("Imcor") for the development of dental implants. The success of such products will be dependent in part upon the financial stability and marketing efforts of such third parties. There can be no assurance that the Company will be able to maintain its current arrangements or negotiate additional acceptable arrangements with strategic partners or that the Company will realize any meaningful revenues pursuant to such arrangements. See "Business -- Business Strategy."



     On June 22, 1998, Mentor was sued for alleged patent infringement by Boston Scientific Corporation ("Boston Scientific") arising out of the marketing and distribution of Mentor's bladder neck suspension anchor system, which uses the Company's suture anchors. The complaint alleges that Mentor's marketing techniques include the teaching of a surgical procedure that is subject to a patent owned by Boston Scientific, and that Mentor's product infringes a patent that covers a suture anchor assembly. The complaint seeks to enjoin Mentor from continuing to sell its bladder neck suspension system, as well as treble damages. A hearing on a preliminary injunction motion has been tentatively scheduled for August 1998. The Company is not a party to the lawsuit. Further, Mentor has advised the Company that it intends to defend the suit, and to continue to market the products subject to the lawsuit. There can be no assurance, however, that the lawsuit will not adversely affect sales of Mentor's products, that Mentor will be successful in the suit, that the Company will not be added as a party at a later date, or that the Company will not be requested to defend and/or indemnify Mentor in respect of this action. Any of these events or other matters that may arise out of the lawsuit could have a material adverse effect on the Company's business, financial condition or results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Strategic Relationships."


PRODUCT LIABILITY RISK


     The Company markets medical devices used in surgical procedures, and therefore operates solely in the medical industry. The Company's products are sold to hospitals and healthcare providers, and they are eventually used in surgical procedures. The development, manufacture and sale of medical devices entail significant risks of product liability claims. There can be no assurance that the amount of the Company's insurance coverage will be adequate to protect it from product liability claims, that the Company will be able to obtain adequate coverage at competitive rates in the future, or that the Company's product liability experience in the future will enable it to obtain insurance coverage in the future. A successful product liability suit not covered by such insurance would have a material adverse effect on the Company's business, financial condition or results of operations. See "Business -- Product Liability and Insurance."

POSSIBLE LIMITATIONS ON THIRD-PARTY REIMBURSEMENT; HEALTHCARE REFORM

     The Company's products are generally purchased directly or indirectly by hospitals and other healthcare providers, which in turn bill third-party payors such as Medicare, Medicaid and private insurance companies. Many of these payors are attempting to control healthcare costs by authorizing fewer surgical procedures and by limiting reimbursement for procedures to fixed amounts. Failure by physicians, hospitals and other users of the Company's products to obtain sufficient reimbursement from third-party payors for procedures in which the Company's products are used, or adverse changes in government and private third-party payors' policies toward reimbursement for such procedures, could have a material adverse effect on the Company's business, financial condition and results of operations.


     Since the Company only markets devices used in medical procedures, all of the Company's revenues and accounts receivable are concentrated in the healthcare market. The Company expects that there will continue to be a number of federal and state proposals to implement government controlled pricing and profitability in the healthcare market. Any change or occurrence which adversely effects the healthcare market could have a material impact on the Company's revenue growth, and upon the collectibility of the Company's accounts receivable which could have a material adverse effect on the Company's business, financial condition and results of operations.


RISK OF APPLICABILITY OF ANTI-KICKBACK AND SELF-REFERRAL LAWS

     Federal anti-kickback laws and regulations and certain state regulations prohibit payment of remuneration in return or as an inducement for (i) referrals of an individual for a product for which payment may be made by Medicare, Medicaid or another government-sponsored healthcare program or (ii) purchasing or recommending the purchase of a product for which payment may be made by a government-sponsored healthcare program. Subject to certain exceptions, these laws prohibit Medicare or Medicaid payments for services or products furnished by an entity pursuant to a referral by a physician who had a financial relationship with the entity through ownership, investment or a compensation arrangement and otherwise regulate related activities. Possible sanctions for violation of these anti-kickback and self-referral laws include monetary fines, civil and criminal penalties, exclusion from Medicare and Medicaid programs and forfeiture of amounts collected in violation of such prohibitions. The scope and enforcement of these laws is uncertain and subject to rapid change. Accordingly, there can be no assurance that federal or state regulatory authorities will not challenge the Company's current or future activities, including the activities of the members of the Company's scientific advisory board, under these current or future laws and any such challenge could have a material adverse effect on the Company.

DEPENDENCE ON KEY PERSONNEL


     The Company is dependent upon a number of key management and technical personnel. The Company's future success depends, in large part, on the efforts and abilities of its management team, including D. Ronald Yagoda, the Chief Executive Officer and Chairman of the Company, and James W. Hart, the President and Chief Operating Officer of the Company. The loss of the services of one or more of such employees could have a material adverse effect on the Company's business, financial condition and results of operations. The Company's success will also depend on its ability to attract and retain additional highly qualified management and technical personnel. The Company faces intense competition for qualified personnel, many of whom are often subject to competing employment offers. There can be no assurance that the Company will be able to attract and retain such personnel. See "Management."



     The Company also has several key scientific advisors and consultants upon which the Company relies for developing new products and improving existing products. Accordingly, the Company is dependent, in part, on the Company's ability to attract and retain highly qualified advisors and consultants. The Company's advisors devote only a small portion of their time to the affairs of the Company. There can be no assurance that such advisors will devote sufficient time and attention to the development of the Company's products. Although the Company has entered into consulting agreements, with terms ranging from twelve months to three years, including confidentiality provisions with each of the members of the Company's scientific advisory board, there can be no assurance that the consulting and confidentiality agreements between the Company and each member of the scientific advisory board will not be breached or terminated. In addition, there can be no assurance that any of such agreements will be renewed upon termination. See "Management -- Scientific Advisory Board."


RISKS ASSOCIATED WITH INTERNATIONAL SALES; CURRENCY FLUCTUATIONS

     The Company's international sales efforts are subject to the customary risks of doing business abroad, including regulatory requirements, political and economic instability, barriers to trade, trade and tariff restrictions, foreign taxes, restrictions on transfer of funds, difficulty in obtaining distribution and support, and export licensing requirements, any of which could have a material adverse effect on the Company's operations. To date, all foreign transactions have been U.S. dollar denominated. As such, a weakening in the value of foreign currencies relative to the U.S. dollar and fluctuations in foreign currency exchange rates could have an adverse impact on the price of the Company's products in its international markets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."

NO PRIOR PUBLIC MARKET FOR COMMON STOCK; POTENTIAL VOLATILITY OF STOCK PRICE

     Prior to this Offering, there has been no public market for the Common Stock, and there can be no assurance that a regular trading market will develop and continue after this Offering or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price has been determined through negotiations between the Company and the representatives of the Underwriters and may not be indicative of the market price of the Common Stock following this Offering. See "Underwriting."

     In recent years, the stock market in general, and particularly the market for healthcare device stocks in which the Company belongs, has experienced extreme price fluctuations. The market price of the Common Stock may be significantly affected by various factors such as quarterly variations in the Company's operating results, changes in revenue growth rates for the Company, earnings estimates or changes in estimates by market analysts, speculation in the press or analyst community, the announcement of new products or product enhancements by the Company or its competitors, and general market conditions or market conditions specific to particular industries. There can be no assurance that the market price of the Common Stock will not experience significant fluctuations in the future.

POTENTIAL ADVERSE EFFECTS OF ANTI-TAKEOVER PROVISIONS

     Certain provisions of the Company's Amended and Restated Articles of Incorporation and Amended and Restated Bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit the price that certain investors may be willing to pay in the future for shares of the Common Stock. Certain of these provisions allow the Company to issue Preferred Stock and to determine the price, rights, preferences, privileges, and restrictions, including voting rights of those shares, without any vote or further action by the stockholders. Certain provisions also provide for a classified Board of Directors and regulate nominations for the Board of Directors. These provisions may make it more difficult for shareholders to take certain corporate actions and could have the effect of delaying or preventing a change in control of the Company. In addition, certain provisions of Arizona law applicable to the Company also could delay or make more difficult a merger, tender offer, or proxy contest involving the Company. See "Description of Capital Stock -- Certain Charter and Bylaw Provisions."

CONCENTRATION OF OWNERSHIP


     Upon completion of this Offering, the Company's executive officers and directors, and their affiliates, will beneficially own approximately 51.40% of the Company's outstanding Common Stock (48.91% assuming the exercise of the Underwriters' over-allotment option in full). This concentration of ownership and voting control may have the effect of delaying or preventing a change in control of the Company, or causing a change in control of the Company which may not be favored by the Company's other shareholders. There can be no assurance that these individuals' ability to prevent or cause a change in control of the Company will not have a material adverse effect on the market price of the Common Stock. See "Principal Stockholders" and "Underwriting."

LIMITED LIABILITY OF DIRECTORS

     The Company's Amended and Restated Articles of Incorporation provide, with certain exceptions, that the Company's directors will not be personally liable for monetary damages for breach of the directors' fiduciary duty of care to the Company or its shareholders. Accordingly, even if a director were found liable for a breach, the Articles would preclude a monetary remedy arising from the breach. This provision does not eliminate the duty of care, and, in appropriate circumstances, equitable remedies such as an injunction or other forms of nonmonetary relief would remain available under Arizona law. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws. See "Description of Capital Stock -- Limitation of Liability and Indemnification of Directors and Officers."

LACK OF DIVIDENDS

     The Company has never declared or paid cash dividends on its capital stock and does not anticipate paying any cash dividends in the foreseeable future. In addition, the Company intends to enter into a credit facility which would restrict the ability of the Company to pay dividends. See "Dividend Policy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

DILUTION

     Purchasers of shares of Common Stock offered hereby will suffer an immediate and substantial dilution in the net tangible book value per share of the Common Stock from the initial public offering price and will incur additional dilution upon the exercise of outstanding stock options and warrants. See "Dilution."

YEAR 2000 COMPLIANCE

     The Company recognizes the need to ensure that its operations will not be adversely impacted by Year 2000 hardware and software issues. The Company intends to confirm its compliance regarding Year 2000 issues for both internal and external information systems by the end of 1998. This process will entail communicating with significant suppliers, financial institutions, insurance companies and other parties that provide significant services to the Company. There can be no assurance that the Company's primary service providers will properly address and resolve such provider's Year 2000 issues. Although expenditures to make the Company Year 2000 compliant are not expected to be material to the Company's consolidated financial position or results of operations, there can be no assurance in that regard. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Compliance."

SHARES ELIGIBLE FOR FUTURE SALE


     Sales of a substantial number of shares of the Common Stock in the public market following this offering or the prospect of such sales could adversely affect the market price of the Common Stock. Upon completion of this Offering, the Company will have outstanding 5,523,365 shares of Common Stock (assuming no exercise of the Underwriter's over-allotment option). Of these shares, the 2,000,000 shares of Common Stock offered hereby are immediately eligible for sale in the public market without restriction, except for shares purchased at any time by any "affiliate" of the Company, as such term is defined in Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). Directors, officers and certain shareholders of the Company owning a total of 2,816,009 shares of Common Stock and outstanding options and warrants to purchase 546,009 shares of Common Stock have signed lock-up agreements under which such holders will agree not to offer, sell, or otherwise dispose of any of their shares of Common Stock that might otherwise be eligible for sale for a period of 180 days after the date of this Prospectus without the prior written consent of the Representatives. Upon the expiration of the lock-up agreements, these securities will become eligible for sale in the public market, subject to the provisions of Rule 144. In addition, the Company intends to file registration statements under the Securities Act, after the date of this Prospectus, covering the sale of shares to be issued pursuant to certain currently outstanding options. See "Shares Eligible for Future Sale."


     In addition, upon the consummation of this Offering, the Company will sell to the Representatives for nominal consideration the Representatives' Warrants to purchase up to 200,000 shares of Common Stock. The Representatives' Warrants will have a term of five years and will be exercisable commencing one year after the effective date of this Offering, at an exercise price per share of 120% of the price per share of the Common Stock sold in this Offering. For the term of the Representatives' Warrants, the holders thereof will have, at nominal cost, the opportunity to profit from a rise in the market price of the Common Stock without assuming the risk of ownership, with a resulting dilution in the interest of other shareholders. As long as the Representatives' Warrants remain unexercised, the Company's ability to obtain additional capital might be adversely affected. Moreover, the Representative may be expected to exercise the Representatives' Warrants at a time when the Company would, in all likelihood, be able to obtain any needed capital through a new offering of its securities on terms more favorable than those provided by the Representatives' Warrants. See "Underwriting."


FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

     This Prospectus may contain forward-looking statements including statements regarding, among other items, the Company's business strategies, expected growth in the Company's markets, and anticipated trends in the Company's business and the industry in which it operates. The words "believe," "expect," "anticipate," "intends," "forecast," "project," and similar expressions identify forward-looking statements. These forward-looking statements are based largely on the Company's expectations and are subject to a number of risks and uncertainties, certain of which are beyond the Company's control. Actual results could differ materially from these forward-looking statements, as a result of the factors described under "Risk Factors" and elsewhere herein, including regulatory or economic influences. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this Prospectus will in fact transpire or prove to be accurate. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by this section.

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of the 2,000,000 shares of Common Stock offered hereby are estimated to be approximately $12.8 million ($14.8 million if the Underwriters' over-allotment option is exercised in full) based upon an assumed initial public offering price of $7.50 per share and after deducting estimated Offering expenses and underwriting discounts and commissions payable by the Company.



     The Company anticipates that such net proceeds will be used substantially as follows: (i) approximately $2.5 million to increase research and development efforts; (ii) approximately $2.0 million to increase sales and marketing efforts; (iii) approximately $2.0 million to fund future acquisitions; (iv) approximately $1.2 million to re-pay indebtedness to certain related parties;
(v) approximately $1.0 million for capital expenditures; and (vi) the balance, approximately $4.1 million, for working capital and general corporate purposes. There are no present agreements or arrangements for any such potential or future acquisitions.


     The Company believes that the net proceeds from this Offering, plus the Company's existing capital resources, together with interest income thereon, will be sufficient to fund its operations through at least the next twelve months. Until applied as set forth above, all proceeds will be invested in short-term, interest bearing, investment grade or equivalent securities or bank certificates of deposit. The foregoing represents the Company's present intentions with respect to the allocation of proceeds of this Offering based upon its current plans and existing business conditions. However, the occurrence of certain unforeseen events or changed business conditions could result in the application of the proceeds of this Offering in a manner other than as described in this Prospectus.


     The Company intends to use approximately $1.2 million of the estimated net proceeds of the Offering to pay in full the outstanding balance of related party indebtedness of $1,073,750 and $1,173,750 as of June 30, 1998 and July 17, 1998,
respectively. In December 1997 and January 1998, the Company borrowed $900,000 from certain officers, directors and shareholders of the Company. The loans bear interest at the prime rate of interest plus two percent and are due on December 31, 1998. In connection with the loans, the Company issued warrants to purchase an aggregate amount of 300,003 shares of the Common Stock. In May 1998, the Company borrowed an additional $200,000 from the Company's Chairman. This loan bears interest at the prime rate of interest plus four percent and is due April 30, 1999. See "Certain Relationships and Related Transactions." In July 1998, the Company borrowed an additional $100,000 from a shareholder. This loan bears interest at the prime rate of interest plus four percent as is due June 30, 1999.


                                DIVIDEND POLICY

     The Company intends to retain any earnings to finance the operations and expansion of the Company's business and does not anticipate paying cash dividends in the foreseeable future. In addition, the Company intends to enter into a credit facility that would contain a covenant restricting the ability of the Company to pay dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                 CAPITALIZATION


     The following table sets forth the capitalization of the Company as of June 30, 1998: (i) on an actual basis; (ii) on a pro forma basis giving effect to the conversion of 872,300 shares of Preferred Stock into 581,541 shares of Common Stock; and (iii) on a pro forma as adjusted basis to reflect the sale of the 2,000,000 shares of Common Stock offered hereby, after deducting the underwriting discount and estimated offering expenses, at an assumed initial public offering price of $7.50 per share, and the initial application of the estimated net proceeds therefrom. See "Use of Proceeds." The table should be read in conjunction with the Company's Financial Statements and the related Notes included elsewhere in this Prospectus.



                                                                        JUNE 30, 1998
                                                             -----------------------------------
                                                                                      PRO FORMA
                                                             ACTUAL     PRO FORMA    AS ADJUSTED
                                                             -------    ---------    -----------
                                                                       (IN THOUSANDS)
Debt:
  Short-term debt to related parties, net of discount of
     $26,250...............................................  $ 1,074     $ 1,074       $    --
  Long-term debt, including current portion................       20          20            20
                                                             -------     -------       -------
  Total debt...............................................    1,094       1,094            20
Shareholders' equity:
  Class A Convertible Preferred Stock, no par value;
     5,000,000 shares authorized; 872,300 shares issued and
     outstanding, actual; no shares issued and outstanding
     pro forma and pro forma as adjusted(1)................    1,713          --            --
  Common Stock, no par value; 20,000,000 shares authorized;
     2,915,157 shares issued and outstanding, actual;
     3,496,698 shares issued and outstanding, pro forma;
     and 5,496,698 shares issued and outstanding, pro forma
     as adjusted(1)(2).....................................    1,585       3,298        16,098
Additional paid-in capital.................................       97          97            97
  Accumulated deficit......................................   (3,185)     (3,185)       (3,212)
  Unearned compensation....................................       (9)         (9)           (9)
                                                             -------     -------       -------
  Total shareholders' equity...............................      201         201        12,974
                                                             -------     -------       -------
          Total short term debt and capitalization.........  $ 1,295     $ 1,295       $12,994
                                                             =======     =======       =======


---------------

(1) Upon the consummation of the Offering, the Company anticipates filing an Amended and Restated Articles of Incorporation increasing its authorized capital stock to 25,000,000 shares, of which 20,000,000 shares will be Common Stock, no par value, and 5,000,000 shares will be Preferred Stock, no par value.



(2) Excludes up to 843,360 shares of Common Stock issuable upon exercise of stock options and warrants outstanding at June 30, 1998. Excludes 26,667 shares of Common Stock issued upon exercise of options subsequent to June 30, 1998. See "Management" and "Description of Capital Stock."

                                    DILUTION


     The pro forma net tangible book value of the Company as of June 30, 1998, was approximately $3,065, or less than $0.01 per share of Common Stock. Pro forma net tangible book value per common share represents the net book value of the Company's tangible assets less total liabilities divided by the number of shares of Common Stock outstanding, after giving effect to the conversion of all outstanding shares of Preferred Stock into 581,541 shares of Common Stock upon completion of this Offering, but without giving effect to the possible exercise of outstanding stock options and warrants.



     Without taking into account any changes in such pro forma net tangible book value subsequent to June 30, 1998, other than to give effect to the sale by the Company of 2,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $7.50 per share (after deducting the underwriting discounts and commission and other estimated Offering expenses) and the application of the estimated net proceeds thereof, the as adjusted pro forma net tangible book value of the Company as of June 30, 1998 would have been $12.8 million, or $2.32 per share. This represents an immediate increase in pro forma net tangible book value of $2.32 per share to existing stockholders and the immediate dilution of $5.18 per share to new investors purchasing Common Stock pursuant to this Offering. Dilution per share to new investors represents the difference between the amount per share paid by purchasers of Common Stock of the Company pursuant to this Offering and the as adjusted pro forma net tangible book value per share of Common Stock immediately after completion of this Offering. The following table illustrates the per share effect of this dilution on an investor's purchase of shares:



Assumed initial public offering price per common share......           $7.50
  Pro forma net tangible book value per common share as of
     June 30, 1998..........................................  $  --
  Increase in pro forma net tangible book value per common
     share attributable to new investors....................  $2.32
                                                              -----
As adjusted pro forma net tangible book value per common
  share after Offering......................................           $2.32
                                                                       -----
Dilution per common share to new investors..................           $5.18
                                                                       =====



     The following table summarizes, on a pro forma as adjusted basis as of June 30, 1998, the number of shares of Common Stock purchased from the Company, the total price paid, and the average price per share paid by existing stockholders and by new investors purchasing shares of Common Stock offered hereby:



                                   SHARES PURCHASED      TOTAL CONSIDERATION PAID     AVERAGE
                                 --------------------    ------------------------    PRICE PER
                                  NUMBER      PERCENT       AMOUNT       PERCENT       SHARE
                                 ---------    -------    ------------    --------    ---------
Existing stockholders..........  3,496,698      63.6%    $ 3,394,686       18.5%       $0.97
New investors..................  2,000,000      36.4      15,000,000       81.5        $7.50
                                 ---------     -----     -----------      -----
          Total................  5,496,698     100.0%    $18,394,686      100.0%
                                 =========     =====     ===========      =====



     The foregoing tables exclude up to 300,000 shares of Common Stock that may be sold by the Company upon the exercise of the Underwriters' over-allotment option and give effect to the conversion of all outstanding shares of Preferred Stock into 581,541 shares of Common Stock upon completion of this Offering. The tables also exclude 843,360 shares of Common Stock issuable upon exercise of options and warrants outstanding at June 30, 1998 and 26,667 shares of Common Stock issued upon exercise of options subsequent to June 30, 1998. Further dilution may result from the exercise of such options and warrants. See "Description of Capital Stock," "Underwriting" and "Management."

                            SELECTED FINANCIAL DATA


     The following selected financial data for the year ended December 31, 1996 are derived from financial statements of the Company which have been audited by Coopers & Lybrand, L.L.P., independent auditors. The selected financial data for the year ended December 31, 1997 are derived from the financial statements of the Company which have been audited by Ernst & Young LLP, independent auditors. Ernst & Young LLP's report on the financial statements for the year ended December 31, 1997, which appears elsewhere herein, includes an explanatory paragraph which describes an uncertainty about the Company's ability to continue as a going concern. The financial data for the six months periods ended June 30, 1997 and 1998 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which the Company considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the six months ended June 30, 1998 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1998. The following data is qualified in its entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements of the Company and related Notes thereto included elsewhere in this Prospectus.



                                                            YEARS ENDED       SIX MONTHS ENDED
                                                           DECEMBER 31,           JUNE 30,
                                                         -----------------    ----------------
                                                          1996      1997       1997      1998
                                                         ------    -------    ------    ------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED STATEMENT OF OPERATIONS DATA:
  Net revenues.........................................  $  783    $ 1,482    $  695    $1,208
  Cost of revenues.....................................     486        825       340       538
                                                         ------    -------    ------    ------
     Gross profit......................................     297        657       355       670
  Research and development expenses....................     152        273        91       183
  General and administrative expenses..................     376        821       290       760
  Sales and marketing expenses.........................     264        979       429       529
                                                         ------    -------    ------    ------
     Operating loss....................................    (495)    (1,416)     (455)     (802)
  Other income (expense), net..........................     277         30        (3)      (73)
                                                         ------    -------    ------    ------
  Net loss.............................................  $ (218)   $(1,386)   $ (458)   $ (875)
                                                         ======    =======    ======    ======
  Basic and diluted net loss per share.................  $(0.08)   $ (0.49)   $(0.16)   $(0.30)
  Shares used in computation...........................   2,728      2,803     2,776     2,910



                                                                               JUNE 30, 1998
                                                                          ------------------------
                                                          DECEMBER 31,                PRO FORMA
                                                              1997        ACTUAL    AS ADJUSTED(1)
                                                          ------------    ------    --------------
SELECTED BALANCE SHEET DATA:
Cash....................................................     $  741       $   25       $11,725
Working capital (deficit)...............................        590         (392)       12,382
Total assets............................................      2,284        2,193        13,893
Total liabilities.......................................      1,230        1,993           919
Shareholders' equity....................................      1,053          201        12,974


---------------


(1) On a pro forma basis, giving effect to the conversion of all outstanding shares of Preferred Stock into 581,541 shares of Common Stock and adjusted to reflect the sale by the Company of 2,000,000 shares of Common Stock in this Offering at an assumed initial offering price of $7.50 per share and the application of the net proceeds therefrom, including the application of $1,100,000 of the proceeds for repayment of related party indebtedness of $1,073,750, net of discount, of the Company. See "Use of Proceeds," "Capitalization," and Notes to Financial Statements.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of the financial condition and results of operations should be read in conjunction with the Company's Financial Statements and Notes thereto, and the other financial information included elsewhere in this Prospectus.

OVERVIEW


     The Company was incorporated in 1994 to design, develop and market innovative medical devices for use in orthopaedic surgery, including sports medicine and minimally invasive arthroscopic procedures. The Company's current product offerings consist of suture anchors and related insertion instruments, manual arthroscopic instrumentation, and a complete system of surgical screws. In previous periods, the Company's focus has been on the development and sale of its proprietary PeBA suture anchors, and more recently, the OBL RC5, a pre-loaded suture anchor with a disposable insertion device. For the year ended December 31, 1997, and the six months ended June 30, 1998, sales of suture anchors and related instruments accounted for approximately 85.5% and 88.1%, respectively, of net revenues. The Company intends to expand its line of suture anchors and related instruments and expects that these products will continue to represent a significant portion of its future revenues.



     The Company's products are typically sold through a network of third-party distributors, consisting of domestic and international stocking dealers and U.S. sales agents. Sales to stocking dealers, both within the U.S. and internationally, are at retail prices net of sales discounts. Sales discounts vary according to certain factors such as volume orders and competition within certain geographic regions. Stocking dealers purchase inventory for their own account and sell product directly to hospitals at retail prices. Revenues from sales to stocking dealers are recorded upon shipment to the dealer. The Company's U.S. sales agents maintain inventories of the Company's products on a consignment basis. The Company records revenue at retail prices at the time of sale to hospitals. Related sales commissions to the sales agents are recorded as a cost of revenues. Stocking dealer agreements allow for a limited right of return on sales which has been provided for as part of the Company's allowance for bad debts and sales returns.


     The Company intends to pursue an aggressive product development strategy to continue expanding the breadth of its product offerings. Following the Offering, the Company intends to significantly increase its development staff, pursue internal product development efforts, and seek collaborative development arrangements with other medical device companies. The Company does not expect research and development expenses to increase materially as a percentage of net revenues. However, it expects a significant increase in the gross dollar amount of such expenditures as compared to prior periods.


     As of June 30, 1998, the Company had operating loss carryovers of approximately $2.7 million, the income tax benefit of which has been offset fully by a valuation allowance. Ownership changes, as defined in the Internal Revenue Code, including those resulting from the issuance of Common Stock in connection with this Offering, may limit the amount of net operating loss and tax credit carryforwards that can be utilized to offset future taxable income and reduce its tax liability.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, the percentage of net revenues represented by certain items included in the Company's financial statements.


                                        YEARS ENDED          SIX MONTHS
                                       DECEMBER 31,        ENDED JUNE 30,
                                      ---------------     ----------------
                                      1996      1997      1997       1998
                                      -----     -----     -----     ------
Net revenues........................  100.0%    100.0%    100.0%     100.0%
Gross profit........................   37.9      44.3      51.1       55.4
Research and development expenses...   19.4      18.4      13.1       15.1
General and administrative
  expenses..........................   48.0      55.4      41.7       62.9
Sales and marketing expenses........   33.7      66.1      61.7       43.8
                                      -----     -----     -----     ------
Operating loss......................  (63.2)    (95.6)    (65.4)     (66.4)
Other income/(expense), net.........   35.4       2.1      (0.4)      (6.1)
                                      -----     -----     -----     ------
Net loss............................  (27.8)%   (93.5)%   (65.8)%    (72.5)%
                                      =====     =====     =====     ======



  Six Months Ended June 30, 1998 and 1997



     Net revenues increased $513,000, or 73.7%, to $1,208,000 for the six months ended June 30, 1998 from $695,000 for the six months ended June 30, 1997. The increase in revenues reflects increased sales of suture anchors and related instruments resulting from the expansion of the Company's distribution network as well as sales of manual arthroscopic instrumentation.



     Gross profit increased $314,000, or 88.3%, to $669,000 for the six months ended June 30, 1998 from $355,000 for the six months ended June 30, 1997, representing gross margins of 55.4% and 51.1%, respectively. The increases in gross profit and gross margins were primarily attributable to improved vendor pricing and an increase in the sale of suture anchors which carry higher margins than the Company's other products.



     Research and development expenses consist primarily of compensation and consulting fees, prototype development and sample inventory, and lab testing. Research and development expenses increased $92,000, or 100.8%, to $183,000 for the six months ended June 30, 1998 from $91,000 for the six months ended June 30, 1997. Research and development expenses as a percentage of net revenue increased to 15.1% from 13.1% during the respective periods. These increases were primarily attributable to the development of products including the OBL RC5 pre-loaded suture anchor, the SB anchor, and the DRYKnot.



     General and administrative expenses consist primarily of compensation, regulatory certification costs, and general corporate overhead including rent, insurance, and other operating expenses. General and administrative expenses increased $470,000, or 162.3%, to $760,000 for the six months ended June 30, 1998 from $290,000 for the six months ended June 30, 1997. As a percentage of net revenues, general and administrative expenses increased to 62.9% for the six months ended June 30, 1998 from 41.7% for the six months ended June 30, 1997. These increases were primarily attributable to an increase in salaries associated with hiring key management personnel, consulting fees incurred related to ISO 9001 certification, and increased operating expenses incurred as result of the Company's growth.



     Sales and marketing expenses consist primarily of compensation, sales workshops and seminars, international consulting fees, and other related expenses. Sales and marketing expenses increased $100,000, or 23.3%, to $529,000 for the six months ended June 30, 1998 from $429,000 for the six months ended June 30, 1997. Sales and marketing expenses as a percentage of net revenues decreased to 43.8% from 61.7% during these respective periods as a result of the increase in sales. These increases in sales and marketing expenses resulted from workshops held by the Company for key surgeons as well as members of its scientific advisory board, increased participation in industry meetings, and the hiring of additional in-house sales and marketing personnel.

     Net other expense increased $70,000 to $73,000 for the six months ended June 30, 1998 from $3,000 for the six months ended June 30, 1997. This increase was primarily attributable to interest expense incurred on related party borrowings incurred in the fourth quarter of 1997 to fund the Company's operations.



     Net loss increased $418,000 or 91.5% to $876,000 for the six months ended June 30, 1998 from $457,000 for the six months ended June 30, 1997 as a result of the factors discussed above.


  Years Ended December 31, 1997 and 1996

     Net revenues increased $699,000 or 89.4% to $1,482,000 for the year ended December 31, 1997 from $783,000 for the year ended December 31, 1996. The increase in revenues was primarily attributable to increased sales of the Company's proprietary suture anchors, including sales to Mentor.

     Gross profit increased $361,000, or 121.8%, to $658,000 for the year ended December 31, 1997 from $297,000 for the year ended December 31, 1996. As a percentage of net revenues, gross profit was 44.3% and 37.9% in 1997 and 1996, respectively. The improvement in gross profit was primarily attributable to increased sales of suture anchors which carry higher margins than the Company's other products.

     Research and development expenses increased $121,000, or 79.6%, to $273,000 for the year ended December 31, 1997 from $152,000 for the year ended December 31, 1996. Research and development expenses as a percentage of net revenues decreased to 18.4% from 19.4% during the respective periods. These increases in dollar amount were primarily attributable to the development of new products including the SB suture anchor as well as initial development costs for an ACL repair screw and bio-absorbable implant materials.

     General and administrative expenses increased $445,000, or 118.4%, to $821,000 for the year ended December 31, 1997 from $376,000 for the year ended December 31, 1996. As a percentage of net revenues, general and administrative expenses increased to 55.4% for the year ended December 31, 1997 from 48.0% for the year ended December 31, 1996. These increases were primarily attributable to increased administrative and managerial compensation and increased costs incurred as result of the Company's growth.

     Sales and marketing expenses increased $716,000, or 271.5%, to $980,000 for the year ended December 31, 1997 from $264,000 for the year ended December 31, 1996. Sales and marketing expenses as a percentage of net revenues increased to 66.1% from 33.7% during the respective periods. These increases resulted from costs associated with the hiring of additional regional sales managers, expenses associated with the expansion of the Company's distribution network particularly in international markets, and expenses related to increased participation in industry trade shows and sales meetings.

     Net other income decreased $247,000, or 89.0%, to $30,000 for the year ended December 31, 1997 from $277,000 for the year ended December 31, 1996. In 1996, net other income included an initial one-time payment by Mentor of $300,000 for the exclusive marketing and distribution rights from the Company of the 4.0 mm PeBA(R)C suture anchor for urology applications in the United States and in other defined foreign markets. The Company also records ongoing revenue from sales of suture anchor products to Mentor under this arrangement.

     Net loss increased $1,168,000 to $1,386,000 for the year ended December 31, 1997 from $218,000 for the year ended December 31, 1996 as a result of the factors discussed above.

LIQUIDITY AND CAPITAL RESOURCES


     The Company has financed its operations primarily from the private sale of equity securities, from which it has raised $3.3 million since inception. The Company has also financed its operations through borrowings from related parties, and, at June 30, 1998, had borrowings outstanding of approximately $1,073,750, net of discount. As a result of the operating losses incurred by the Company since inception, the accumulated deficit was approximately $3.2 million at June 30, 1998. The Company's financial statements for the year ended December 31, 1997, include an explanatory paragraph which describes an uncertainty about the Company's ability to continue as a going concern. Upon consummation of the Offering, the Company expects that the uncertainty will be eliminated.


     As of June 30, 1998, the Company had cash of $25,000 as compared to $741,000 on December 31, 1997. Operating activities required approximately $779,000 and $1,966,000, respectively, during the six months ended June 30, 1998 and the year ended December 31, 1997. The changes in cash used in operations were due primarily to the impact of increased revenues offset by higher expenses associated with the expanded sales and marketing organization as well as the Company's investment in its preloaded suture anchor product line. Such amounts were greater than the loss incurred during each of the respective periods primarily due to increases in accounts receivable and inventory relating to the Company's increased operating levels. Investment activities required approximately $192,000 and $267,000, respectively, during the six months ended June 30, 1998 and the year ended December 31, 1997. Investment activities included computer and other equipment and instrumentation required by the Company in its research and development and operations activities. The Company does not expect a material increase in the rate of capital expenditures for the balance of 1998. Financing activities contributed approximately $256,000 and $2,576,000, respectively, during the six months ended June 30, 1998 and the year ended December 31, 1997.


     The Company intends to establish a bank credit facility and may attempt to establish an equipment leasing facility to finance a portion of its working capital requirements and capital expenditures. The Company does not have any commitments or understandings pertaining to any lease facilities at this time. The bank credit facility would provide for a line of credit up to $300,000 collateralized by substantially all of the Company's assets. The line would bear interest at the prime rate plus 2 1/2% and would require the Company to satisfy ongoing financial covenants including specified working capital and debt-to-equity ratios and would restrict the Company's ability to pay dividends.


     The Company's future liquidity and capital requirements will depend on, among other factors, the extent to which the Company's products gain market acceptance and the success of its research and development programs and timely regulatory clearances of new products. The Company believes that the net proceeds from this Offering, together with interest income thereon, plus the Company's existing capital resources, will be sufficient to fund its operations and growth strategy for at least 12 months. See "Use of Proceeds." However, the Company cannot provide any assurances that it will not require additional financing during this time frame. If additional financing is necessary, the Company would seek to raise these funds through credit facilities or debt or equity offerings. There can be no assurance that such funds would be available on terms acceptable to the Company or at all.


BACKLOG

     The Company fills orders for its products promptly. Accordingly, backlog is not a significant factor in its business.

YEAR 2000 COMPLIANCE

     The Company recognizes the need to ensure that its operations will not be adversely impacted by Year 2000 hardware and software issues. The Company intends to confirm its compliance regarding Year 2000 issues for both internal and external information systems by the end of 1998. This process will entail communicating with significant suppliers, financial institutions, insurance companies and other parties that provide significant services to the Company. There can be no assurance that the Company's primary service providers will properly address and resolve such provider's Year 2000 issues. Expenditures to make the Company Year 2000 compliant will be expensed as incurred and are not expected to be material to the Company's consolidated financial position or results of operations.

CHANGE IN AUDITOR

     The Board of Directors of the Company on December 2, 1997, terminated the Company's relationship with Coopers & Lybrand, L.L.P. and engaged Ernst & Young LLP as its new independent auditors to audit the Company's financial statements. The report of Coopers & Lybrand, L.L.P. on the Company's financial statements for the year ended December 31, 1996 did not contain an adverse opinion or a disclaimer of opinion nor was it qualified or modified as to uncertainty, audit scope or accounting principles. During this period and thereafter there were no disagreements between the Company and Coopers & Lybrand, L.L.P. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Coopers & Lybrand, L.L.P., would have caused it to make reference to the subject matter of the disagreements in connection with its report. The Company has authorized Coopers & Lybrand, L.L.P. to respond fully to inquiries from Ernst & Young LLP concerning all matters relating to prior audits conducted by Coopers & Lybrand, L.L.P.

     The Company did not consult with Ernst & Young LLP on the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements before engaging Ernst & Young LLP to perform its audit.

     The Company has supplied a copy of this disclosure to both Coopers & Lybrand, L.L.P. and Ernst & Young LLP and neither has indicated to the Company that it objects or disagrees with this disclosure.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

     SFAS No. 130, "Reporting Comprehensive Income" (SFAS No. 130), issued by the FASB in June 1997, is effective for periods beginning after December 15, 1997. Under the new requirements for calculating income, this statement requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. The impact of SFAS No. 130 on the calculation of comprehensive income for these periods was not material.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS No. 131). SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS No. 131 is effective for financial statements for fiscal years beginning after December 15, 1997. The adoption of SFAS No. 131 will have no impact on the Company's consolidated results of operations, financial position or cash flows.

                                    BUSINESS

OVERVIEW

     The Company designs, develops and markets innovative medical devices that are primarily used in orthopaedic surgery, including sports medicine and minimally invasive arthroscopic procedures. The Company's current product offerings consist of a variety of suture anchors, an array of arthroscopic instruments and a system of surgical screws, all of which are designed for specific orthopaedic surgical applications. The Company believes that its suture anchors, which have been primarily used for rotator cuff repair of the shoulder and feature a patented high/low thread pattern, provide surgeons with a variety of intra-operative options and lead to improved surgical outcomes. By leveraging the competitive advantages of its shoulder products, the Company will be positioned to further penetrate markets for orthopaedic procedures involving the knee, hand and foot. In addition, the Company is applying its technology to opportunities outside of orthopaedics through strategic partnerships for applications in urology and dentistry, and is also pursuing other strategic opportunities in plastic surgery, spinal surgery and trauma.


     The Company believes its suture anchors, which are used by surgeons to reattach torn or loose soft tissue, such as ligaments and tendons, to bones, deliver a unique combination of competitive advantages including (i) enhanced pull-out strength, (ii) ease of insertion, (iii) multiple sutures per anchor, and (iv) revisability. The Company's suture anchors use a proprietary high/low thread pattern that provides superior pull-out strength and low insertion torque in soft, cancellous bone. The enhanced pull-out strength allows the Company's anchors to support multiple sutures, which distributes the load of the suture over a greater area of tissue, providing the surgeon the option to use fewer anchors per procedure. Also, unlike many competitive products, the Company's anchors are fully revisable which is a significant advantage when a suture breaks and needs to be replaced or when the anchor needs to be adjusted or repositioned. Further, certain of the Company's suture anchors are pre-loaded in an insertion instrument to facilitate ease of use and to reduce surgery time and associated costs.



     The Company intends to achieve leading positions within the sports medicine/arthroscopy segment of the orthopaedic industry by increasing the aggregate number of surgical procedures using the Company's products and increasing the number of the Company's products used in each surgical procedure. The Company believes that the brand awareness that it is developing with the advantages of its suture anchor products will accelerate the introduction and acceptance of additional products now under development. The Company is also developing of a variety of other innovative medical devices including (i) a knot substitute that could eliminate the difficult and time-consuming task of remote surgical knot-tying, (ii) bio-absorbable suture anchors which would gradually degrade and absorb into surrounding tissue, (iii) a comprehensive line of knee products for use in miniscal and ACL repair procedures, and (iv) the "next-generation" of fixation products that will be designed to facilitate the re-attachment of soft tissue to other soft tissue.


     The Company's products generally are selected by surgeons and then purchased by hospitals or surgical facilities for use by the surgeon. Accordingly, the Company's primary focus in developing and marketing its products is to establish relationships with orthopaedic surgeons who specialize in arthroscopic procedures. The Company's scientific advisory board, made up of leading surgeons, assists the Company in marketing its products to other surgeons through educational seminars, workshops, clinical studies and published articles, as well as in generating new product ideas and providing input in clinical evaluations. The Company distributes its products domestically and internationally through a network of sales agents and stocking dealers. Within the United States, the Company utilizes approximately 34 third-party distributors, consisting of independent sales agents and stocking dealers that collectively employ approximately 180 sales representatives. Internationally, the Company distributes its products through a network of 14 stocking dealers in 14 countries consisting of independent stocking dealers that collectively employ approximately 80 sales representatives, including Japan where the Company recently signed a distribution agreement with Mizuho Medical Co., Ltd., a leading medical device company.

INDUSTRY BACKGROUND AND MARKET DATA


     The orthopaedic industry is estimated to generate sales in 1998 of $8.3 billion worldwide, with over $4.4 billion in the United States. Market segments within this industry consist of trauma devices, reconstructive implants, bone rehabilitation, and spinal implants as well as sports medicine and arthroscopy devices. The sports medicine/arthroscopic surgery market segment, in which the Company currently competes, is estimated to generate sales in 1998 of $1.3 billion worldwide, with $785 million in the United States. The Company believes that growth in the sports medicine/arthroscopic segment will be driven primarily by the introduction of new arthroscopic procedures and increased physical activity by a growing and increasingly active adult population. The United States Consumer Products Safety Commission estimates that the age group between 45 and 54 is likely to increase by 73% between 1990 and 2010. This growth, coupled with increased physical activity among adults, has led to a 60% rise in emergency room visits related to athletic activity from 1986 to 1996.


  Common Tissue Injuries

     The sports medicine/arthroscopy market segment focuses on tissue-to-bone and tissue-to-tissue repair. Some of the most common injuries within this segment include torn rotator cuffs of the shoulder and ACLs. When ligaments or tendons are detached from the bone as a result of trauma, physical activity, or degenerative disease, a tissue-to-bone repair may be necessary. When the injury involves a tear or rupture of the ligament or tendon, repair can often be achieved by suturing these tissues or completely replacing these tissue structures with tissue grafts. Tissue fixation devices have been developed to perform repairs to the shoulder, knee, elbow, wrist and ankle. As a result of the size, density and number of bones in these joints, a wide variety of tissue fixation devices are required.

  Methods of Treatment

     Severe tissue and joint injuries have historically been treated using open surgery involving hospital admittance, large incisions, associated trauma and lengthy rehabilitation. These procedures are complex, highly invasive, time-consuming and technically challenging. A typical open procedure involves the reattachment of soft tissue to bone using metal surgical screws or staples. These devices are placed through the tissue to secure it directly to the bone. Metal screws and staples generally require large incisions, are difficult to implant and protrude above the surface of the bone, creating potential damage to healthy tissue. If a revision or corrective surgery is required, it is difficult to remove the previously attached devices without additional tissue damage. As a result, the device is often left in place, which can lead to less than optimal placement of the revision devices.

     To address the limitations of the traditional methods of reattaching soft tissue to bone, the suture anchor was introduced in 1989. A suture anchor is deployed in the bone and becomes secured below the outer surface. A suture is attached to the anchor and used to secure soft tissue structures to the bone. A suture anchor is inserted arthroscopically allowing for a smaller incision than traditional methods of reattachment. When using such arthroscopic techniques, the surgeon makes a small incision through which he passes a fiber optic illuminated imaging tube, called an arthroscope, to allow the surgeon to see the injury. Through another small incision, the surgeon typically inserts another tube, called a cannula. The surgeon passes certain surgical instruments and sutures through the cannula to make the necessary repairs. Such arthroscopic techniques minimize the trauma and complications associated with surgery for the repair of orthopaedic joint injuries.


     Many current products available in the suture anchor market have significant limitations. The most popular suture anchor is held in place by barbs and may require pre-drilling even for placement in soft bone. The potential risks are a lack of pull-out strength and possible migration of the anchor. Also, these anchors generally are not revisable in instances when the suture breaks or the anchor needs to be replaced or repositioned. As a result, in such instances, surgeons typically leave the non-functioning anchor in place and insert an additional anchor or damage surrounding bone in order to retrieve the anchors. Additional anchors often are also required to be inserted if more than one suture is necessary or desirable in surgery.

THE OBL SOLUTION


     The Company's suture anchors are designed to provide exceptional performance, addressing certain limitations of competitive suture anchors. As a result of its proprietary high/low thread pattern, the Company's anchors have superior pull-out strength in soft, cancellous bone. This significantly greater pull-out strength reduces possible migration of the anchor and allows for multiple sutures to be used with a single anchor thus distributing the load of the suture over a greater area of tissue. The thread pattern of the Company's anchors allows for easy insertion and retrieval and may not require pre-drilling in soft bone. Because pre-drilling may not be required for insertion of the Company's suture anchors in soft bone, the Company's suture anchors produce reduced insertion torque which results in less bone damage and promotes quicker healing. The Company believes these features lead to improved surgical outcomes. Further, certain of the Company's suture anchors are pre-loaded in an insertion instrument to facilitate ease of use and to reduce surgery time and associated costs.


BUSINESS STRATEGY


     The Company's objective is to achieve leading positions in selected markets within the sports medicine/arthroscopy segment of the orthopaedic industry. The Company intends to pursue this objective by increasing the number of surgical procedures using the Company's products and increasing the number of the Company's products used in each surgical procedure. The Company's business strategy consists of the following key elements:


     Expand Core Suture Anchor Business. The Company intends to increase its market share for suture anchors by increasing sales and marketing efforts directed to its core shoulder surgery market segment. The Company believes that its recently introduced OBL RC5 pre-loaded anchor product (which combines an anchor, multiple pre-loaded sutures, and a disposable insertion device) addresses certain limitations of other anchors presently on the market. The Company intends to continue to increase market acceptance of its core suture anchor products by expanding its network of domestic and international distributors. In addition, through the efforts of its scientific advisory board, the Company will continue to focus on featuring its core suture anchor products in educational training programs directed at leading surgeons within the sports medicine/arthroscopy market.

     Continue to Develop Brand Awareness. The Company believes that it is beginning to develop brand awareness with leading surgeons through its suture anchor products. The Company intends to leverage this brand awareness by developing or acquiring rights to additional complementary products for sale through the Company's expanding distribution network. Toward this end, the Company is in the process of developing a comprehensive line of knee products for use in meniscal and ACL repair procedures. The Company is also developing an arthroscopic instrumention system that will include a variety of instruments designed to facilitate knee and shoulder surgeries and be fully compatible with and complementary to the Company's other suture anchor products. Through this system, the Company expects to improve the effectiveness of the surgeon and to increase the number of its products used in each surgical procedure.


     Apply the Company's Technologies to Additional Applications. The Company intends to continue to pursue additional opportunities to apply its proprietary technologies both within and outside of the sports medicine/arthroscopy markets. Within the sports medicine/arthroscopy market, the Company intends to focus on expansion of sales and marketing activities to further penetrate markets, such as the knee, hand, and foot. Within the broader orthopaedic market, the Company is pursuing licensing opportunities for its technology for applications in the areas of trauma and spine. The Company is also pursuing opportunities outside the orthopaedics industry. For example, the Company's anchor technology is currently being licensed to Imcor for the development of dental implants.


     Develop New Technologies and Materials. The Company is continuing to pursue the development of new technologies and products that address specific surgical needs. In this regard, the Company is currently pursuing the development of (i) a knot substitute that could eliminate the difficult and time-consuming task of remote surgical knot-tying, (ii) bio-absorbable suture anchors which would gradually degrade and absorb into surrounding tissue causing the surrounding bone to be stronger than bones with more permanent anchors,

(iii) a comprehensive line of knee products including a meniscal repair device and an interference screw for ACL reconstruction which will utilize the Company's proprietary high/low thread design, and (iv) the "next-generation" of fixation products that would be designed to facilitate the re-attachment of soft tissue to other soft tissue. The Company anticipates developing additional technologies through its internal resources as well as through licensing agreements.



     Pursue Strategic Alliances and Acquisitions. The Company will continue to pursue strategic alliances and acquisitions as a means of facilitating additional product development and expanded distribution. In this regard, the Company intends to identify key foreign distributors to promote the Company's products in international markets. For instance, the Company recently signed a distribution arrangement with Mizuho, a leading medical device company serving the Japanese market. In addition, the Company plans to develop alliances that will facilitate new product introductions such as the Company's distribution arrangement with T.A.G. Medical Products. The Company also intends to commercialize applications of its technology outside of sports medicine/arthroscopy through arrangements such as with Mentor and Imcor. There are no present agreements or arrangements for any potential or future acquisitions.


PRODUCTS AND TECHNOLOGY


     The Company's current product offerings are described below and consist of a variety of suture anchors, an array of arthroscopic instruments and a system of surgical screws, all of which are designed for specific orthopaedic surgical applications. Each of the following products have received FDA 510(k) clearance, are modifications to 510(k) cleared devices that the Company believes do not require additional clearance, or are devices the Company believes have been exempted by the FDA from the 510(k) clearance process. See
"Business -- Government Regulation."

PRODUCT                                                         DESCRIPTION
-------                                                         -----------
PRE-LOADED SUTURE ANCHORS
  OBL RC5 Pre-Loaded Suture Anchor              Pre-loaded RC5 anchor in a disposable
                                                inserter with two braided polyester sutures.
                                                Reduces amount of handling time needed to
                                                prepare the anchor for implantation. Used
                                                for rotator cuff reattachment.

  2.8 mm Pre-Loaded Suture Anchor               Pre-loaded PeBA S anchor in a disposable
                                                inserter with one braided polyester suture.
                                                Reduces amount of handling time needed to
                                                prepare the anchor for implantation. Used
                                                for repairs of the shoulder and for ulnar
                                                ligament reattachments.
INDIVIDUAL SUTURE ANCHORS
  5.0 mm RC5 Anchor                             Used for rotator cuff reattachment.
  2.8 mm PeBA S Anchor                          Small profile is ideal for small, dense
                                                bones. Use includes repairs of the shoulder
                                                and ulnar ligament reattachments.

  4.0 mm PeBA C Anchor                          Primary fastener for soft bone. Use includes
                                                repairs in the shoulder, elbow, knee and
                                                foot. Also sold through an OEM arrangement
                                                with Mentor for use in female urinary stress
                                                incontinence.
  6.5 mm PeBA C Anchor                          Use includes shoulder, elbow, knee and foot.

INSTRUMENTS
  Manual Arthroscopic Instruments               Manufactured by T.A.G. Medical Products and
                                                distributed in the United States exclusively
                                                by OBL. Used in various types of
                                                arthroscopic procedures.

  Instrumentation Systems                       A selection of arthroscopic instruments used
                                                to facilitate implantation of the Company's
                                                anchor products; offered in a variety of
                                                configurations; components include
                                                inserters, bone drills, drill guides, and
                                                sterilization trays.
SURGICAL SCREWS
  Facet Screw System                            Designed for reconstructive surgery of small
                                                bones, primarily in foot and ankle. Includes
                                                a range of screws from 1.8 mm to 6.8 mm in
                                                diameter.

  Forefoot Reconstructive Screw System          A system of cannulated cortical and
                                                cancellous screws ranging in size from 2.7
                                                mm to 3.5 mm in diameter.


---------------
  Suture Anchors

     The Company currently markets a selection of suture anchor products which provide the surgeon with distinctly different soft tissue suture anchors designed for specific applications.

     Proprietary High/Low Thread Design. Each of the Company's suture anchors are made from titanium alloy and utilize the Company's patented high/low double helix thread design. This unique thread pattern is designed to (i) increase bone density between the threads resulting in superior pull-out strength, (ii) minimize radial stress on the bone which limits bone damage, and (iii) produce low insertion torque allowing for ease of insertion. Unlike many suture anchors currently on the market which cannot be removed or revised by the surgeon, the Company's anchors may be removed if necessary where, for instance, the suture has broken or where the anchor needs to be repositioned. In addition, because of the anchor's enhanced holding capability, each of the Company's suture anchors can accept multiple sutures. Multiple sutures distribute the load of each suture over a greater area of tissue, resulting in a stronger repair at the reattachment site. Using multiple sutures per anchor also allows the surgeon to reduce the number of anchors needed per procedure, which may reduce the time of the procedure and overall surgical costs.

     Pre-Loaded Suture Anchors. The Company recently introduced the OBL RC5 pre-loaded suture anchor. Developed as a result of surgeon demand for a complete anchor deployment system, the OBL RC5 is a 5.0 mm titanium suture anchor which comes pre-loaded in a disposable inserter and pre-threaded with two braided polyester sutures. The sutures are colored differently for easy intra-operative identification. The OBL RC5 comes sterile packed and is designed to significantly reduce the amount of handling time needed to implant the anchor, thereby likely reducing surgical costs. The OBL RC5 inserter can also be used as an extraction tool for suture repair or anchor repositioning. The Company also recently introduced a 2.8 mm suture anchor which comes pre-loaded and sterile packed with a disposable inserter and one braided polyester suture.

     Individual Suture Anchors. While many surgeons prefer the convenience of a pre-loaded anchor deployment system, individual suture anchors are still widely used in many surgical procedures where speed is less important to the surgeon or where the surgeon desires a particular type or size of suture that does not come in a pre-loaded system. The PeBA family of suture anchors is the Company's original line of anchors. These suture anchors must be loaded by the surgeon into a manually driven insertion driver. The PeBA anchors come in varying sizes which offers the surgeon intra-operative flexibility to choose the type, size and amount of suture used for each procedure. The Company also markets its RC5 as an individual anchor. Each of the Company's individual suture anchors utilizes its unique proprietary high-low thread design.

     Private Label Suture Anchors. The Company is also the exclusive provider of anchor products for Mentor. These anchors are marketed by Mentor and are used primarily in treatment for female urinary stress incontinence.

  Instrumentation

     The Company recently secured a marketing alliance with and became an exclusive distributor within the U.S. for T.A.G. Medical Products, a manufacturer of high quality manual arthroscopic instrumentation. These instruments are used by the surgeon in various arthroscopic procedures, including procedures which utilize the Company's suture anchors.


     The Company offers a selection of arthroscopic instruments compatible with and used to deploy the Company's anchor products and manage tissue and sutures during repair in surgery. The instruments are offered in a variety of kits, which include inserters, bone drills, drill guides, and sterilization trays. Each instrument may also be customized as requested by an individual surgeon.


  Screw Systems


     The Facet Screw System is a system of self-drilling cannulated screws which are offered in varying sizes, from 1.8 mm to 6.8 mm in diameter, and in various lengths. The Forefoot Reconstructive Screw System is a system of cannulated and non-cannulated cortical and cancellous screws which are offered in varying sizes, from 1.8 mm to 3.5 mm. These screws are designed to be used for reconstructive surgery of smaller bones. The intended surgical audience is foot and ankle orthopaedists and podiatrists. The unique feature of these screw systems is the proprietary facet head of the screw which is designed to allow maximum bone contact with minimal soft tissue irritation.


PRODUCTS UNDER DEVELOPMENT

     The Company's product development efforts focus upon expanding the use of its platform technology to increase the applications of existing products, as well as the development of new products and technologies that address specific needs identified by the surgical community. The Company currently has a number of new products in various stages of development. Except as noted below, the Company has not received the necessary regulatory clearance to market its products under development and there can be no assurance that the Company will obtain such clearances. See "Risk Factors -- Regulatory Risks" and "Business -- Government Regulation."

  SB Titanium Suture Anchor


     The SB Anchor is a toggle type anchor that is for use in osteoporotic bone where the bone density cannot support a traditional threaded anchor. Inserted either in a pre-drilled hole or by direct impact, the SB Anchor works by rotating in the cancellous bone or medullary void. The Company's scientific advisory board is currently considering the use of the SB Anchor for knee, hip and trauma applications. The Company has received FDA 510(k) clearance for its SB Anchor.


  SB Non-Metallic Suture Anchor

     The Company also intends to introduce its SB Anchor in a high-density plastic material as well as a bio-absorbable material which degrades and absorbs into surrounding tissue. Non-clinical testing is currently being conducted by the Company.

  Interference Screw

     As part of the Company's strategy to expand its surgical procedure base, the Company intends to introduce an interference screw for ACL reconstruction. The ACL interference screw will utilize the Company's proprietary high/low thread design.

  Complete Instrument System -- Shoulder and Knee

     The Company, in consultation with its scientific advisory board, is developing comprehensive instrument systems for both the knee and shoulder. These instrument systems will include a full complement of instruments designed to facilitate knee and shoulder surgeries and will be fully compatible with the Company's other suture anchor products. Such instruments will focus on tissue and suture management and repair.

  DRYKnot

     One of the most difficult and time-consuming processes of arthroscopic fixation surgery is suture knot-tying which must been done remotely by the surgeon through a straw-like device known as a cannula. Difficulties in arthroscopic knot-tying limit the number of surgeons capable or willing to perform arthroscopic surgery. The DRYKnot would enable the suture to fixate tissue to the bone without the complexity of normal knot-tying. The DRYKnot could be used wherever a remote suture knot needs to be intra-operatively tied. The Company's first generation of the DRYKnot is expected to be introduced in a high density plastic. The Company also intends to introduce the DRYKnot in a bio-absorbable material.

SALES AND MARKETING

     The Company's products are typically selected by surgeons and then purchased by hospital and surgical facilities for use by the surgeon. Accordingly, the Company's marketing efforts are primarily directed toward orthopaedic surgeons who specialize in sports medicine/arthroscopic procedures. The American Academy of Orthopaedic Surgeons currently estimates that there are 15,600 board certified orthopaedic surgeons in the United States, of which approximately 37% consider arthroscopy to be a major practice area. To reach these surgeons, the Company's sales efforts include a combination of direct sales calls, clinical workshops and presentations at medical trade shows and education conferences.

     The Company's products are sold through a network of sales agents and stocking dealers both domestically and internationally. Within the United States, the Company currently utilizes approximately 34 third-party distributors consisting of independent sales agents and stocking dealers that collectively employ approximately 180 sales representatives. The Company typically provides inventories of its products to its United States sales agents until sold or returned by the agent, and the Company pays the agents a commission based on net revenues. Stocking dealers typically purchase product inventory from the Company for their use in marketing and filling customer orders.

     Internationally, the Company is represented by approximately 14 dealers who employ over 80 sales representatives. The Company currently has distribution arrangements covering parts of Europe, Canada,

Israel, New Zealand, and Japan where the Company recently signed an agreement with Mizuho, a leading medical device company. The Company is also currently pursuing further global distribution in Australia, India and certain Asian countries. Under the Company's contractual arrangements with foreign distributors, the distributor is granted the exclusive right to market the Company's products in the specified territory, but must meet sales quotas to maintain its relationship with the Company. Foreign distributors typically purchase product inventory from the Company for their use in marketing and filling customer orders.

     While the Company's independent sales representatives typically sell orthopaedic devices for a number of other manufacturers, the Company seeks representatives who are committed to making sales of the Company's products a priority in the product niches they address. The Company is dedicated to continually training and educating the sales force in order to enhance the representatives' ability to effectively market the Company's products. For instance, the Company sponsors an annual national sales meeting for its principal dealers and agents which serves to educate the sales force on the technical aspects of the OBL product line. The Company also provides these sales representatives with a monthly newsletter from the Company which includes sales success stories, surgical tips from surgeons, letters from various employees and general product updates.

     The Company's scientific advisory board is also instrumental in developing relationships within the arthroscopic medical community. For instance, the scientific advisors participate in presentations of the Company's products at medical trade shows and educational conferences. The Company also sponsors weekend workshops that are led by its scientific advisors for six to eight of their peers. These workshops are held in the Company's headquarters in Scottsdale, Arizona, and target new users for the Company's products.


     The Company uses print advertising for its products in arthroscopic journals to support its suture anchors and manual arthroscopic instruments. See "Risk Factors -- Limited Sales, Marketing and Distribution Capability; Reliance on Third-Party Distributors."


STRATEGIC RELATIONSHIPS


     The Company has an exclusive marketing and distribution agreement with Mentor which grants an exclusive license for use of the Company's suture anchors for treatment of urological conditions and disorders. Under the agreement, Mentor has paid a one time licensing fee of $300,000 and has minimum purchase requirements. The term of the agreement is for seven years with additional options to extend the term of the agreement. In addition, the agreement includes certain representations and warranties as well as indemnification provisions relating to infringement by the Company of intellectual property rights of others (unless the infringement arises from the combination of the Company's product with Mentor's products).



     The Company also has an exclusive licensing agreement with Imcor for use of its suture anchors in connection with dental implants. Imcor is obligated to pay minimum royalties to the Company beginning in 1999. The term of the agreement is for the duration of the relevant patent. In addition, the Company has a marketing and distribution agreement with T.A.G. Medical Products whereby the Company serves as the exclusive distributor in the U.S. for T.A.G. manual arthroscopic instruments. The agreement expires December 31, 2002 and may be extended for an additional five year term upon the mutual agreement of the parties. The Company is required to meet certain mutually agreed upon purchase targets. The agreement is subject to termination for failure to meet the minimum purchase targets.


     For certain risks relating to the Company's arrangements with its strategic partners, see "Risk Factors -- Uncertainties Relating to Strategic Partners."

MANUFACTURING AND QUALITY CONTROL


     The manufacture of the Company's devices and instruments consists of design, inspection, testing and packaging of components that have been molded, machined or manufactured to the Company's specifications by a variety of outside contractors. Most purchased components are available from more than one vendor. Manufactured products are received, inspected, and warehoused in the Company's headquarters in Scottsdale, Arizona. There can be no assurance that the Company's suppliers will be able to satisfy the Company's existing or future component requirements.

     In order to maintain compliance with the FDA's Quality Systems Regulation ("QSR"), ISO 9001 and the requirements of foreign regulatory agencies, the Company has established a quality control system. Under this system, samples from each lot of finished goods are inspected to ensure that they comply with the Company's specifications.


     Although the Company believes that its subcontractors and component suppliers are in material compliance with applicable regulations, there can be no assurance that the FDA, or a state, local or foreign regulatory authority, will not take action against a subcontractor or a component supplier found to be violating such regulations or that the Company will be able to continue to secure products in a timely manner from its suppliers, or replace any supplier in a timely manner as necessary. See "Risk Factors -- Limited Sales, Marketing and Distribution Capability; Reliance on Third-Party Distributors."


RESEARCH AND DEVELOPMENT

     The Company's research and development expenses for the years ended December 31, 1996 and 1997 were $152,000 and $273,000, respectively. Research and development is done through a combination of its in-house staff of two full-time employees, supplemented by the Company's scientific advisory board, as well as outside design firms. The Company intends to use a portion of the proceeds of this Offering to add additional full-time employees committed to research and development and to establish a facility dedicated to prototyping products under development. See "Use of Proceeds."


     The Company's research and development efforts focus on designing superior products and developing advanced delivery systems alternative materials. The Company believes that its core high/low thread technology is applicable to a range of soft-tissue surgical applications and intends to continue to develop products to meet those applications utilizing such technology. The Company is also continually engaged in assessing new tissue repair device technologies and techniques, including efforts to develop alternative materials. In the future, the Company's research and development efforts may include the identification of new technologies developed by others and the acquisition or in-licensing of new technologies and product lines or extensions. See "Use of Proceeds." In addition to the products it currently has under development, the Company has identified potential strategic partners for polymer technology and tissue-to-tissue fixation products. The Company intends to maintain a balance of internal development for core competencies and partnerships with external experts in new technologies.


PATENTS AND PROPRIETARY RIGHTS


     As of April 30, 1998, the Company owned six issued United States patents, four pending United States patent applications, and nine pending foreign patent applications covering various aspects of its devices, one federally registered trademark and three pending federal trademark applications. There can be no assurance that the patents that have been issued to the Company, or any patents which may be issued as a result of the Company's patent applications, will provide any competitive advantages for the Company's products or that they will not be successfully challenged, invalidated or circumvented in the future. In addition, there can be no assurance that competitors, many of which have substantial resources and have made substantial investments in competing technologies, will not seek to apply for and obtain patents that will prevent, limit or interfere with the Company's ability to make, use and sell its products either in the United States or in international markets. See "Risk
Factors -- Reliance on and Uncertainty Relating to Patents and Proprietary Technology; Risk of Infringement."



     The Company generally enters into confidentiality agreements with its collaborators, employees, advisors, and consultants in an effort to protect its proprietary technology. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach, that parties not subject to such agreements will not disclose confidential information, or that the Company's trade secrets will not otherwise become known or be independently developed by competitors. Certain agreements with its employees and consultants require disclosure to the Company of ideas, developments, discoveries or inventions pertaining to the proprietary rights relating to the technology and products of the Company which are conceived during employment or consulting, as the case may be, and grant the Company ownership to such proprietary rights. In addition, the Company has entered into agreements with certain strategic partners governing their various rights to technologies developed by the parties. There can be no assurance that, notwithstanding these agreements with its employees, consultants, and strategic partners, disputes will not arise as to ownership of these proprietary rights or that the Company will not be required to defend and indemnify strategic partners for the alleged infringement of the Company's products. See "Risk Factors -- Uncertainties Relating to Strategic Partners." Further, the extent to which efforts by others will result in patents and the effect on the Company of the issuance of such patents is unknown.

GOVERNMENT REGULATION


     United States. Clinical testing, manufacture and sale of the Company's products are subject to regulation by numerous governmental authorities, principally the FDA and corresponding state and foreign regulatory agencies. Pursuant to the Federal Food, Drug, and Cosmetic Act, and the regulations promulgated thereunder, the FDA regulates the preclinical and clinical testing, manufacture, labeling, distribution and promotion of medical devices. Noncompliance with applicable requirements can result in, among other things, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure of the government to grant premarket clearance or premarket approval for devices, withdrawal of marketing clearances or approvals and criminal prosecution. The FDA also has the authority to request repair, replacement, or refund of the cost of any device manufactured or distributed by the Company.


     In the United States, medical devices are classified into one of three classes (i.e., Class I, II, or III) on the basis of the controls deemed necessary by the FDA to reasonably ensure their safety and effectiveness. Class I devices are subject to general controls (e.g., labeling, premarket notification (unless exempt) and adherence to QSR requirements) and Class II devices are subject to general and special controls (e.g., performance standards, post-market surveillance, patient registries and FDA guidelines). Generally, Class III devices are those which must receive pre-market approval by the FDA to ensure their safety and effectiveness (e.g., life-sustaining, life-supporting and implantable devices, or new devices which have been found not to be substantially equivalent to legally marketed devices).

     Before a new device can be introduced in the market, the Company must generally obtain clearance from the FDA under the premarket notification provisions of Section 510(k) of the FDC Act ("510(k)") or approval of a PMA from the FDA. A 510(k) clearance will be granted if the submitted information establishes that the proposed device is "substantially equivalent" to a legally marketed Class I or Class II medical device or a Class III medical device for which the FDA has not called for PMAs. The FDA recently has been requiring more rigorous demonstration of substantial equivalence than in the past, including in some cases requiring submission of clinical trial data. The FDA may determine that the proposed device is not substantially equivalent to a predicate device or that additional information is needed before a substantial equivalence determination can be made. It generally takes from four to 12 months from submission to obtain 510(k) premarket clearance, but the process may take longer. A "not substantially equivalent" determination or a request for additional information could prevent or delay the market introduction of new products that fall into this category and could have a material adverse effect on the Company's business, financial condition or results of operations. For any of the Company's devices that are cleared through the 510(k) process, modifications or enhancements that could significantly affect the safety or effectiveness of the device or that constitute a major change to the intended use of the device will require a new 510(k) submission.

     A PMA application must be filed if a proposed device is not substantially equivalent to a legally marketed Class I or Class II device, or if it is a preamendments Class III device for which the FDA has called for PMAs. A PMA application must be supported by valid scientific evidence which typically includes extensive information (including relevant bench tests, laboratory and animal studies and clinical trial data) to demonstrate the safety and effectiveness of the device. The PMA application also must contain a complete description of the device and its components; a detailed description of the methods, facilities and controls used to manufacture the device; and the proposed labeling, advertising literature and training materials (if any). The PMA process can be expensive, uncertain and lengthy. The FDA review of a PMA application generally takes one to three years from the date the PMA is accepted for filing, but may take significantly longer. A number of devices for which FDA approval has been sought by other companies have never been approved for marketing. Modifications to a device that is the subject of an approved PMA, its labeling, or manufacturing process may require approval by the FDA of PMA supplements of new PMAs.

     If human clinical trials of a device are required for a 510(k) or a PMA and the device presents a "significant risk," the sponsor of the trial (usually the manufacturer or the distributor of the device) will have to file an IDE application prior to commencing human clinical trials. The IDE application must be supported by data, typically including the results of animal and laboratory testing. If the IDE application is approved by the FDA and one or more appropriate Institutional Review Boards ("IRBs"), human clinical trials may begin at a specific number of investigational sites with a specific number of patients, as approved by the FDA. If the device presents a "nonsignificant risk" to the patient, a sponsor may begin the clinical trial after obtaining approval for the study by one or more appropriate IRBs without the need for FDA approval. Submission of an IDE does not give assurance that FDA will approve the IDE and, if it is approved, there can be no assurance that FDA will determine that the data derived from these studies support the safety and efficacy of this device or warrant continuation of clinical studies.

     Sponsors of clinical trials are permitted to sell investigational devices distributed in the course of the study provided that compensation does not exceed recovery of the costs of manufacture, research, development and handling. An IDE supplement must be submitted to and approved by the FDA before a sponsor or investigator may make a change to the investigational plan that may affect its scientific soundness or the rights, safety or welfare of human subjects.


     The Company has not submitted 510(k)s or PMAs for certain of its proposed devices. There can be no assurance that FDA will not determine that these or other future products must be approved through the 510(k) or PMA approval process. FDA may also require the 510(k) submissions or PMAs for any of the Company's devices to be supported by clinical data, which would lengthen the clearance or approval process. Several of the Company's products have been cleared through the 510(k) process. In addition, the Company believes that a number of devices that it currently markets or intends to market are exempt from FDA's premarket clearance and approval requirements. However, there can be no assurance that the FDA would agree with the Company's determinations, or that the FDA would not require that the devices be cleared or approved by the FDA before they could be marketed or continue to be marketed.


     There can be no assurance that the Company will be able to obtain necessary regulatory approvals or clearances on a timely basis, if at all, and delays in receipt of or failure to receive such approvals or clearances, the loss of previously received approvals or clearances, limitations on intended use imposed as a condition of such approvals or clearances, or failure to comply with existing or future regulatory requirements could have a material adverse effect on the Company's business, financial condition and results of operation.


     For any of the Company's devices that are cleared through the 510(k) process, modifications or enhancements that could significantly affect the safety or effectiveness of the device or that constitute a major change to the intended use of the device will require a new 510(k). The Company has made certain modifications to its principal 510(k) cleared and exempt devices which the Company believes do not require the submission of new 510(k) notices. There can be no assurance, however, that the FDA would agree with any of the Company's determinations not to submit a new 510(k) notice for any of these changes made to the devices. If the FDA requires the Company to submit a new 510(k) notice for any device modification, the Company may be prohibited from marketing the modified device until the 510(k) notice is cleared by the FDA. There can be no assurance that any 510(k) notice regarding a modification will be cleared on a timely basis, if at all.


     Any devices manufactured or distributed by the Company pursuant to FDA clearances or approvals are subject to pervasive and continuing regulation by the FDA and certain state agencies. Manufacturers of medical devices for marketing in the United States are required to adhere to applicable regulations setting forth detailed Quality System Regulation ("QSR") requirements, which include testing, control and documentation requirements. Manufacturers must also comply with Medical Devices Reporting ("MDR") requirements that a firm report to the FDA any incident in which its product may have caused or contributed to a death or serious injury, or in which its product malfunctioned and, if the malfunction were to recur, it would be likely to cause or contribute to a death or serious injury. Labeling and promotional activities are subject to scrutiny by the FDA and, in certain circumstances, by the Federal Trade Commission. Current FDA enforcement policy prohibits the marketing of approved or cleared medical devices for unapproved uses.

     The Company is subject to routine inspection by the FDA and certain state agencies for compliance with QSR requirements, MDR requirements, and other applicable regulations. Certain of the Company's third party suppliers may also be subject to inspection by the FDA for compliance with applicable regulations. There can be no assurance that the Company or such third party suppliers will be found by the FDA to be in compliance with applicable regulations. A finding of noncompliance could adversely affect the Company's ability to obtain product from such suppliers or to continue marketing products. The FDA Modernization Act, which was enacted in November of 1997, will affect the IDE, 510(k) and PMA processes, and also will affect device standards and data requirements, procedures relating to humanitarian and breakthrough devices, tracking and postmarket surveillance, accredited third party review, and the dissemination of off-label information. The Company cannot predict how or when these changes will be implemented or what effect the changes will have on the regulation of the Company's products. Changes in existing requirements or adoption of new requirements could have a material adverse effect on the Company's business, financial condition or results of operation. There can be no assurance that the Company will not incur significant costs to comply with laws and regulations in the future or that laws and regulations will not have a material adverse effect upon the Company's business, financial condition or result of operations.


     The Company also is subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control, and disposal of hazardous or potentially hazardous substances. There can be no assurance that the Company will not be required to incur significant costs to comply with such laws and regulations in the future or that such laws or regulations will not have a material adverse effect upon the Company's business, financial condition or results of operations.

     International. The Company is also subject to regulation in each of the foreign countries in which it sells its products in the areas of product standards, packaging requirements, labeling requirements, import restrictions, tariff regulations, duties and tax requirements. Many of the regulations applicable to the Company's products in these countries are similar to those of the FDA. The national health organization of some countries require the Company's products to be qualified before they can be marketed in those countries. The Company relies on its international distributors to comply with these requirements. To date, the Company has not experienced significant difficulty in complying with these regulations.


     For European distribution, the Company has received ISO 9001 certification and the CE mark. ISO 9001 certification standards for quality operations have been developed to ensure that companies know, on a worldwide basis, the standards of quality to which they will be held. The European Union has promulgated rules which require that medical products receive the CE mark by mid-1998. The CE mark is an international symbol of quality and compliance with applicable European medical device directives. Failure to maintain the CE mark will prohibit the Company from selling its products in Europe. ISO 9001 certification in conjunction with demonstrated performance to the medical device directive is one of the CE mark certification requirements. There can be no assurance that the Company will be successful in maintaining the certification requirements. See "Risk Factors -- Regulatory Risks."


COMPETITION

     The medical device industry is highly competitive and characterized by innovation and rapid technological change. Among the Company's principal competitors are Mitek Surgical Products, Inc., a division of Johnson & Johnson, Inc.; Zimmer, Inc., a division of Bristol-Myers Squibb Company; Dyonics, Inc., a subsidiary of Smith & Nephew, Inc.; Innovasive Devices, Inc.; Arthrotek Inc., a division of Biomet, Inc.; Arthrex, Inc.; Linvatec Corporation, a division of Conmed Corporation; and Bionx Implants, Inc. Each of these competitors has significantly greater financial, manufacturing, marketing, distribution, and technical resources than the Company and a greater share of the tissue fixation market. These companies are better capitalized for extended research and development, and may be able to withstand price pressures and deep discounting over extended periods of time better than the Company. In order for the Company to meet its projected future sales, the Company will have to take market share away from the market leaders. There can be no assurance that the Company will be able to gain such market share. Moreover, there can be no assurance that the Company's competitors will not succeed in developing technologies and products that are more effective or less costly than those developed by the Company, or that any such products would not render the Company's products obsolete or not competitive.

     The healthcare industry is undergoing rapid change and consolidation as healthcare systems merge to effect cost savings and operating efficiencies. In addition, a number of large, national buying consortiums have formed to engage in group purchasing of medical supplies and services in an effort at cost containment for member hospital systems and healthcare providers. These consolidated systems and large purchasing organizations are likely to apply pressure to manufacturers and distributors of medical devices to reduce the purchase prices of their goods. As a result, the Company may be forced to lower prices in response to those pressures in order for its products to be approved for purchase by those organizations, which could have a material adverse effect on the Company's business, financial condition, and results of operations.

     Overall, the Company believes that the primary competitive factors in the markets for its products are design, material, sizing options, pull-out strength, revision options, quality and reliability, customer service, and pricing. The Company believes that it competes favorably with respect to these factors, although there can be no assurance that it will continue to do so.

PRODUCT LIABILITY AND INSURANCE

     The Company's business is subject to product liability risks inherent in the testing, manufacturing and marketing of the Company's products. There can be no assurance that product liability claims will not be asserted against the Company or its licensees. While the Company maintains product liability insurance, there can be no assurance that this coverage will be adequate to protect the Company against future product liability claims. In addition, product liability insurance is expensive and there can be no assurance that product liability insurance will be available to the Company in the future, on terms satisfactory to the Company, if at all. A successful product liability claim or series of such claims brought against the Company in excess of its coverage could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors -- Product Liability Risk."

EMPLOYEES


     As of June 30, 1998, the Company had 19 employees of which two are engaged in research and development activities, seven are engaged in sales and marketing activities, one is engaged in regulatory affairs and quality assurance and nine are engaged in administration and accounting. The Company considers its employee relations to be good. None of the Company's employees are represented by unions.



     The Company is dependent upon a number of key management and technical personnel. The loss of the services of one or more key employees or consultants could have a material adverse effect on the Company's business, financial condition and results of operations. The Company's success will also depend on its ability to attract and retain additional highly qualified management and technical personnel. The Company faces intense competition for qualified personnel, many of whom are often subject to competing employment offers. There can be no assurance that the Company will be able to attract and retain such personnel. See "Risk Factors -- Dependence on Key Personnel."


FACILITIES

     The Company operates its corporate headquarters, its executive offices and worldwide marketing and sales operations from an approximately 6,000 square foot office space in Scottsdale, Arizona. The Company's lease for this facility extends through 2002. The Company believes that its existing facilities will be sufficient for its operational purposes through 1998 and that any additional space needed thereafter will be available on commercially reasonable terms.

LEGAL PROCEEDINGS

     There are no material legal proceedings to which the Company is a party.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of the Company are as follows:


NAME                                        AGE    POSITION
----                                        ---    --------
D. Ronald Yagoda..........................  54     Chairman, Chief Executive Officer and
                                                     Treasurer
James W. Hart.............................  39     President and Chief Operating Officer
Gary R. Scheel............................  50     Vice President, Sales & Marketing
Jeffry B. Skiba...........................  44     Vice President, Engineering &
                                                   Manufacturing
Jennifer L. Guelich.......................  26     Vice President and Chief Financial Officer
Steven P. Davis...........................  60     Secretary and Director
Michael D. Greenbaum......................  55     Director
Robert F. Lusch, Ph.D.....................  48     Director
Leslie S. Matthews, M.D...................  46     Director
Gary A. Peterson..........................  49     Director
Richard Previte...........................  63     Director
Kerry Zang, D.P.M.........................  55     Director


---------------

     Mr. Yagoda, a co-founder of the Company, has served as Chairman, Chief Executive Officer, and Treasurer of the Company since its incorporation in 1994. From 1988 to 1993, he served as President of Pinnacle Consultant Corp., an independent investment banking consulting firm. From 1976 to 1988, Mr. Yagoda was employed by Marcus Schloss & Company, a registered broker-dealer, in his most recent capacity as Executive Vice-President and Director. Mr. Yagoda received a B.A. in history and journalism from the University of Oklahoma.


     Mr. Hart joined the Company as President and Chief Operating Officer in January 1998. Prior to joining the Company, Mr. Hart served from 1986 to 1998 in various management capacities, most recently as Vice President -- Strategic Marketing, at Zimmer, Inc., a subsidiary of Bristol-Myers Squibb Company. Prior to 1986, Mr. Hart served three years in numerous sales and management capacities at Johnson & Johnson, Inc. Mr. Hart received a B.A. in economics from DePauw University.

     Mr. Scheel joined the Company in October 1996 as Vice President, Sales & Marketing. Prior to joining the Company, Mr. Scheel was with Smith & Nephew Richards from 1988 through 1996, most recently as Vice President of Sales. Mr. Scheel received a B.A. in sociology from Lakeland College.


     Mr. Skiba has served as Vice President, Engineering & Manufacturing of the Company since its incorporation in 1994. From September 1991 to September 1993, Mr. Skiba was employed as technical manager by International Polymer Engineering Inc., a subsidiary of Impra, Inc., a medical device manufacturer. Mr. Skiba received a B.S. in biomechanical engineering from Arizona State University and a B.S. in business administration from the University of Phoenix.


     Ms. Guelich joined the Company in October 1997 as Vice President and Chief Financial Officer. Prior to joining the Company, Ms. Guelich was an Assistant Controller for Eagle River Interactive, Inc., a public interactive media based company, from May 1997 to October 1997. From 1993 to 1997, Ms. Guelich held various positions at Ernst & Young LLP and at Price Waterhouse, LLP, both independent auditors. Ms. Guelich received a B.S. in Accounting from the University of Arizona and is a Certified Public Accountant.

     Mr. Davis has served as Secretary and a Director since the inception of the Company. He was a partner of the law firm Aronberg Goldgehn Davis & Garmisa, Chicago, Illinois from 1969 to 1997, and has been Of Counsel to the law firm since 1997. Mr. Davis received a J.D. from the University of Michigan and a B.B.A. from the University of Michigan.

     Mr. Greenbaum has served as a Director of the Company since 1994. Since 1993, Mr. Greenbaum has served in various capacities with the Scottsdale Healthcare Foundation and currently serves as Chairman and Treasurer. Mr. Greenbaum has also served since 1994 in various capacities with the Phoenix Art Museum where he currently serves as President of the Board of Trustees. In addition, Mr. Greenbaum serves as a Director of Scottsdale Healthcare Systems, Inc. Mr. Greenbaum received a B.S. in mathematics from Rensselaer Polytechnic Institute.


     Dr. Lusch has served as a Director of the Company since 1994. Since 1992, Dr. Lusch has served as a Professor of Marketing and Accounting and the Helen Robson Walton Chair in Marketing at the University of Oklahoma. From 1987 to 1992, Dr. Lusch served as Dean of the College of Business Administration at the University of Oklahoma. Dr. Lusch also currently serves on the boards of Heartland Capital, Security National Bank, Ward Petroleum, and MediCenter, Inc. Dr. Lusch received a B.S. in business and an M.B.A. from the University of Arizona, and a Ph.D. from the University of Wisconsin.


     Dr. Matthews has served as a Director of the Company since 1998 and is Chairman of the Company's Scientific Advisory Board. Dr. Matthews is currently the Chief of Orthopaedic Surgery at Union Memorial Hospital in Baltimore, Maryland, and has served in that capacity since 1992. Dr. Matthews is the President of the Arthroscopic Association of North America ("AANA"). Dr. Matthews also currently serves as a managing partner of the Greater Chesapeake Orthopaedic Association and is a member of the Board of Directors of the Specialty Care Network. Dr. Matthews received a B.A. in natural sciences from Johns Hopkins University and a M.D. from the Baylor College of Medicine.


     Mr. Peterson has served as a Director of the Company since May 1997. Mr. Peterson has also served since 1996 as President and Chief Executive Officer of BATON Development Inc., a virtual incubator for medical products, and since 1993 as a general partner PSF Health Care Fund L.P., a venture capital fund. From 1991 to 1995, Mr. Peterson served as the President and Chief Executive Officer of Peterson-Spencer-Fansler Investment, Inc., a capital sourcing and operational consulting firm, and from 1986 to 1994, served as President of Genesis Venture Development, Inc., a venture capital fund management company. Mr. Peterson received a B.A. in biology and psychology from Gustavus Adolphus College and is a registered broker dealer and a registered investment advisor.


     Mr. Previte has served as a Director of the Company since 1994. Since 1969, Mr. Previte has served in various capacities at Advanced Micro Devices, a public semiconductor manufacturer. He currently serves as its President and Chief Operating Officer, and is a director. Mr. Previte received a B.S. in business and finance and a M.B.A. from San Jose State University.


     Dr. Zang, a co-founder of the Company, has served as a Director of the Company since its inception. Dr. Zang is a Board Certified Podiatric Surgeon and has been in private practice since 1973. Dr. Zang is currently a Director of Education at Humana Hospital in Phoenix and a Clinical Professor of the California College of Podiatric Medicine. Dr. Zang also serves as a Diplomate of the American Board of Podiatric Surgery and a Fellow of the American College of Foot and Ankle Surgeons. Dr. Zang received a B.S. from Fairleigh Dickinson University and a D.P.M. from the New York College of Podiatric Medicine.

INVOLVEMENT OF MANAGEMENT IN CERTAIN LEGAL PROCEEDINGS

     In 1988, Mr. D. Ronald Yagoda and Marcus Schloss & Co, a broker dealer of which Mr. Yagoda was then a principal, executive officer and director, were indicted on several charges related to insider trading. Mr. Yagoda was subsequently acquitted on all counts raised against him; however, Marcus Schloss & Co. was convicted on two of the charges. Subsequent to Mr. Yagoda's acquittal, in order to settle a related civil and administrative action filed by the Securities and Exchange Commission, Mr. Yagoda, without admitting or denying any liability, consented to a one-year suspension from the securities industry.

SCIENTIFIC ADVISORY BOARD

     The Company has established a Scientific Advisory Board composed of individuals with demonstrated expertise in the field of orthopaedic surgery. The Scientific Advisory Board meets periodically to review the Company's research, development and operations activities and to identify potential applications of the Company's technology. In addition, members of the Scientific Advisory Board are available on an individual basis to consult with the Company as needed. The members of the Scientific Advisory Board are consultants rather than employees and have substantial constraints on the amount of time they can devote to the Company.

     Each member of the Scientific Advisory Board has entered into a consulting agreement with the Company that contains confidentiality and nondisclosure provisions that prohibit the disclosure of confidential information to anyone outside the Company. These agreements contain exclusivity provisions restricting the clinical advisors from providing services to or investing in any competitor of the Company without the Company's consent.

     The current members of the Scientific Advisory Board are as follows:

ADVISOR                                                         INSTITUTION
-------                                                         -----------
Champ L. Baker, Jr., M.D. ..................    Chief of Surgery and President of the
                                                Columbia HCA Hughston Sports Medicine
                                                Hospital in Columbus, Georgia
Donald E. Baxter, M.D. .....................    Director of Foot and Ankle Fellowship,
                                                Clinical Professor of Orthopedic Surgery at
                                                University of Texas Medical School; Past
                                                President of the American Orthopaedic Foot
                                                and Ankle Society
Brian J. Cole, M.D. ........................    Member of Rush Arthritis and Orthopaedics
                                                Institute in Chicago, Illinois
James C. Esch, M.D. ........................    Assistant Clinical Professor at the
                                                Department of Orthopaedics at the University
                                                of California, San Diego; Founder and Chair
                                                of the San Diego Shoulder Arthroscopy
                                                Meeting; Former President of AANA,
                                                Oceanside, California
Larry Field, M.D. ..........................    Co-Director Upper Extremity Service MSMC;
                                                Clinical Instructor, Department of
                                                Orthopaedic Surgery, University of
                                                Mississippi School of Medicine
Gary M. Gartsman, M.D. .....................    Clinical Associate Professor of Orthopaedic
                                                Surgery, Baylor College of Medicine,
                                                Houston, Texas
Warren D. King, M.D. .......................    Director of Orthopaedic Surgery, Oakland
                                                Raiders Professional Football Team, the San
                                                Francisco Giants Professional Baseball Team,
                                                and the San Jose Sharks Professional Hockey
                                                Team, Palo Alto Medical Foundation for
                                                Sports Medicine
Mark S. Myerson, M.D. ......................    Assistant Professor of Orthopaedics at Johns
                                                Hopkins University; Board Member American
                                                Orthopaedic Foot and Ankle Society
Patrick A. Ruwe, M.D. ......................    Assistant Professor, Department of
                                                Orthopaedics and Rehabilitation at the Yale
                                                Sports Medicine Center
James P. Tasto, M.D. .......................    Associate Clinical Professor of Orthopaedic
                                                Surgery at the University of California, San
                                                Diego; Director of the Alvarado Hospital
                                                Knee Research Institute
Arthur Ting, M.D. ..........................    Palo Alto Medical Foundation for Sports
                                                Medicine
Leslie S. Matthews, M.D. ...................    Chief of Orthopaedic Surgery specializing in
                                                sports medicine and arthroscopic surgery and
                                                Director of the Orthopaedic Residency
                                                Training Program at Union Memorial Hospital;
                                                Assistant Professor of Orthopaedic Surgery
                                                at Johns Hopkins Hospital

SUMMARY OF EXECUTIVE COMPENSATION

     The following table sets forth all compensation awarded to, earned by or paid for services rendered to the Company in all capacities during the fiscal year ended December 31, 1997 by (i) the Company's Chief Executive Officer and
(ii) the two most highly compensated other executive officers who received annual compensation in excess of $100,000 (collectively, the "Named Executive Officers"):

                                                                          LONG-TERM
                                                                         COMPENSATION
                                          ANNUAL COMPENSATION            ------------
                                 -------------------------------------    SECURITIES
                                                        OTHER ANNUAL      UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION       SALARY      BONUS    COMPENSATION(1)     OPTIONS      COMPENSATION
---------------------------      --------    -------   ---------------   ------------   ------------
D. Ronald Yagoda...............  $ 60,000         --       $6,000(2)          --             --
  Chief Executive Officer
Gary R. Scheel.................  $120,000    $ 5,000           --             --             --
  Vice President Sales &
  Marketing
Jeffry B. Skiba................  $101,667    $10,000           --             --             --
  Vice President Engineering &
  Manufacturing

---------------
(1) In accordance with the rules of the Securities and Exchange Commission, other compensation in the form of perquisites and other personal benefits has been omitted in those instances where the aggregate amount of such perquisites and other personal benefits constituted the lesser of $50,000 or 10% of the total of annual salary and bonuses for the Named Executive Officer for 1997.
(2) Consists of car allowance pursuant to Mr. Yagoda's employment agreement.

OPTION GRANTS IN LAST FISCAL YEAR

     There were no grants of stock options to the Named Executive Officers during 1997.

FISCAL YEAR-END OPTION VALUES

     The following table sets forth certain information concerning the number and value of unexercised stock options held by each of the Named Executive Officers as of December 31, 1997. No Named Executive Officer exercised any options in fiscal 1997.


                                                 NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                UNDERLYING UNEXERCISED               IN-THE-MONEY
                                                      OPTIONS AT                      OPTIONS AT
                                                   FISCAL YEAR-END                FISCAL YEAR-END(1)
                                             ----------------------------    ----------------------------
NAME                                         EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                                         -----------    -------------    -----------    -------------
D. Ronald Yagoda...........................        --              --               --              --
Gary R. Scheel.............................    16,667              --         $ 75,002              --
Jeffry B. Skiba............................    53,334          13,334         $338,471         $74,937


---------------

(1) There was no public trading market for the Common Stock as of December 31, 1997. Accordingly, as permitted by the rules of the Securities and Exchange Commission, these values have been calculated on the basis of an assumed market value of $7.50 per share.


1998 STOCK INCENTIVE PLAN

     The Orthopaedic Biosystems Ltd., Inc. 1998 Stock Incentive Plan, as amended (the "Incentive Plan"), became effective January 1998 and was amended and restated in June 1998. The Company believes that the Incentive Plan promotes the success and enhances the value of the Company by linking the personal interests of its employees, officers, consultants and advisors to those of its shareholders and by providing such individuals with an incentive for outstanding performance.

     Under the Incentive Plan, the Company may grant incentive stock options or non-qualified stock options to employees, officers of, and consultants and advisors to, the Company, including employees who are members of the Board, but excluding directors who are not employees. Following the Offering, the Incentive Plan will be administered by a committee appointed by the Board, consisting of at least two non-employee directors. The committee will have the exclusive authority to administer the Incentive Plan, including the power to determine eligibility, the types and sizes of options, the price and timing of options, and any vesting (and acceleration of vesting) of options. Although the intention stated in the Incentive Plan is to price an option at a price not less than the Fair Market Value (as defined in the Incentive Plan) of the Common Stock at the date of the grant, the committee, in its discretion may grant options at less than Fair Market Value. The exercise price for any incentive option shall be set by the committee, provided that the exercise price is not less than the Fair Market Value. No stock option may be granted under the Incentive Plan after December 31, 2007. The committee may at any time offer to exchange or buy out any previously granted option for a payment in cash, stock, or another option, based on terms and conditions set by the committee.


     An aggregate of 333,334 shares of the Company's Common Stock are available for grant under the Incentive Plan, subject to a proportionate increase or decrease in the event of a stock split, reverse stock split, stock dividend, or other adjustment to the Company's shares of Common Stock. Under the Incentive Plan, the maximum number of shares of Common Stock that may be subject to one or more options to a single participant during any fiscal year is 200,000. As of July 17, 1998, the Company had granted options to purchase 160,674 shares of Common Stock under the Incentive Plan.


     The committee, with Board approval, may terminate or amend the Plan to the extent shareholder approval is not required by law. Termination or amendment will not adversely affect options previously granted under the Plan.

     In the event of a change of control of the Company (as defined in the Incentive Plan), all options under the Incentive Plan become immediately exercisable.

401(k)

     Under the Company's 401(k) plan, adopted in March 1998, eligible employees may direct that a portion of their compensation, up to a legally established maximum, be withheld by the Company and contributed to their account. All 401(k) plan contributions are placed in a trust fund to be invested by the 401(k) plan's trustee, except that the 401(k) plan may permit participants to direct the investment of their account balances among mutual or investment funds available under the plan. The Company may, at management's discretion, make matching contributions under the 401(k) plan.

     To date, the Company has not made any matching contributions under the 401(k) plan. Amounts contributed to participant accounts under the 401(k) plan and any earnings or interest accrued on the participant accounts are generally not subject to federal income tax until distributed to the participant and may not be withdrawn until death, retirement, or termination of employment.

COMMITTEES OF THE BOARD OF DIRECTORS

     Effective upon the closing of the Offering, the Company will establish a Compensation Committee and an Audit Committee. The Compensation Committee, all the members of which will be independent directors, will review executive salaries and administer any bonus, incentive compensation, and stock option plans of the Company. In addition, the Compensation Committee will consult with management of the Company regarding compensation policies and practices of the Company. The Audit Committee, all the members of which will also be independent directors, will review the professional services provided by the Company's independent auditors, the annual financial statements of the Company, and the Company's system of internal controls. The Company anticipates that the Compensation Committee will consist of Gary Peterson, Steven P. Davis, Michael
D. Greenbaum, and Robert F. Lusch, and that the Audit Committee will consist of Gary Peterson, Steven P. Davis, and Michael D. Greenbaum.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     For the year ended December 31, 1997, the Company's Board of Directors established levels of compensation for certain of the Company's executive officers without the involvement of the Compensation Committee, which had not yet been formed.

EMPLOYMENT AGREEMENTS AND CHANGE OF CONTROL ARRANGEMENTS

     D. Ronald Yagoda, the Company's Chief Executive Officer, is employed under an agreement which expires on December 31, 1998. The term of the agreement will be automatically extended for one year terms unless otherwise terminated by either party. Mr. Yagoda's agreement provides for his compensation to be determined by the Company's Board of Directors. Mr. Yagoda's current annual salary is $100,000. In addition, Mr. Yagoda is entitled to receive an automobile allowance of $500 per month. In the event that Mr. Yagoda is terminated by the Company without cause or by reason of permanent disability, Mr. Yagoda will receive an amount equal to his base salary at the time of termination for a period of 18 months following termination. Mr. Yagoda is entitled to participate in all of the Company's benefit plans. The agreement also contains confidentiality and non-compete covenants.


     James W. Hart, the Company's President and Chief Operating Officer, is employed under an agreement that expires July 1, 1999. Pursuant to the agreement, Mr. Hart receives minimum annual compensation of $140,000 and is entitled to participate in all of the Company's benefit plans generally made available to other employees. In addition, Mr. Hart is entitled to receive an incentive based cash bonus of up to $22,500, an automobile allowance of $400 per month, and a temporary living allowance of $370 per week for up to 26 weeks from the initial date of his employment. In the event that Mr. Hart is terminated by the Company without cause (as defined therein), or is not offered employment following a change of control of the Company, Mr. Hart will receive an amount equal to his annual base salary (currently $140,000) for a period of one year following termination. Pursuant to the agreement, Mr. Hart was also granted options to purchase 100,000 shares of Common Stock at an exercise price of $3.00 per share. The options vest at a rate of 25% per year beginning January 1, 1999. Mr. Hart's outstanding options which have not yet vested will accelerate upon a merger or sale of substantially all of the Common Stock or assets of the Company. The agreement also contains confidentiality and non-compete covenants.



     Gary R. Scheel, the Company's Vice President, Sales and Marketing, is employed under an agreement which may be terminated by the Company upon 10 days notice. Under the agreement, Mr. Scheel is entitled to salary determined by the Board of Directors, a cash bonus based upon Company revenues, and is entitled to participate in all of the Company's benefit plans generally made available to other employees. Mr. Scheel's current annual salary is $120,000. Pursuant to the agreement, Mr. Scheel was also granted options to purchase 16,667 shares of Common Stock at an exercise price of $3.00 per share. The options are fully vested. In addition, Mr. Scheel is entitled to receive a cash bonus based upon the Company's revenues. Mr. Scheel's outstanding options which have not yet vested will accelerate upon a merger or sale of substantially all of the Common Stock or assets of the Company. The agreement also contains confidentiality and non-complete covenants.


     Jeffry B. Skiba, the Company's Vice President, Engineering & Manufacturing, is employed under an agreement that expires December 31, 1998. Pursuant to the agreement, Mr. Skiba receives minimum annual compensation of $100,000 and is also entitled to participate in all of the Company's benefit plans generally made available to other employees. Mr. Skiba's current annual salary is $100,000. The agreement also contains confidentiality and non-compete covenants.

DIRECTOR COMPENSATION

     Director Fees. The Company's independent directors will be reimbursed for reasonable travel expenses incurred in connection with attendance at each Board and committee meeting. Directors who are also officers of the Company will not be compensated for their services as directors.

     1998 Director Option Plan. In June 1998, the Company's Board of Directors and shareholders adopted the Orthopaedic Biosystems Ltd., Inc. 1998 Director Option Plan (the "Director Plan") to attract and retain qualified independent directors. The Director Plan is administered by a committee appointed by the Board and provides for automatic grants of non-qualified stock options to all non-employee directors of the Company.


     Pursuant to the Director Plan, each person who first becomes a non-employee director of the Company on or after the effective date of the Director Plan will automatically be granted 3,334 shares of Common Stock as of the date they become a director. Additionally, each individual who is a non-employee director on the third business day following the public release of the Company's year-end earnings information will automatically be granted an option to purchase 1,000 shares of Common Stock. The option price for each of the grants is the fair market value of the Common Stock per share on the relevant grant date. Each option granted is fully vested and exercisable immediately and each option is scheduled to expire on the tenth anniversary of the date of its grant, unless the option is earlier terminated, forfeited, or surrendered as discussed below. If a director granted options under the Director Plan ceases to be a director for any reason, the options previously granted will remain exercisable for one year after the director ceases to be a director, or until its scheduled expiration date, whichever is earlier.



     The total number of shares of Common Stock available for grants under the Director Plan is 66,667, subject to a proportionate increase or decrease in the event of a stock split, reverse stock split, stock dividend, or other adjustment to the Company's shares of Common Stock. As of July 17, 1998, no options had been granted under the Director Plan.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth, as of July 17, 1998, the number and percentage of outstanding shares of Common and Preferred Stock beneficially owned by: (i) each director of the Company; (ii) the Named Executive Officers of the Company; (iii) all directors and executive officers of the Company as a group; and (iv) each beneficial owner of more than 5% of the outstanding Common and Stock. To the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their shares, except to the extent that authority is shared by their respective spouses under applicable law.



                                                                                  PERCENT OF TOTAL(1)
                                                                                  --------------------
                                                           NUMBER OF SHARES        BEFORE      AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER(2)                  BENEFICIALLY OWNED(1)    OFFERING    OFFERING
---------------------------------------                  ---------------------    --------    --------
Kerry Zang, D.P.M.(3)..................................        1,158,334           32.57%      20.85%
D. Ronald Yagoda(4)....................................        1,120,835           31.37       20.11
Joan Yagoda(5).........................................        1,054,168           29.92       19.09
Michael D. Greenbaum(6)................................          296,669            8.21        5.29
Vertical Fund Associates, L.P.(7)......................          216,667            6.06        3.89
Gary Peterson(8).......................................          206,669            5.75        3.69
Steven P. Davis(9).....................................          107,501            3.02        1.93
Jeffry B. Skiba(10)....................................           60,001            1.67        1.07
Robert F. Lusch(11)....................................           33,334            *           *
Richard Previte(12)....................................           23,334            *           *
Leslie Matthews, M.D.(13)..............................           21,334            *           *
Gary R. Scheel(14).....................................           16,667            *           *
All directors and executive officers as a group (12
  persons).............................................        3,044,678           77.58%      51.40%


---------------
  * Represents less than one percent of the outstanding Common Stock.


 (1) A person is deemed to be the beneficial owner of securities that can be acquired within 60 days from the date set forth above through the exercise of any option, warrant, right, or conversion privilege. Shares of Common Stock subject to options, warrants, rights, or conversion privileges which are currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage of the person holding such options, warrants, rights, or conversion privileges, but are not deemed outstanding for computing the percentage of any other person. Shares and percentages beneficially owned are based upon 3,523,365 shares of Common Stock outstanding before the Offering, assuming conversion of all Preferred Stock, which will be automatically converted into 581,541 shares of Common Stock upon the completion of the Offering. Accordingly, shares and percentages beneficially owned after the Offering are based upon 5,523,365 shares of Common Stock.


 (2) Unless otherwise noted, the address of each of the listed stockholders is 15990 N. Greenway-Hayden Loop, Suite 100, Scottsdale, Arizona 85260.


 (3) The total number of shares beneficially owned by Mr. Zang includes: (i) 250,000 shares of Common Stock owned by Yagoda & Zang, Inc., of which Mr. Zang may be deemed a beneficial owner; and (ii) 33,334 shares of Common Stock issuable upon the exercise of warrants.



 (4) The total number of shares beneficially owned by Mr. Yagoda includes: (i) 250,000 shares of Common Stock owned by Yagoda & Zang, Inc., of which Mr. Yagoda may be deemed a beneficial owner; (ii) 50,000 shares of Common Stock issuable upon the exercise of warrants; and (iii) 804,168 shares of Common Stock owned with Joan Yagoda.



 (5) The total number of shares beneficially owned by Mrs. Yagoda include: (i) 250,000 shares of Common Stock owned by Yagoda & Zang, Inc., of which Mrs. Yagoda may be deemed a beneficial owner; and (ii) 804,168 shares of Common Stock owned with D. Ronald Yagoda.

 (6) The total number of shares beneficially owned by Mr. Greenbaum includes:
     (i) 206,668 shares of Common Stock owned by the Greenbaum Family Trust of which Mr. Greenbaum is trustee; (ii) 6,667 shares of Common Stock issuable upon the exercise of options owned by the Greenbaum Family Trust; and (iii) 83,334 shares of Common Stock issuable upon the exercise of warrants owned by the Greenbaum Family Trust.



 (7) The total number of shares beneficially owned by Vertical Fund Associates, L.P. includes 50,000 shares of Common Stock issuable upon the exercise of warrants. The address of Vertical Fund Associates, L.P. is 18 Bank Street, Summit, New Jersey 07901.



 (8) The total number of shares beneficially owned by Mr. Peterson, includes (i) 6,667 shares of Common Stock issuable upon the exercise of options; (ii) 133,334 shares of Common Stock owned by Affinity Ventures of which Mr. Peterson is a general partner, (iii) 33,334 shares of Common Stock issuable upon the exercise of warrants owned by Affinity Ventures; and (iv) 33,334 shares of Common Stock issuable upon the exercise of warrants owned by Peterson Spencer-Fensler Health Care Fund of which Mr. Peterson is a general partner.



 (9) The total number of shares beneficially owned by Mr. Davis includes 33,334 shares of Common Stock issuable upon the exercise of options. Also includes 37,500 shares of Common Stock owned by the Lisa D. Yagoda Irrevocable Trust of which Mr. Davis is the trustee.



(10) The total number of shares beneficially owned by Mr. Skiba includes 60,001 shares of Common Stock issuable upon exercise of the options.



(11) The total number of shares beneficially owned by Mr. Lusch includes 6,667 shares of Common Stock issuable upon exercise of options.



(12) The total number of shares beneficially owned by Mr. Previte includes 23,334 shares of Common Stock issuable upon exercise of options.



(13) The total number of shares beneficially owned by Dr. Matthews includes 21,334 shares of Common Stock issuable upon exercise of options.



(14) The total number of shares beneficially owned by Mr. Scheel includes 16,667 shares of Common Stock issuable upon exercise of options.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     In November and December 1997, and January 1998, the Company sold for cash $900,000 principal amount of subordinated promissory notes (the "Series B Notes") to certain investors. Each Series B Note bears interest at a rate equal to 2% per annum in excess of the prime rate adjusted quarterly. The Series B Notes mature on December 31, 1998. In addition, the Company issued to the holders of the Series B Notes warrants to purchase an aggregate of 450,000 shares of Preferred Stock which, upon the consummation of the Offering, will be converted into warrants to purchase an aggregate of 300,003 shares of Common Stock at an exercise price of $3.00 per share. Purchasers of the Series B Notes and related warrants included: (i) Vertical Fund Associates, L.P., a principal shareholder of the Company; ($150,000 principal amount of the Series B Notes and warrants to purchase 50,000 shares of Common Stock); (ii) the Greenbaum Family Trust, of which Michael D. Greenbaum, a Director of the Company, is trustee ($250,000 principal amount of the Series B Notes and warrants to purchase 83,334 shares of Common Stock); (iii) Affinity Venture II, L.L.C., of which Gary A. Peterson, a Director of the Company, is a general partner ($100,000 principal amount of the Series B Notes and warrants to purchase 33,334 shares of Common Stock); (iv) PSF Healthcare Fund, L.P., of which Mr. Peterson is a general partner ($100,000 principal amount of the Series B Notes and warrants to purchase 33,334 shares of Common Stock); (v) D. Ronald Yagoda, the Company's Chairman and Chief Executive Officer ($150,000 principal amount of the Series B Notes and warrants to purchase 50,000 shares of Common Stock); (vi) the Kerry Zang and Virginia Zang Revocable Trust, of which Kerry Zang, a Director of the Company, is trustee ($75,000 principal amount of the Series B Notes and warrants to purchase 25,000 shares of Common Stock); and (vii) The Podiatric Physicians Profit Sharing Money Market Account, of which Kerry Zang, a Director of the Company, has an interest ($25,000 principal amount of the Series B Notes and warrants to purchase 8,334 shares of Common Stock).


     In May 1998, the Company sold for cash $200,000 principal amount of Series B Notes to D. Ronald Yagoda, the Company's Chairman and Chief Executive Officer. The note bears interest at a rate equal to 4% per annum in excess of the prime rate adjusted quarterly, and matures on April 30, 1999. No warrants were issued in connection with this note.


     In May 1997, the Company issued for cash 872,300 shares of Preferred Stock to 14 investors at a price of $2.00 per share. Each share of Preferred Stock is convertible into two-thirds of a share of Common Stock simultaneously with the payment to the Company of the purchase price of the Common Stock sold in this Offering. These purchasers included: (i) Gary A. Peterson, a Director of the Company who is deemed beneficial owner of stock held by Affinity Ventures, L.L.C. (200,000 shares of Preferred Stock); (ii) Michael D. Greenbaum, a Director of the Company who is deemed beneficial owner of stock held by The Greenbaum Family Trust (140,000 shares of Preferred Stock); (iii) Vertical Fund Associates, L.P., a principal shareholder of the Company (250,000 shares of Preferred Stock); and (iv) D. Ronald Yagoda, the Company's Chairman and Chief Executive Officer (25,000 shares of Preferred Stock).



     In March 1996, the Company sold for cash $90,000 principal amount of 14 1/2% subordinated promissory notes (the "Series A Notes") to three investors. In addition, the Company issued to the holders of the Series A Notes warrants to purchase, in the aggregate, 10,002 shares of the Company's Common Stock at an exercise price of $1.50 per share. The purchasers of the Series A Notes and holders of the related warrants included Mr. Greenbaum, a director of the Company ($30,000 principal amount of the Series A Notes and warrants to purchase 3,334 shares). In addition, during March 1996, the Company sold for cash a $50,000 principal amount subordinated promissory note with terms equivalent to the Series A Notes to Mr. Yagoda, the Company's Chairman and Chief Executive Officer. Mr. Yagoda was not issued warrants in connection with such transaction. The Company paid in full all amounts outstanding under these notes on March 31, 1997.


     The Company believes that the foregoing transactions were consummated on terms that would otherwise prevail in arms-length transactions.

     In the future, any transactions between the Company and its affiliated entities, executive officers, directors, or significant stockholders will require the approval of a majority of the independent directors of the Company and will be on terms that will be no less favorable to the Company than the Company could obtain from non-affiliated parties.

                          DESCRIPTION OF CAPITAL STOCK

     The following description of the Company's capital stock does not purport to be complete and is subject in all respects to applicable Arizona law and to the provisions of the Company's Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.


     Immediately following the completion of this Offering, the authorized capital stock of the Company will consist of 20,000,000 shares of Common Stock, no par value, and 5,000,000 shares of Preferred Stock, no par value. Immediately following the completion of this Offering, 5,523,365 shares of Common Stock will be issued and outstanding (assuming no exercise of outstanding options or warrants), and no shares of Preferred Stock will be issued and outstanding.


COMMON STOCK

     Holders of Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor. The Company does not anticipate paying cash dividends in the foreseeable future. In the event of liquidation, dissolution, or winding up of the Company, the holders of Common Stock are entitled to share ratably in any corporate assets remaining after payment of all debts, subject to any preferential rights of any outstanding Preferred Stock. See "Dividend Policy."


     Holders of Common Stock have no preemptive, conversion, or redemption rights and are not subject to further calls or assessments by the Company. All of the outstanding shares of Common Stock are, and the shares offered by the Company hereby will be, if issued, validly issued, fully paid, and nonassessable. As of the date of this Prospectus, there are 2,941,824 shares of Common Stock issued and outstanding.


PREFERRED STOCK

     Immediately following the completion of this Offering, the Board of Directors of the Company will have the authority, without further action by the Company's stockholders, to issue from time to time up to 5,000,000 shares of Preferred Stock in one or more series and to fix the number of shares, designations, voting powers, preferences, optional and other special rights, and the restrictions or qualifications thereof. The rights, preferences, privileges, and restrictions or qualifications of different series of Preferred Stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions, and other matters. The issuance of Preferred Stock could: (i) decrease the amount of earnings and assets available for distribution to holders of Common Stock; (ii) adversely affect the rights and powers, including voting rights, of holders of Common Stock; and (iii) have the effect of delaying, deferring, or preventing a change in control of the Company. The Company has no present plans to issue any shares of Preferred Stock.

WARRANTS AND STOCK OPTIONS


     As of July 17, 1998, the Company had outstanding warrants to purchase shares of its Preferred Stock which, upon the consummation of the Offering, will be converted into warrants to purchase 300,003 shares of Common Stock with an exercise price of $3.00. In addition, the Company had outstanding options to purchase an aggregate of 516,690 shares of its Common Stock with exercise prices ranging from $1.05 to $3.00. See "Management" and "Certain Relationships and Related Transactions."


REGISTRATION RIGHTS

     The holders of the Preferred Stock have been granted certain rights with respect to the registration under the Securities Act of the shares of Common Stock issued upon exercise of the Preferred Stock. Beginning 180 days after completion of this offering, the Company must, within 90 days of receipt of requests for registration from holders of at least 50% of the Preferred Stock, use its best efforts to effect the registration under the Securities Act of such securities. In addition, holders of the Preferred Stock have been granted

"piggy-back" rights to register their shares of converted Common Stock, subject to certain limitations, in connection with a registration initiated by the Company.


     Certain members of the Company's Scientific Advisory Board have been granted certain rights with respect to the registration under the Securities Act of the shares of Common Stock issuable upon exercise of options granted under their consulting agreements. These advisors have been granted rights to register the shares of Common Stock underlying their options in connection with a registration initiated by the Company. The Company anticipates that it will register such shares on a Form S-8 as soon as practicable after the closing of the Offering.


LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Amended and Restated Articles of Incorporation provide that, to the fullest extent permitted by Arizona law, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of such director's fiduciary duty, except for liability: (i) for any breach of the director's duty of loyalty to the Company or its stockholders;
(ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases; and (iv) for any transaction from which the director derives an improper benefit. The effect of the provision of the Company's Amended and Restated Articles of Incorporation is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior), except in the situations described in clauses (i) through (iv) above. This provision does not limit or eliminate the rights of the Company or any stockholder to seek nonmonetary relief such as an injunction or recision in the event of a breach of a director's duty of care. In addition, the Company's Amended and Restated Articles of Incorporation provides that the Company shall indemnify any person who is or was a director, officer, employee, or agent of the Company, or who is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation or entity, against expenses, liabilities, and losses incurred by any such person by reason of the fact that such person is or was acting in such capacity. The Company's Amended and Restated Articles of Incorporation also permits it to secure insurance on behalf of any director, officer, employee, or agent of the Company for any liability arising out of such person's actions in such capacity.

CERTAIN CHARTER AND BYLAW PROVISIONS

     The Company's Amended and Restated Articles of Incorporation and Amended and Restated Bylaws contain a number of provisions relating to corporate governance and the rights of stockholders. These provisions: (i) establish a classified Board of Directors; (ii) permit the removal of Directors only for cause and only by vote of stockholders owning a majority of the voting power of the Company; (iii) impose conditions on the ability of stockholders to nominate persons for the position of Director; and (iv) prohibit stockholders from calling special meetings.

     The Company believes that these provisions promote the stability and continuity of the Board of Directors of the Company and assure that stockholders will receive adequate notice of and an opportunity to consider actions by stockholders that could materially affect the Company. However, these provisions could have the effect of deterring unsolicited takeovers or delaying or preventing changes in control or management of the Company, including transactions in which stockholders might otherwise receive a premium for their shares over then-current market prices.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock of the Company is
               .

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of this Offering, the Company will have outstanding 5,523,365 shares of Common Stock (assuming the Underwriter's over-allotment is not exercised). These shares exclude 816,693 shares of Common Stock issuable upon exercise of currently outstanding options and warrants. The Company has an additional 239,327 shares of Common Stock available for grant under its existing option plans. Of the outstanding shares, the 2,000,000 shares of Common Stock sold in the Offering, plus any additional shares sold upon exercise of the Underwriters' over-allotment option, will be freely tradeable without restriction under the Securities Act (except for any shares purchased by an "affiliate" of the Company as that term is defined in the Securities Act, which will be subject to the limitations of Rule 144 adopted under the Securities
Act). Commencing 90 days following the date of this Prospectus, 3,411,359 shares of Common Stock held by existing stockholders will become eligible for sale under Rule 144, subject to compliance with the requirements of such rule. However, directors, officers and certain shareholders of the Company owning a total of 2,816,009 shares of Common Stock and outstanding warrants to purchase 546,009 shares of Common Stock have agreed with the Underwriters that, except in certain circumstances, they will not issue, offer to sell, sell, contract to sell, or otherwise dispose of any shares of Common Stock or other securities of the Company for a period of 180 days after the date of this Prospectus without the prior written consent of the Representative. Upon the expiration of such 180-day period, these securities will become eligible for sale under Rule 144, subject to compliance with the volume limitations and other requirements of Rule 144.



     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned "restricted" shares for at least one year, including persons who may be deemed "affiliates" of the Company, as that term is defined under Rule 144, would be entitled to sell (in accordance with the provisions specified in the rule) within any three-month period a number of shares that does not exceed the greater of (i) one percent of the then outstanding shares of the Company's Common Stock (approximately 55,234 shares immediately following the offering assuming no exercise of the Underwriters' over-allotment option) or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales pursuant to Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of current public information about the Company. An "affiliate" of the Company may sell securities that are not "restricted" without regard to the period of beneficial ownership but subject to the volume limitations described above and other conditions of Rule 144. A person (or persons whose shares are aggregated) who is not deemed an "affiliate" of the Company (and has not been at any time during the three months immediately preceding the sale) and who has beneficially owned his or her shares for at least two years would be entitled to sell such shares under Rule 144(k) without regard to the volume limitations described above, manner of sale provisions, notice requirements, or availability of public information.



     Prior to this Offering, there has been no public market for the Company's Common Stock and no prediction can be made of the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of the Common Stock in the public market could adversely affect prevailing market conditions and could impair the Company's future ability to raise capital through the sale of its equity securities. See "Risk Factors -- Shares Eligible for Future Sale."

                                  UNDERWRITING


     The Underwriters named below (the "Underwriters"), for whom Cruttenden Roth Incorporated ("Cruttenden Roth") and Josephthal & Co. Inc. are acting as Representatives (the "Representatives"), have severally agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company the number of shares of Common Stock indicated below opposite their respective names at the public offering price less underwriting discounts and commissions set forth on the cover page of this Prospectus. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions, and that the Underwriters are committed to purchase all of such shares (other than those covered by the over-allotment options described below), if any such shares are purchased.



                        UNDERWRITER                           PARTICIPATION
                        -----------                           -------------
Cruttenden Roth Incorporated................................
Josephthal & Co. Inc........................................
                                                                ---------
          Total.............................................    2,000,000
                                                                =========



     The Company has been advised by the Representatives that the Underwriters propose to offer the shares of Common Stock to the public at the public offering price reflected on the cover page of this Prospectus and to selected securities
dealers at such price less a concession not exceeding $     per share. The
Underwriters may allow, and such dealers may reallow, a concession not exceeding
$     per share to other dealers. After the public offering of the shares of
Common Stock, the public offering price and other offering terms may be changed. No change in such terms shall change the amount of proceeds to be received by the Company as set forth on the cover page of this Prospectus.



     The Company has granted the Underwriters an over-allotment option, exercisable during the 45-day period after the date of this Prospectus, to purchase up to 300,000 additional shares of Common Stock at the public offering price set forth on the cover page of this Prospectus less the underwriting discounts and commissions. The Underwriters may exercise the option only to cover over-allotments in the sale of the Common Stock offered hereby. If the Underwriters exercise the over-allotment option, each Underwriter will purchase additional shares from the Selling Shareholders in approximately the same proportion as the shares set forth in the table above.



     In connection with the Offering, the Company has agreed to issue the Representatives a warrant to purchase up to 200,000 shares of Common Stock (the "Representatives' Warrant"). The Representatives' Warrant will have a term of five years, and will be exercisable commencing one year after the effective date of this Offering, at an exercise price per share of 120% of the initial price of the Common Stock being offered hereby to the public. The Representatives' Warrant is not transferable except to (i) officers of the Representatives, (ii) general partnerships, the general partners of which are the Representatives and one or more persons, each of whom on the date of transfer is an officer of the Representatives, (iii) a successor to the Representatives in any merger or consolidation or a purchase of all or substantially all of the Representatives' assets, (iv) any person receiving the Warrant from any of the persons listed in
(i)-(iii), upon such persons death, by will, trust or intestate succession or
(v) after one year from the effective date of this Prospectus, any person receiving the Warrant from the persons listed in (i)-(iv). During the exercise period, the holders of the Warrant are entitled to certain demand and incidental registration rights which will expire five years after the date of this Prospectus and which may require the Company to register for public resale the shares of Common Stock issuable under the Warrant. The number of shares covered by the Warrant and the exercise price thereof are subject to adjustment in certain events to prevent dilution. Any profit realized by the Representatives on the sale of securities issuable upon exercise of the Warrant may be deemed to be additional underwriting compensation.


     The Company has also agreed to pay the Representatives a non-accountable expense allowance equal to 3% of the aggregate public offering price of the shares of Common Stock sold in the Offering. The Representatives expenses in excess of the non-accountable expense allowance, including its legal expenses, will be borne by the Representatives. To the extent that the expenses of the Representative are less than the non-accountable expense allowance, the excess shall be deemed to be compensation to the Representatives.

     In addition, the Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute in certain events to any liabilities incurred by the Underwriters in connection with the sale of shares of Common Stock.

     Prior to this Offering, there has been no public market for the Common Stock and there can be no assurance that a regular trading market will develop upon the completion of this Offering. The public offering price has been determined by arms-length negotiations between the Company and the Representatives and will not necessarily bear any relationship to assets, book value, earnings history or other investment criteria. The primary factors considered in determining such offering price included the history of and prospects for the industry in which the Company competes, market valuation of comparable companies, market conditions for public offerings, the history of and prospects for the Company's business, the Company's past and present operations and earnings and the trend of such earnings, the prospects for future earnings of the Company, the Company's current financial position, an assessment of the Company's management, the general condition of the securities markets, the demand for similar securities of comparable companies and other relevant factors. There can be no assurance, however, that the prices at which the Common Stock will trade in the public market following the Offering will not be lower than the initial public offering price.

     The Representatives have informed the Company that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

     In connection with the offering, certain Underwriters and selling group members and their respective affiliates may overallot or engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Such transactions may include stabilization transactions effected in accordance with the Securities Exchange Act of 1934 pursuant to which such persons may bid for or purchase Common Stock for the purpose of stabilizing its market price. The Underwriters also may create a short position for the account of the Underwriters by selling more Common Stock in connection with the offering than they are committed to purchase from the Company, and in such case may purchase Common Stock in the open market following completion of the offering to cover all or a portion of such shares of Common Stock or may exercise the Underwriter's over-allotment option referred to above. In addition, the Representatives, on behalf of the Underwriters, may impose "penalty bids" under contractual arrangements with the Underwriters whereby they may reclaim from an Underwriter (or dealers participating in he offering), for the account of the other Underwriters, the selling concession with respect to Common Stock that is distributed in the offering but subsequently purchased for the account of the Underwriters in stabilization or syndicate covering transactions or otherwise. Any of these activities may stabilize or maintain the price of the Common Stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and if they are undertaken they may be discontinued at any time.

     The foregoing sets forth the material terms and conditions of the Underwriting Agreement but does not purport to be a complete statement of the terms and conditions thereof. Copies of the Underwriting Agreement are on file at the offices of the Representative, the Company and the SEC. See "Additional Information."

                                 LEGAL MATTERS

     The validity of the shares offered hereby is being passed upon for the Company by Snell & Wilmer L.L.P., Phoenix, Arizona. Certain legal matters will be passed upon for the Underwriters by Brobeck, Phleger & Harrison LLP, San Diego, California.

                                    EXPERTS

     The Financial Statements of Orthopaedic Biosystems Ltd., Inc. at December 31, 1997 and for the year then ended, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 1 to the financial statements), appearing elsewhere herein, and is included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The statement of operations, shareholders' equity and cash flows for the period ended December 31, 1996 included in this Prospectus, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.


     The statements in this Prospectus under the captions "Risk
Factors -- Reliance on and Uncertainty Relating to Patents and Proprietary Technology; Risk of Infringement" and "Business -- Patents and Proprietary Rights" have been reviewed and approved by Snell & Wilmer L.L.P., patent counsel to the Company, as experts in such matters, and are included herein in reliance on such review and approval.


                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form SB-2 under the Securities Act of 1933 with respect to the Common Stock offered hereby. This Prospectus constitutes a part of the Registration Statement and does not contain all of the information set forth therein and in the exhibits thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to such Registration Statement and exhibits. Statements contained in this Prospectus as to the contents of any document are not necessarily complete and in each instance are qualified in their entirety by reference to the copy of the appropriate document filed with the Commission. The Registration Statement, including the exhibits thereto, may be examined without charge at the Commission's public reference facility at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, copies of all or any part of the Registration Statement, including such exhibits thereto, may be obtained from the Commission at its principal office in Washington, D.C., upon payment of the fees prescribed by the Commission. The Commission maintains a World Wide Web site (http://www.sec.gov) that contains reports, proxy statements, and other information regarding registrants, such as the Company, that file electronically with the Commission.

     The Registration Statement and the reports and other information to be filed by the Company following the offering in accordance with the Securities and Exchange Act of 1934, as amended, can be inspected and copied at the principal office of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549, and at the following regional offices of the Commission: 7 World Trade Center, New York, NY 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60601. Copies of such material may be obtained from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington D.C. 20549, upon payment of the fees prescribed by the Commission.

                         INDEX TO FINANCIAL STATEMENTS

                        ORTHOPAEDIC BIOSYSTEMS LTD. INC.


Report of Ernst & Young LLP, Independent Auditors...........  F-2
Report of Coopers & Lybrand L.L.P., Independent
  Accountants...............................................  F-3

Financial Statements

Balance Sheets as of December 31, 1997 and June 30, 1998
  (unaudited)...............................................  F-4
Statements of Operations for the years ended December 31,
  1996 and 1997, and the six months ended June 30, 1997
  (unaudited) and June 30, 1998 (unaudited).................  F-5
Statements of Shareholders' Equity for the years ended
  December 31, 1996 and 1997 and the six months ended June
  30, 1998 (unaudited)......................................  F-6
Statements of Cash Flows for the years ended December 31,
  1996 and 1997, and the six months ended June 30, 1997
  (unaudited) and June 30, 1998 (unaudited).................  F-7
Notes to the Financial Statements...........................  F-8

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Orthopaedic Biosystems Ltd., Inc.

     We have audited the accompanying balance sheet of Orthopaedic Biosystems Ltd., Inc. as of December 31, 1997, and the related statements of operations, shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Orthopaedic Biosystems Ltd., Inc. for the year ended December 31, 1996, were audited by other auditors whose report dated May 21, 1997, expressed an unqualified opinion on those statements.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the 1997 financial statements referred to above present fairly, in all material respects, the financial position of Orthopaedic Biosystems Ltd., Inc. at December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming Orthopaedic Biosystems Ltd., Inc. will continue as a going concern. As more fully described in Note 1, the Company has incurred recurring losses and has limited working capital. These conditions raise substantial doubt about the Company's ability to continue as a going concern (management's plans in regard to those matters are also described in Note 1). The financial statements do not include any adjustments to reflect the possible future effect on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the outcome of this uncertainty.

                                          ERNST & YOUNG LLP

Phoenix, Arizona

April 22, 1998, except for Note 14 as


to which the date is July   , 1998

--------------------------------------------------------------------------------


     The foregoing report is in the form that will be signed upon the completion of the restatement of the capital accounts described in Note 14 to the financial statements.



Phoenix, Arizona


July 17, 1998



                                          /s/ ERNST & YOUNG LLP

                       REPORT OF INDEPENDENT ACCOUNTANTS



     The following is the report we are prepared to issue upon effectiveness of the Registration Statement on Form SB-2 and completion of the related disclosures for the stock split described in Note 14 to the financial statements.



PRICEWATERHOUSECOOPERS LLP



Phoenix, Arizona


July 17, 1998



To the Board of Directors and Shareholders


Orthopaedic Biosystems Ltd., Inc.



     We have audited the statement of operations, shareholders' equity and cash flows of Orthopaedic Biosystems Ltd., Inc. for the year ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statement based on our audit.



     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of operations, shareholders' equity and cash flows are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of operations, shareholders' equity and cash flows. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement of operations, shareholders' equity and cash flows. We believe that our audit of the statement of operations, shareholders' equity and cash flows provides a reasonable basis for our opinion.



     In our opinion, the financial statements referred to above presents fairly, in all material respects, the results of operations and cash flows of Orthopaedic Biosystems Ltd., Inc. for the year ended December 31, 1996 in conformity with generally accepted accounting principles.



COOPERS & LYBRAND L.L.P.



Phoenix, Arizona


May 21, 1997,


except for Note 14,


Subsequent Events - Stock Split


as to which the date is                , 1998

                       ORTHOPAEDIC BIOSYSTEMS LTD., INC.

                                 BALANCE SHEETS


                                                              DECEMBER 31,     JUNE 30,
                                                                  1997           1998
                                                              ------------    -----------
                                                                              (UNAUDITED)
                                         ASSETS
Current assets:
  Cash......................................................  $   740,715     $    25,216
  Accounts receivable, net of allowance for bad debts and
     sales returns of $103,000 in 1997 and $107,000 in
     1998...................................................      368,856         496,961
  Inventories, net of inventory valuation allowance of
     $300,000 in 1997 and $346,000 in 1998..................      657,912         843,870
  Prepaid expenses and deposits.............................       38,605         226,372
                                                              -----------     -----------
     Total current assets...................................    1,806,088       1,592,419
Property and equipment, net.................................      250,206         375,864
Patent rights, net..........................................      196,316         197,533
Deposits and other assets...................................       30,961          27,681
                                                              -----------     -----------
          Total assets......................................  $ 2,283,571     $ 2,193,497
                                                              ===========     ===========
                          LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $   236,857     $   689,918
  Accrued expenses..........................................       72,664         206,281
  Advance payments from customer............................       95,500           3,000
  Related party notes, net of discount of $49,000 in 1997
     and $26,250 in 1998....................................      801,000       1,073,750
  Current portion of capital lease obligation...............       10,554          11,485
                                                              -----------     -----------
     Total current liabilities..............................    1,216,575       1,984,434
Capital lease obligation....................................       13,638           8,465
                                                              -----------     -----------
          Total liabilities.................................    1,230,213       1,992,899
Shareholders' equity:
  Class A convertible preferred stock -- no par value;
     3,000,000 shares authorized; 872,300 issued and
     outstanding............................................    1,713,464       1,713,464
  Common stock, no par value; 12,000,000 shares authorized;
     2,908,489 issued and outstanding in 1997 and 2,915,157
     issued and outstanding in 1998.........................    1,574,632       1,584,632
  Additional paid-in capital................................       82,590          96,590
  Accumulated deficit.......................................   (2,309,486)     (3,185,195)
  Unearned compensation.....................................       (7,842)         (8,893)
                                                              -----------     -----------
     Total shareholders' equity.............................    1,053,358         200,598
                                                              -----------     -----------
          Total liabilities and shareholders' equity........  $ 2,283,571     $ 2,193,497
                                                              ===========     ===========


                            See accompanying notes.

                       ORTHOPAEDIC BIOSYSTEMS LTD., INC.

                            STATEMENTS OF OPERATIONS


                                                YEAR ENDED                 SIX MONTHS ENDED
                                               DECEMBER 31,                    JUNE 30,
                                        --------------------------    --------------------------
                                           1996           1997           1997           1998
                                        -----------    -----------    -----------    -----------
                                                                             (UNAUDITED)
Net revenues..........................  $   782,835    $ 1,482,320    $   695,039    $ 1,207,559
Cost of revenues......................      486,325        824,715        339,684        538,476
                                        -----------    -----------    -----------    -----------
  Gross profit........................      296,510        657,605        355,355        669,083
Operating expenses:
  Research and development expenses...      152,005        272,960         91,055        182,863
  General and administrative
     expenses.........................      375,918        820,892        289,708        759,822
  Sales and marketing expenses........      263,685        979,675        429,101        528,870
                                        -----------    -----------    -----------    -----------
     Total operating expenses.........      791,608      2,073,527        809,864      1,471,555
                                        -----------    -----------    -----------    -----------
     Operating loss...................     (495,098)    (1,415,922)      (454,509)      (802,472)
Other income (expenses)
  Interest expense....................      (23,385)       (14,745)        (6,841)       (78,706)
  Interest income.....................           --         17,929          4,033          5,469
  Other...............................      300,565         27,199             --             --
                                        -----------    -----------    -----------    -----------
Other income (expense) net............      277,180         30,383         (2,808)       (73,237)
                                        -----------    -----------    -----------    -----------
Net loss..............................  $  (217,918)   $(1,385,539)   $  (457,317)   $  (875,709)
                                        ===========    ===========    ===========    ===========
Basic and diluted net loss per
  share...............................  $     (0.08)   $     (0.49)   $     (0.16)   $     (0.30)
                                        ===========    ===========    ===========    ===========
Weighted average shares outstanding...    2,727,513      2,802,590      2,775,912      2,909,852
                                        ===========    ===========    ===========    ===========


                            See accompanying notes.

                       ORTHOPAEDIC BIOSYSTEMS LTD., INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY


                              CLASS A CONVERTIBLE
                                PREFERRED STOCK         COMMON STOCK        ADDITIONAL
                              -------------------   ---------------------    PAID-IN     ACCUMULATED     UNEARNED
                              SHARES     AMOUNT      SHARES      AMOUNT      CAPITAL       DEFICIT     COMPENSATION      TOTAL
                              -------  ----------   ---------  ----------   ----------   -----------   ------------   -----------
BALANCE, DECEMBER 31,
  1995......................       --  $       --   2,725,353  $1,240,267    $    --     $  (706,029)    $    --      $   534,238
  Fair value of options
    granted for consulting
    services................       --          --          --          --     18,800              --      (6,020)          12,780
  Stock issued for product
    design work, $1.875 per
    share...................       --          --       4,462       8,365         --              --          --            8,365
  Stock issued for
    employment
    agency fees, $3.00 per
    share...................       --          --      10,000      30,000         --              --          --           30,000
  Net loss..................       --          --          --          --         --        (217,918)         --         (217,918)
                              -------  ----------   ---------  ----------    -------     -----------     -------      -----------
BALANCE, DECEMBER 31,
  1996......................       --          --   2,739,815   1,278,632     18,800        (923,947)     (6,020)         367,465
  Fair value of options
    granted for consulting
    services................       --          --          --          --     12,790              --      (7,842)           4,948
  Amortization of
    compensation............       --          --          --          --         --              --       6,020            6,020
  Fair value of warrants
    issued in connection
    with related party
    notes...................       --          --          --          --     51,000              --          --           51,000
  Issuance of common stock
    upon exercise of stock
    options.................       --          --      30,001      37,000         --              --          --           37,000
  Issuance of common stock
    upon exercise of
    warrants................       --          --     138,673     259,000         --              --          --          259,000
  Preferred stock issuances,
    less $31,136 expenses...  872,300   1,713,464          --          --         --              --          --        1,713,464
  Net loss..................       --          --          --          --         --      (1,385,539)         --       (1,385,539)
                              -------  ----------   ---------  ----------    -------     -----------     -------      -----------
BALANCE, DECEMBER 31,
  1997......................  872,300   1,713,464   2,908,489   1,574,632     82,590      (2,309,486)     (7,842)       1,053,358
  Fair value of options
    granted for consulting
    services (unaudited)....       --          --          --          --     11,000              --      (6,048)           4,952
  Fair value of warrants
    issued in connection
    with related party notes
    (unaudited).............       --          --          --          --      3,000              --          --            3,000
  Amortization of
    compensation
    (unaudited).............       --          --          --          --         --              --       4,997            4,997
  Issuance of common stock
    upon exercise of
    warrants................       --          --       6,668      10,000         --              --          --           10,000
  Net loss (unaudited)......       --          --          --          --         --        (875,709)         --         (875,709)
                              -------  ----------   ---------  ----------    -------     -----------     -------      -----------
BALANCE, JUNE 30, 1998
  (UNAUDITED)...............  872,300  $1,713,464   2,915,157  $1,584,632    $96,590     $(3,185,195)    $(8,893)     $   200,598
                              =======  ==========   =========  ==========    =======     ===========     =======      ===========


                            See accompanying notes.

                       ORTHOPAEDIC BIOSYSTEMS LTD., INC.

                            STATEMENTS OF CASH FLOWS


                                                                             SIX MONTHS ENDED
                                                YEAR ENDED DECEMBER 31,          JUNE 30,
                                                -----------------------   ----------------------
                                                  1996         1997          1997        1998
                                                ---------   -----------   ----------   ---------
                                                                               (UNAUDITED)
OPERATING ACTIVITIES
Net loss......................................  $(217,918)  $(1,385,539)  $ (457,317)  $(875,709)
Adjustments to reconcile net loss to net cash
  provided by (used in) operating activities:
  Depreciation and amortization...............     33,358        62,450       21,231      68,361
  Accretion of debt discount..................         --         2,000           --      25,750
  Services exchanged for common stock.........     38,365            --           --          --
  Services exchanged for common stock
     options..................................     12,780         4,948        2,893       4,952
  Inventory valuation allowance...............    125,000       217,812      108,906      72,870
  Provision for bad debts and sales returns...     22,000        62,788       31,394      48,115
  Amortization of unearned compensation.......         --         6,020        1,393       4,997
  Changes in operating assets and liabilities,
     net:
     Accounts receivable......................    (14,647)     (319,685)    (141,701)   (176,220)
     Inventories..............................    (86,465)     (419,312)    (276,685)   (258,828)
     Prepaid expenses.........................    (18,508)      (12,475)     (64,957)   (187,767)
     Deposits.................................         --       (23,890)     (22,587)         --
     Accounts payable.........................    125,211      (105,161)       9,405     453,061
     Accrued expenses.........................     17,798        48,867       55,687     133,617
     Advance payments from customer...........    200,000      (104,500)    (132,957)    (92,500)
                                                ---------   -----------   ----------   ---------
Net cash provided by (used in) operating
  activities..................................    236,974    (1,965,677)    (865,295)   (779,301)
CASH FLOWS FROM INVESTING ACTIVITIES
Equipment and leasehold improvements
  purchased...................................     (4,991)     (228,728)     (60,729)   (182,414)
Investment in patent rights...................    (45,497)      (38,389)     (31,510)     (9,542)
                                                ---------   -----------   ----------   ---------
Net cash used in investing activities.........    (50,488)     (267,117)     (92,239)   (191,956)
FINANCING ACTIVITIES
Borrowings on bank line of credit.............     65,000            --           --          --
Payments on bank line of credit...............         --      (135,000)    (135,000)         --
Proceeds from related party notes.............    140,000       850,000           --     250,000
Payments on related party notes...............         --      (140,000)    (140,000)         --
Payments on capital lease obligations.........         --        (8,686)      (5,280)     (4,242)
Net proceeds from issuance of preferred
  stock.......................................         --     1,713,464    1,715,912          --
Net proceeds from issuance of common stock....         --       296,000      135,750      10,000
                                                ---------   -----------   ----------   ---------
Net cash provided by financing activities.....    205,000     2,575,778    1,571,382     255,758
                                                ---------   -----------   ----------   ---------
Net increase (decrease) in cash...............    391,486       342,984      613,848    (715,499)
Cash, beginning of period.....................      6,245       397,731      397,731     740,715
                                                ---------   -----------   ----------   ---------
Cash, end of period...........................  $ 397,731   $   740,715   $1,011,579   $  25,216
                                                =========   ===========   ==========   =========
SUPPLEMENTAL CASH FLOW INFORMATION
  Cash paid for interest......................  $   7,338   $    25,406   $   22,888   $   1,039
  Noncash financing activities:
     Services exchanged for common stock......     38,365            --           --          --
     Services exchanged for common stock
       options................................     12,780         4,948        2,893       4,952
     Capital lease obligation entered into....         --        32,878       32,878          --
     Warrants issued for related party
       notes..................................         --        51,000           --       3,000


                            See accompanying notes.

                       ORTHOPAEDIC BIOSYSTEMS LTD., INC.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

 (THE INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)


1.  DESCRIPTION OF BUSINESS


     Orthopaedic Biosystems Ltd., Inc. (the "Company") was incorporated on February 1, 1994, and at that date the net assets of Orthopaedic Biosystems Ltd. (the "Partnership") were transferred to the Company in exchange for 2,000,000 shares of common stock. The Company designs, develops, and manufactures innovative medical devices that are primarily used in orthopaedic surgery for sports medicine and arthroscopy. The principal markets for these devices are medical equipment distributors and hospitals located within the United States. The Company contracts its manufacturing with various independent entities.


     These financial statements have been prepared assuming the Company will continue as a going concern. The Company has suffered losses from operations and had limited working capital as of December 31, 1997. Management is continuing to develop products and to market existing products. The Company plans to generate a higher level of sales in 1998 while controlling costs. Additionally, principal officers and shareholders have previously provided loans and contributed capital to the Company when working capital requirements necessitated it. In addition, the Company has plans to raise capital through equity offerings. The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

2.  SIGNIFICANT ACCOUNTING POLICIES

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Interim Financial Information


     The financial statements for the six months ended June 30, 1997 and 1998 are unaudited but include all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for a fair presentation of financial position, results of operations and cash flows. Operating results for the six months ended June 30, 1998 are not necessarily indicative of the results that may be expected for any future periods.


  Cash

     For purposes of the statements of cash flows, the Company considers all cash and highly liquid investments with an original maturity of three months or less to be cash equivalents.

  Inventories

     Inventories consist of finished medical devices, supplies, and related implements and are stated at the lower of first-in, first-out cost or market. The Company provides inventory allowances for excess and obsolete inventory as well as lower of cost or market.

  Property and Equipment

     Property and equipment are recorded at cost and depreciated on a straight-line basis over useful lives ranging from three to ten years. Assets purchased under capital leases are depreciated over the lesser of their estimated useful lives or the term of the lease.

                       ORTHOPAEDIC BIOSYSTEMS LTD., INC.

                               DECEMBER 31, 1997

 (THE INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)


  Intangible Assets

     Patent costs are recorded at cost and are amortized using the straight-line method over their useful lives of fifteen years. The carrying value of intangible assets is periodically reviewed by the Company based on expected future undiscounted operating cash flows.

  Revenue Recognition

     Revenue is recognized at the time of shipment, including sales made to distributors under agreements that allow limited right of return. An allowance is recorded monthly based on sales and estimated returns.

  Research and Development

     Substantially all research and development expenditures relate to the development and improvement of the Company's line of orthopaedic fixation devices. Research and development costs consist of salaries, consultants, supplies, and lab and prototype expense, which are expensed as incurred.

  Income Taxes

     Income taxes are accounted for by the asset/liability approach in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Deferred taxes represent the expected future tax consequences when the reported amounts of assets and liabilities are recovered or paid. They arise from differences between the financial reporting and tax bases of assets and liabilities and are adjusted for changes in tax laws and tax rates when those changes are enacted.

  Stock Based Compensation

     The Company grants stock options for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at date of grant. The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation," and accordingly, recognizes no compensation expense for the employee stock option grants. Stock option grants to nonemployees are charged to expense based upon the fair value of the options granted.

  Advertising Costs


     All advertising costs are expensed when incurred. Advertising expenses were $2,529, $12,027, $10,105, and $5,619 for the years ended December 31, 1996 and
1997 and the six months ended June 30, 1997 and 1998, respectively.


  Net Loss Per Share

     The Company computes net loss per share in accordance with Financial Accounting Standards No. 128, "Earnings Per Share." Basic net loss per share excludes any dilutive effects of options, warrants and convertible securities and common shares outstanding during each period. Dilutive net loss per share includes the dilutive effects of common share equivalents outstanding during the year. Common share equivalents which were antidilutive were not included in the computation of net loss per share. For the periods presented, because the Company had operated at a loss, basic and diluted net loss per share are identical.


     The Company had options to purchase 399,011, 386,018, 404,013 and 543,357 shares of common stock outstanding at December 31, 1996 and 1997 and June 30, 1997 and 1998, and warrants to purchase 156,676, 6,668, and 96,674 shares of common stock outstanding at December 31, 1996 and 1997 and June 30, 1997,

                       ORTHOPAEDIC BIOSYSTEMS LTD., INC.

                               DECEMBER 31, 1997

 (THE INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)



respectively. Warrants to purchase Class A Convertible Preferred Stock were 425,000 and 450,000 at December 31, 1997 and June 30, 1998, respectively. Upon the consummation of the Company's initial public offering, warrants to purchase Class A Convertible Preferred Stock will be converted to warrants to purchase Common Stock at a ratio of two common shares to three preferred shares. While such options and warrants could potentially dilute future earnings per share, none represented dilutive securities for the periods presented given that the Company had net losses. Preferred shares convertible to 581,541 shares of common stock outstanding at December 31, 1997 and June 30, 1998 were not included in the computation of diluted earnings per share because their inclusion would be antidilutive.


  Impact of Recently Issued Accounting Standards

     SFAS No. 130 "Reporting Comprehensive Income" (SFAS No. 130), issued by the FASB in June 1997, is effective for periods beginning after December 15, 1997. Under the new requirements for calculating income, this statement requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. The impact of SFAS No. 130 on the calculation of comprehensive income for these periods was not material.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS No. 131). SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS No. 131 is effective for financial statements for fiscal years beginning after December 15, 1997. The adoption of SFAS No. 131 did not have an impact on the Company's results of operations, financial position or cash flows.

  Reclassification

     Certain prior year balances have been reclassified to conform to the current year presentation.

3.  CONCENTRATIONS OF CREDIT RISK

     The Company has no significant off-balance sheet concentrations of credit risk such as foreign exchange contracts, option contracts, or other foreign hedging arrangements. The Company maintains the majority of its cash balances with one financial institution in the form of demand deposits.


     The Company performs ongoing credit evaluations of its customers' financial condition and generally does not require collateral. The Company maintains reserves for estimated credit losses. Its accounts receivable balances are primarily domestic. In 1996, no single customer accounted for 10 percent or more of total revenue. During the year ended December 31, 1997 and the six months ended June 30, 1998, one customer accounted for 20.9% and 12.5% of revenues, respectively.

                       ORTHOPAEDIC BIOSYSTEMS LTD., INC.

                               DECEMBER 31, 1997

 (THE INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)


4.  PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:


                                                       DECEMBER 31,    JUNE 30,
                                                           1997          1998
                                                       ------------    --------
Computers and equipment..............................    $107,158      $138,713
Instrumentation......................................      75,521       184,401
Furniture............................................      45,748        46,938
Leasehold improvements...............................      63,158        63,158
Equipment under capital lease........................      32,878        32,878
Purchased software...................................       7,862        35,977
Other................................................       6,841        19,516
                                                         --------      --------
                                                          339,166       521,581
Less accumulated depreciation........................      88,960       145,717
                                                         --------      --------
                                                         $250,206      $375,864
                                                         ========      ========


5.  PATENT RIGHTS

     The Company acquired various patents and systems with a net book value of $140,337 from the Partnership, for the design and manufacture of orthopaedic fixation devices. Subsequent to February 1, 1994, the Company capitalized costs consisting of legal fees and other costs to maintain the rights to the domestic patents and costs associated with the application for international patent rights. Patent rights consist of the following:


                                                       DECEMBER 31,    JUNE 30,
                                                           1997          1998
                                                       ------------    --------
Cost of patents and systems..........................    $249,720      $259,261
Less amortization....................................      53,404        61,728
                                                         --------      --------
                                                         $196,316      $197,533
                                                         ========      ========


6.  DEBT

  Related Party Notes

     During 1996, the Company received loans totaling $140,000 from three shareholders including the Company's chief executive officer. Principal and interest bearing a rate of 14 1/2 percent were paid in full during 1997.


     During 1997, the Company received loans totaling $850,000 from three directors/shareholders, and two additional shareholders, including the Company's chief executive officer. Principal and interest at prime plus two percent are due and payable on December 31, 1998. At December 31, 1997, the interest rate was 10.5%. Warrants were issued to purchase 283,336 shares of the Company's Class A Convertible Preferred Stock at an exercise price of $3.00 per share in conjunction with the notes (see Note 10). The warrants expire on December 31, 2002. Interest expense related to these notes was $5,385 for the year ended December 31, 1997.



     On January 20, 1998, the Company received a loan in the amount of $50,000 from a shareholder. Principal and interest at prime plus two percent are due and payable on December 31, 1998. At December 31, 1997, the interest rate was 10.5%. Warrants were issued to purchase 16,667 shares of the Company's Class A Convertible Preferred Stock at an exercise price of $3.00 per share in conjunction with the note. The warrants expire on December 31, 2002.

                       ORTHOPAEDIC BIOSYSTEMS LTD., INC.

                               DECEMBER 31, 1997

 (THE INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)


     On May 4, 1998, the Company received $200,000 from the Chief Executive Officer in exchange for a note payable bearing interest at the prime rate of interest plus four percent which is due April 30, 1999.


     On July 2, 1998, the Company received $100,000 from a shareholder in exchange for a note payable bearing interest at the prime rate of interest plus four percent which is due June 30, 1999.


  Bank Line of Credit

     At December 31, 1996, the Company had available a $150,000 revolving line of credit with a bank. This bank line of credit was collateralized by two certificates of deposit owned by the Company's chief executive officer and a principal shareholder and accrued interest at the current yield paid on 60 day certificates of deposit plus 4.64 percent. The line was paid off on January 3, 1997 and was closed January 10, 1997. The Company has not renewed the line of credit.

7.  OTHER INCOME


     On August 22, 1996, the Company entered into an agreement with Mentor Urology Corporation ("Mentor"), a Delaware corporation. Under terms of the agreement, Mentor paid the Company $300,000 during the year ended December 31, 1996 for the exclusive marketing and distribution rights of the 4.0 mm PeBA(R) C anchor for urology applications both in the United States and in defined foreign markets for an initial term of seven years. These amounts are nonrefundable and have been included in the financial statements as other income.



     Also under terms of the agreement, Mentor has agreed to purchase, as a condition of preserving its exclusive distribution rights under the agreement, a contractually defined number of anchors during each specified computational period. Mentor paid the Company $200,000 in December 1996 for advance purchases of inventory. The entire amount was carried as an advanced payment from customer at December 31, 1996 and recognized as revenue during 1997. The $95,500 and $3,000 in advance payments from customer at December 31, 1997 and June 30, 1998, respectively, are related to another customer of the Company whereby the Company received $100,000 in advances against future purchases in 1997 and subsequently recognized revenue in 1998.


8.  CAPITAL LEASES

     The Company leases equipment under a noncancelable capital lease obligation. Accordingly, the fair value of the equipment has been capitalized and the related obligation recorded. The average implicit rate on the lease was
14.1 percent at December 31, 1997. Interest is charged to expense at a level rate applied to declining principal over the period of the obligation.

     Future minimum lease payments under the capital lease as of December 31, 1997 are as follows:

1998........................................................    $13,873
1999........................................................     13,873
2000........................................................      1,157
                                                                -------
Total minimum lease payments................................     28,903
Less amount representing interest...........................      4,711
                                                                -------
Obligations under capital leases............................     24,192
Less current portion........................................     10,554
                                                                -------
Obligations under capital leases noncurrent.................    $13,638
                                                                =======

                       ORTHOPAEDIC BIOSYSTEMS LTD., INC.

                               DECEMBER 31, 1997
 (THE INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)


     Interest expense on the outstanding obligations under such leases was $4,031 for the year ended December 31, 1997, and $1,882 for the six months ended June 30, 1998.


9.  STOCK OPTION PLAN

     The Company's Board of Directors granted options for directors, officers, scientific advisory board members, and employees of the Company or of any affiliate thereof, entitling the holders to purchase shares of common stock. Options generally vest and become exercisable over a period of three years. Options expire over a four to five year period from the date of issuance.


     Option activity during the years ended December 31, 1996 and 1997 and the six months ended June 30, 1998 (after giving effect to the two-for-three reverse stock split discussed in Note 14) is as follows:





                                                            NUMBER OF        PRICE
                                                             SHARES          RANGE
                                                            ---------    -------------
Outstanding at January 1, 1996............................    315,675    $1.05 - $1.88
  Granted, employees......................................     96,668     1.88 -  3.00
  Granted, advisory board.................................     40,002     1.88 -  3.00
  Forfeited...............................................    (53,334)    1.88
                                                            ---------    -------------
Outstanding at December 31, 1996..........................    399,011     1.05 -  3.00
  Granted, employees......................................     35,004     3.00
  Granted, directors......................................     33,335     3.00
  Granted, advisory board.................................     71,339     3.00
  Exercised...............................................    (30,001)    1.05 -  1.88
  Forfeited...............................................   (122,670)    1.05 -  1.88
                                                            ---------    -------------
Outstanding at December 31, 1997..........................    386,018     1.05 -  3.00
  Granted, advisory board.................................     38,336     3.00
                                                            ---------    -------------
  Granted, directors......................................     23,334     3.00
  Forfeited...............................................    (65,005)    3.00
                                                            ---------    -------------
Outstanding at June 30, 1998..............................    382,683    $1.05 - $3.00
                                                            =========    =============
Exercisable at December 31, 1997..........................    299,000
                                                            =========
Exercisable at June 30, 1998..............................    315,683
                                                            =========
Weighted average exercise price of options outstanding....  $    2.17
                                                            =========
Weighted average remaining life of options outstanding in
  years...................................................       2.78
                                                            =========


     During the first quarter of 1998, the Company's Board of Directors adopted an incentive stock option plan (the "1998 Incentive Stock Option Plan") for employees of the Company, entitling the holders to purchase shares of common stock. Options generally vest and become exercisable over a period of four years. Options expire over an eight to ten year period from the date of issuance.

                       ORTHOPAEDIC BIOSYSTEMS LTD., INC.

                               DECEMBER 31, 1997
 (THE INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)


     Option activity under the 1998 Incentive Stock Option Plan during the six months ended June 30, 1998 (after giving effect to the two-for-three reverse stock split discussed in Note 14) is as follows:



                                                              NUMBER OF    PRICE
                                                               SHARES      RANGE
                                                              ---------    -----
Granted, employees..........................................   160,674     $3.00
                                                              --------     -----
Outstanding at June 30, 1998................................   160,674     $3.00
                                                              ========     =====
Exercisable at June 30, 1998................................    16,667
                                                              ========
Weighted average exercise price of options outstanding......  $   3.00
                                                              ========
Weighted average remaining life of options outstanding in
  years.....................................................      7.42
                                                              ========



     The Company has adopted the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123) for its transactions with non-employees. Accordingly, compensation cost has been recognized for the options granted to non-employees in exchange for consulting and advisory services. During 1996, 1997 and the six months ended June 30, 1998, the Company granted to non-employees options on 40,002, 71,339 and 38,336 shares, respectively. The weighted average grant date estimated fair value of these options was $18,800, $12,790, and $11,000 in 1996, 1997 and 1998, respectively.



     The Company has adopted the disclosure-only provisions of SFAS No. 123 for its transactions with employees. Accordingly, no compensation cost has been recognized for the options granted to employees under the stock option plan. Had the Company elected to adopt the recognition provision of SFAS No. 123, net loss would have been increased by $2,250, $35,000, $36,871, and $5,700 for the years ended December 31, 1996, and 1997, and during the six months ended June 30, 1997 and 1998, respectively. The Company further believes that, based on the models required to be used by SFAS No. 123, pro forma amounts derived under such methodologies would not be representative, if material, since such models are not designed for use on stock options of the type issued by the Company.



     The fair value of each option grant is estimated on the date of grant using the minimum value calculation prescribed by SFAS No. 123. The following assumptions were used for options granted during the years ended December 31, 1996, 1997 and the six months ended June 30, 1998: no dividends, risk-free interest rates ranging from 5.29 percent to 6.60 percent, and expected lives of three to five years.


10.  CAPITAL SHARES


     In June 1997, the Company completed a private placement of Series A Convertible Preferred Stock. The Company issued 872,300 shares at a price of $2.00 per share and received net proceeds of $1,713,464. There are no specified dividends on Series A Convertible Preferred Stock; however, holders are entitled to dividends declared on common stock on an as-converted basis. In the event of liquidation, the holders of Series A Convertible Preferred Stock shall be entitled to receive, prior and in preference to holders of common stock, an amount per share equal to $2.00 for each outstanding share.



     Each share of Series A Convertible Preferred Stock shall convert, automatically and without any action on the part of the holder, into two-thirds of a share of Common Stock (after giving effect to the two-for-three reverse stock split discussed in Note 14) simultaneously with the closing of the Company's first underwritten public offering yielding proceeds of $10.0 million at a price per share of at least $4.00. Holders of the Series A Convertible Preferred Stock may, at their option, convert any or all of the their preferred shares into common shares.

                       ORTHOPAEDIC BIOSYSTEMS LTD., INC.

                               DECEMBER 31, 1997
 (THE INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)


     In connection with loans made by shareholders and the Company's chief executive officer in 1997, warrants for 425,000 shares were issued. The warrants allow the holder the right to purchase one share of Class A Convertible Preferred Stock at a price of $2.00 per share. The warrants expire in 2002, if not earlier redeemed. The value of the warrants was computed to be $51,000. This amount is accounted for as a discount to the debt proceeds and is being amortized over the term of the related debt.



     In connection with a loan made by a shareholder in 1998, warrants to purchase 25,000 shares of Class A Convertible Preferred Stock at $2.00 per share were issued. The warrants expire in 2002, if not earlier redeemed. The value of the warrants was computed to be $3,000. This amount is accounted for as a discount to the debt proceeds and is being amortized over the term of the related debt.



     In connection with loans made by shareholders and the Company's chief executive officer in 1996, the Company issued warrants to purchase 10,002 common shares at $1.50 per share. The warrants have been exercised by June 30, 1998. The warrants were determined to have an immaterial value, and accordingly, no discount of debt was recorded.



     In connection with the Company's 1995 stock offering, warrants to purchase 146,674 common shares were issued. The warrants allow the holder the right to purchase shares at a price of $1.88 per share. Unexercised warrants to purchase 8,001 common shares were forfeited at December 31, 1997.



     Warrant activity during the years 1996 and 1997 and the six months ended June 30, 1998 is as follows:



                                         CLASS A CONVERTIBLE
                                           PREFERRED STOCK              COMMON STOCK
                                         --------------------    --------------------------
                                         NUMBER OF     PRICE     NUMBER OF        PRICE
                                           SHARES      RANGE      SHARES          RANGE
                                         ----------    ------    ---------    -------------
Outstanding at January 1, 1996.........        --         --      146,674     $1.88
  Granted..............................        --         --       10,002      1.50
                                          -------      -----     --------     -------------
Outstanding at December 31, 1996.......        --         --      156,676      1.50 - 1.88
  Granted..............................   425,000      $2.00           --          --
  Exercised............................        --         --     (138,673)     1.50 - 1.88
  Forfeited............................        --         --      (11,335)     1.88
                                          -------      -----     --------     -------------
Outstanding at December 31, 1997.......   425,000       2.00        6,668      1.50
  Granted..............................    25,000       2.00           --
  Exercised............................        --         --       (6,668)     1.50
                                          -------      -----     --------     -------------
Outstanding at June 30, 1998...........   450,000      $2.00           --          --
                                          =======                ========
Exercisable at December 31, 1997.......   425,000                   6,668
                                          =======                ========
Exercisable at June 30, 1998...........   450,000                      --
                                          =======                ========



     Upon consummation of the Company's initial public offering, warrants to purchase Class A Convertible Preferred Stock will be converted to warrants to purchase Common Stock at a ratio of two common shares to three preferred shares.


11.  401(k)

     In 1998, the Company adopted a 401(k) retirement savings plan (the Plan), effective April 1998. All of the Company's employees who have provided one year of service are eligible to participate and may elect to

                       ORTHOPAEDIC BIOSYSTEMS LTD., INC.

                               DECEMBER 31, 1997
 (THE INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)

contribute up to 15 percent of their annual compensation to the Plan. The Company may make discretionary matching contributions. The Company's matching contributions, if made, will vest over a four-year period.

12.  INCOME TAXES

     The Company has incurred losses since inception for both financial statement and income tax purposes, and accordingly, the income tax benefit has been offset fully by a valuation allowance. At December 31, 1997, the Company had federal and Arizona state tax net operating loss (NOL) carryovers of approximately $1,920,000. The federal NOLs expire in 2009 through 2011. The state NOLs expire in 1999 through 2001. Ownership changes as defined in the Internal Revenue Code may limit the amount of net operating loss and tax credit carryforwards that can be utilized to offset future taxable income or tax liability.

     The temporary differences between financial and income tax reporting that give rise to deferred income tax assets and valuation allowances are as follows:


                                                            DECEMBER 31,     JUNE 30,
                                                                1997           1998
                                                            ------------    -----------
Current deferred tax assets:
  Accounts receivable allowance...........................   $  41,000      $    43,000
  Inventory allowance.....................................     120,000          138,000
                                                             ---------      -----------
                                                               161,000          181,000
Noncurrent deferred tax assets:
  Net operating tax loss carryover........................     768,000        1,100,000
                                                             ---------      -----------
Total deferred tax assets.................................     929,000        1,281,000
Valuation allowance for deferred tax assets...............    (914,000)      (1,259,000)
                                                             ---------      -----------
Net deferred assets.......................................      15,000           22,000
Noncurrent deferred tax liability:
  Depreciation............................................      15,000           22,000
                                                             ---------      -----------
                                                                15,000           22,000
                                                             ---------      -----------
Net deferred tax..........................................   $      --      $        --
                                                             =========      ===========


13.  COMMITMENTS AND CONTINGENCIES

  Operating Leases

     The Company has entered into noncancelable operating lease agreements, primarily related to the rental of office space. As of December 31, 1997, future minimum lease payments required under such operating leases are as follows:

1998....................................................    $ 89,629
1999....................................................      89,629
2000....................................................      90,806
2001....................................................      93,160
2002....................................................      49,471
Thereafter..............................................          --
                                                            --------
                                                            $412,695
                                                            ========

                       ORTHOPAEDIC BIOSYSTEMS LTD., INC.

                               DECEMBER 31, 1997
 (THE INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)


     Rent expense for the years ended December 31, 1996 and 1997 and the six months ended June 30, 1998 was $33,680, $62,483, and $46,254, respectively.


  Employment Agreement


     The Company has entered into employment agreements with certain key employees. One such employment agreement provides for bonus payments or stock option grants upon the attainment of certain criteria, primarily related to sales. No bonuses were paid in 1997 under the agreement and the minimum sales threshold under which a bonus will be paid for 1998 is $6 million at which level bonuses start at 1/2 percent of sales and can be up to 1 1/2 percent of sales. Stock option grants under the agreement are at $3.00 per share and the number of shares, if any, to be granted are subject to minimum sales levels. In accordance with APB 25, the Company will record expense for the excess of the fair market value at the date of grant and $3.00 when the number of shares to be granted are known. Options on up to 150,000 shares could be granted through 2000 under the agreement.


14.  SUBSEQUENT EVENTS

  Capital Structure


     In July 1998, the Company obtained shareholder approval to file the Company's amended and restated articles of incorporation. The amendment authorizes the Company to issue 25,000,000 shares, of which 20,000,000 shares shall be common stock, no par value, and 5,000,000 shares shall be preferred stock, no par value.


  Stock Option Plans


     In July 1998, the Company obtained shareholder approval to adopt amendments to the 1998 Incentive Stock Option Plan and to adopt the 1998 Directors' Plan. The 1998 Incentive Stock Option Plan, as amended, authorizes up to 333,334 options to purchase shares of common stock and incorporates the options previously granted under the 1998 Incentive Stock Option Plan. The 1998 Directors' Plan authorizes up to 66,667 options to purchase shares of common stock to be granted.



  Stock Split



     The Company's board of directors authorized a two-for-three reverse stock split of the Company's common stock which was approved by the shareholders on
          , 1998. All share and per share amounts in the accompanying financial statements have been adjusted to reflect the split.

------------------------------------------------------
------------------------------------------------------

NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY OF THE UNDERWRITERS, OR ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL.
                         ------------------------------

                               TABLE OF CONTENTS

                                            PAGE
                                            ----
Prospectus Summary........................     4
Risk Factors..............................     7
Use of Proceeds...........................    19
Dividend Policy...........................    19
Capitalization............................    20
Dilution..................................    21
Selected Financial Data...................    22
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations..............................    23
Business..................................    28
Management................................    41
Principal Stockholders....................    48
Certain Relationships and Related
  Transactions............................    50
Description of Capital Stock..............    51
Shares Eligible for Future Sale...........    53
Underwriting..............................    54
Legal Matters.............................    55
Experts...................................    56
Additional Information....................    56
Index to Financial Statements.............   F-1
Report of Independent Auditors............   F-2
Financial Statements......................   F-4

UNTIL          , 1998 (25 CALENDAR DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATIONS OF THE DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR ALLOTMENTS OR SUBSCRIPTIONS.
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                2,000,000 SHARES


                    [ORTHOPAEDIC BIOSYSTEMS LTD, INC. LOGO]

                                  COMMON STOCK
                         ------------------------------
                                   PROSPECTUS
                         ------------------------------
                                CRUTTENDEN  ROTH
                            I N C O R P O R A T E D

                            JOSEPHTHAL  &  CO.  INC.
                                          , 1998
------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's Amended and Restated Articles of Incorporation eliminate personal liability of directors, to the Company or its shareholders, for monetary damages for breach of their fiduciary duty as a director except for liability for any of the following: (1) any breach of the director's duty of loyalty to the Company or its shareholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) authorizing the unlawful payment of a dividend or other distribution on the Company's capital stock or the unlawful purchase of its capital stock (4) any transaction from which the director derived an improper personal benefit or (5) a violation of Arizona Revised Statutes, Sections 10-860, 10-861, or 10-862. In addition, the Company's Amended and Restated Articles of Incorporation and its Amended and Restated Bylaws provide that the Company may indemnify any and all of its directors and officers, to the fullest extent permitted by the Arizona Revised Statutes, as the same exists or may be amended from time to time against claims and liabilities to which such persons may become subject. Arizona general corporation law provides that indemnification is permissible only when the director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. Arizona general corporation law also precludes indemnification in respect of any claim, issue or matter as to which an officer or director has been adjudged to be liable to the corporation.

     The Registrant has agreed to indemnify the Underwriters and their controlling persons and the Underwriters have agreed to indemnify the Registrant and its controlling persons, against certain liabilities including liabilities under the Securities Act. Reference is made to the Underwriting Agreement filed as part of Exhibit 1 hereto.

     For information regarding the Registrant's undertaking to submit to adjudication the issue of indemnification for violation of the securities laws, see Item 28 hereof.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Other expenses in connection with the issuance and distribution of the securities to be registered hereunder, all of which will be paid by the registrant, will be substantially as follows:


ITEM                                                              AMOUNT
------------------------------------------------------------    ----------
 SEC Registration Fee.......................................    $    5,937
*AMEX Filing Fee............................................    $   37,500
*Blue Sky Fees and Expenses (including legal fees)..........    $   15,000
*Accounting Fees and Expenses...............................    $  100,000
*Legal Fees and Expenses....................................    $  215,000
*Printing and Engraving.....................................    $  115,000
*Registrar and Transfer Agent's Fees........................    $    5,000
*Underwriters' Non-Accountable Expense Allowance............    $  450,000
*Miscellaneous Expenses.....................................    $   56,563
          Total.............................................    $1,000,000
                                                                ==========


---------------
* Estimated

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.


     During the preceding three years, the Company sold to accredited or sophisticated investors Common Stock for cash at the price and during the periods given: during the third quarter of 1996, 4,462 shares at an aggregate offering price of $8,365; and during the fourth quarter of 1996, 10,000 shares at an aggregate offering price of $30,000; during the first quarter of 1997, 20,668 shares at an aggregate offering price of $33,500; during the second quarter of 1997, 62,668 shares at an aggregate offering price of $115,000; during the fourth quarter of 1997, 85,338 shares at an aggregate offering price of $160,000; and during the second quarter of 1998, 6,668 shares at an aggregate offering price of $10,000.



     In May 1997, the Company issued for cash 872,300 shares of Class A Convertible Preferred Stock (the "Preferred Stock") to 14 accredited or sophisticated investors at an aggregate offering price of $1,744,600. All outstanding Preferred Stock is convertible into 581,541 shares of Common Stock.



     During the period July 1995 through June 1998, the Company granted to directors, executive officers, employees, advisors, and consultants 498,692 options to purchase Common Stock for an aggregate offering price of $1,368,500.



     In March 1996, the Company sold for cash $90,000 principal amount of 14 1/2% subordinated promissory notes (the "Series A Notes") to three accredited or sophisticated investors. In addition, the Company issued to the holders of the Series A Notes warrants to purchase, in the aggregate, 10,002 shares of the Company's Common Stock at an exercise price of $1.50 per share 3,334 of which were exercised during the second quarter of 1997 and 6,668 of which were exercised during the second quarter of 1998.



     In November 1997, December 1997, and January 1998, the Company sold for cash $900,000 principal amount of subordinated promissory notes (the "Series B Notes") to eight accredited or sophisticated investors. Each note bears an interest rate equal to 2% per annum in excess of the prime commercial lending rate adjusted quarterly. The Notes mature on December 31, 1998. In addition, the Company issued to the holders of the Series B Notes, warrants to purchase shares of Preferred Stock which will be converted into warrants to purchase 300,003 shares of Common Stock upon the consummation of this Offering at an exercise of $3.00 per share.



     In May and July 1998, the Company sold for cash $300,000 principal amount of Series B Notes. The notes bear interest at a rate equal to 4% per annum in excess of the prime rate adjusted quarterly, and mature one year from the date of issuance. No warrants were issued in connection with the notes.



     All information above reflects a two-for-three reverse stock split to be effected by the Company prior to the consummation of the Offering.


     Each transaction described above was deemed exempt from registration under the Securities Act pursuant to Section 4(2) of the Act regarding transactions not involving in any public offering.

ITEM 27.  EXHIBITS.


EXHIBIT
NUMBER                        DESCRIPTION OF EXHIBIT
-------                       ----------------------


 1        *Form of Underwriting Agreement by and between the
           Representatives and the Company
 3.1       Form of Amended and Restated Articles of Incorporation of
           the Company (to be filed prior to consummation of the
           Offering)
 3.2       Amended and Restated Bylaws of the Company
 4.1       Form of Amended and Restated Articles of Incorporation of
           the Company (filed as Exhibit 3.1)


 4.2      *Form of Common Stock certificate
 4.3       Form of Stock Purchase Warrant Certificate
 4.4 Agreement dated as of May 5, 1997, by and among the Company and certain investors in the Company regarding Registrations
           Rights


 5        *Opinion of Snell & Wilmer L.L.P. regarding the legality of the common stock being registered
10.1       Exclusive Marketing and Distribution Agreement, dated as of
           August 1, 1996, by and between the Company and Mentor
           Urology Corporation+
10.2       International Distribution Agreement, dated as of August 4,
           1997, between the Company and Mizuho Medical Co., Ltd.
10.3       Agreement dated as of January 1, 1998, by and between the
           Company and Imcor, Inc.+

EXHIBIT
NUMBER                        DESCRIPTION OF EXHIBIT
-------                       ----------------------
10.4       Form of Series B Promissory Note
10.5       Series B Promissory Note, dated May 4, 1998, by and between the Company and D. Ronald Yagoda
10.6       Employment Agreement by and between the Company and James W.
           Hart
10.7       Employment Agreement by and between the Company and D.
           Ronald Yagoda
10.8       Employment Agreement by and between the Company and Gary
           Scheel
10.9       Employment Agreement by and between the Company and Jeffry
           Skiba
10.10      1998 Stock Incentive Plan
10.11      1998 Director Option Plan
16         Letter on change in certifying accountant
23.1       Consent of PricewaterhouseCoopers LLP, independent
           accountants
23.2       Consent of Ernst & Young LLP, independent auditors


23.3      *Consent of Snell & Wilmer L.L.P. (included in Exhibit 5)
27         Financial data schedule
27.1       Financial data schedule


---------------
* To be filed by amendment.


+ Certain confidential portions of this Exhibit were omitted by means of redacting a portion of the text (the "Mark"). This Exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to the Company's Application Requesting Confidential Treatment under Rule 406 under the Securities Act.


ITEM 28.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denomination and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4), or 497(b) Under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on July 20, 1998.


                                          ORTHOPAEDIC BIOSYSTEMS LTD., INC.

                                          By:     /s/ D. RONALD YAGODA

                                            ------------------------------------
                                            D. Ronald Yagoda
                                            Chairman and Chief Executive Officer


     Each person whose signature appears below hereby constitutes and appoints
D. Ronald Yagoda and James W. Hart, and each of them, as his or her attorney-in-fact and agent, with the power of substitutions, for and in the name, place, and stead of the undersigned, to sign any and all amendments to this Registration Statement, and to file the same with exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


               NAME AND SIGNATURE                                  TITLE                      DATE
               ------------------                                  -----                      ----

              /s/ D. RONALD YAGODA                  Chairman, Chief Executive Officer     July 20, 1998
------------------------------------------------      (Principal executive officer)
                D. Ronald Yagoda

            /s/ JENNIFER L. GUELICH                 Vice President and Chief Financial    July 20, 1998
------------------------------------------------      Officer (Principal financial and
              Jennifer L. Guelich                     accounting officer)

                       *                            Director                              July 20, 1998
------------------------------------------------
                Steven P. Davis

                       *                            Director                              July 20, 1998
------------------------------------------------
              Michael D. Greenbaum

                       *                            Director                              July 20, 1998
------------------------------------------------
             Robert F. Lusch, Ph.D.

                       *                            Director                              July 20, 1998
------------------------------------------------
            Leslie S. Matthews, M.D.

                       *                            Director                              July 20, 1998
------------------------------------------------
                Gary A. Peterson

                       *                            Director                              July 20, 1998
------------------------------------------------
                Richard Previte

                       *                            Director                              July 20, 1998
------------------------------------------------
               Kerry Zang, D.P.M.

*By: /s/ D. RONALD YAGODA
------------------------------------------------
     D. Ronald Yagoda
     Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                        DESCRIPTION OF EXHIBIT
-------                       ----------------------


 1 *Form of Underwriting Agreement by and between the Representatives and the Company
 3.1 Form of Amended and Restated Articles of Incorporation of the Company (to be filed prior to consummation of the Offering)
 3.2       Amended and Restated Bylaws of the Company
 4.1 Form of Amended and Restated Articles of Incorporation of the Company (filed as Exhibit 3.1)


 4.2       *Form of Common Stock certificate
 4.3       Form of Stock Purchase Warrant Certificate
 4.4 Agreement dated as of May 5, 1997, by and among the Company and certain investors in the Company regarding Registrations
           Rights


 5         *Opinion of Snell & Wilmer L.L.P. regarding the legality of the common stock being registered
10.1       Exclusive Marketing and Distribution Agreement, dated as of
           August 1, 1996, by and between the Company and Mentor
           Urology Corporation+
10.2       International Distribution Agreement, dated as of August 4,
           1997, between the Company and Mizuho Medical Co., Ltd.
10.3       Agreement dated as of January 1, 1998, by and between the
           Company and Imcor, Inc.+
10.4       Form of Series B Promissory Note
10.5       Series B Promissory Note, dated May 4, 1998, by and between the Company and D. Ronald Yagoda
10.6       Employment Agreement by and between the Company and James W.
           Hart
10.7       Employment Agreement by and between the Company and D.
           Ronald Yagoda
10.8       Employment Agreement by and between the Company and Gary
           Scheel
10.9       Employment Agreement by and between the Company and Jeffry
           Skiba
10.10      1998 Stock Incentive Plan
10.11      1998 Director Option Plan
16         Letter on change in certifying accountant
23.1       Consent of PricewaterhouseCoopers LLP, independent
           accountants
23.2       Consent of Ernst & Young LLP, independent auditors


23.3       *Consent of Snell & Wilmer L.L.P. (included in Exhibit 5)
27         Financial data schedule
27.1       Financial data schedule


---------------
* To be filed by amendment.


+ Certain confidential portions of this Exhibit were omitted by means of redacting a portion of the text (the "Mark"). This Exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to the Company's Application Requesting Confidential Treatment under Rule 406 under the Securities Act.